QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.51

Published CUSIP Number: [            ]

CREDIT AGREEMENT

Dated as of October      2006

among

DOUGLAS EMMETT 2006, LLC,
as the Borrower,

BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender
and
L/C Issuer,

and

The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC,
as Sole Lead Arranger and Sole Book Manager

Bank of Montreal
as Co-Syndication Agent

Bayerische Landesbank
as Co-Syndication Agent

Wachovia Bank, N.A.
as Co-Syndication Agent

5.12	ERISA Compliance	71
5.13	Subsidiaries; Equity Interests; Organizational Structure	72
5.14	Margin Regulations; Investment Company Act	72
5.15	Disclosure	72
5.16	Compliance with Laws	72
5.17	Taxpayer Identification Number	73
5.18	No Bankruptcy Filing	73
5.19	Executive Offices; Places of Organization	73
5.20	Condemnation; Casualty	73
5.21	Utilities and Public Access; No Shared Facilities	73
5.22	Solvency	73
5.23	No Joint Assessment; Separate Lots	74
5.24	Security Interests and Liens	74
5.25	Leases	74
5.26	Physical Condition	75
5.27	Flood Zone	75
5.28	Management Agreement	75
5.29	Boundaries	75
5.30	Illegal Activity	76
5.31	Permitted Liens	76
5.32	Other Representations	76
ARTICLE VI. AFFIRMATIVE COVENANTS		76
6.01	Financial Statements	76
6.02	Certificates; Other Information	77
6.03	Notices	78
6.04	Left Blank	79
6.05	Preservation of Existence, Etc.
6.06	Maintenance of the Borrowing Base Properties; Alterations	79
6.07	Maintenance of Insurance; Real Estate Taxes and Other Changes	80
6.08	Compliance with Laws	80
6.09	Books and Records	81
6.10	Use of Proceeds	81
6.11	SNDAs	81
6.12	Management of the Borrowing Base Properties	81
6.13	Leases	82
6.14	Tenant Estoppel Agreements	82
6.15	Operating Plan and Budget	82
6.16	Operating Expenses	82
6.17	Environmental Matters	83
6.18	Additional Credit Facility Guarantors; Release of Credit Facility Guarantors	84
ARTICLE VII. NEGATIVE COVENANTS		85
7.01	Liens	85
7.02	Investments	86
7.03	Indebtedness	87
7.04	Fundamental Changes/Dispositions	88
7.05	ERISA	90
7.06	Restricted Payments	90
7.07	Change in Nature of Business; Existence	90
7.08	Transactions with Affiliates	90
7.09	Burdensome Agreements	90

7.10	Use of Proceeds	91
7.11	Leases	91
7.12	Property Management	92
7.13	Ground Lease	93
7.14	Zoning	94
7.15	No Joint Assessment; Separate Lots	95
7.16	Foreign Assets Control Regulations	95
7.17	Amendment of Contribution Agreement or Reimbursement Agreement	95
ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		95
8.01	Events of Default	95
8.02	Remedies Upon Event of Default	92
8.03	Application of Funds	98
ARTICLE IX. ADMINISTRATIVE AGENT		99
9.01	Appointment and Authority	99
9.02	Rights as a Lender	99
9.03	Exculpatory Provisions	99
9.04	Reliance by Administrative Agent	100
9.05	Delegation of Duties	100
9.06	Resignation of Administrative Agent	100
9.07	Non-Reliance on Administrative Agent and Other Lenders	101
9.08	No Other Duties, Etc.	102
9.09	Administrative Agent May File Proofs of Claim	102
9.10	Defaults	103
ARTICLE X. MISCELLANEOUS		105
10.01	Amendments, Etc.	105
10.02	Notices; Effectiveness; Electronic Communication	106
10.03	No Waiver; Cumulative Remedies	107
10.04	Expenses; Indemnity; Damage Waiver	108
10.05	Payments Set Aside	110
10.06	Successors and Assigns	110
10.07	Treatment of Certain Information; Confidentiality	114
10.08	Right of Setoff	114
10.09	Interest Rate Limitation	115
10.10	Counterparts; Integration; Effectiveness	115
10.11	Brokers	115
10.12	Survival of Representations and Warranties	115
10.13	Severability	116
10.14	Replacement of Lenders	116
10.15	Governing Law; Jurisdiction; Etc.	116
10.16	Waiver of Jury Trial; Judicial Reference	117
10.17	No Advisory or Fiduciary Responsibility	119
10.18	USA PATRIOT Act Notice	119
10.19	Time of the Essence	119
10.20	Limitation Of Liability	119
10.21	Cooperation with Syndication	121
10.22	Entire Agreement	122
10.23	Contribution Agreement and Reimbursement Agreement	122
SIGNATURES		S-1

SCHEDULES

1.01	Eligible Assignees
2.01	Commitments and Applicable Percentages
5.05	Existing Indebtedness
5.06	Litigation
5.08	Borrowing Base Properties; Credit Facility Guarantors; Allocated Loan Amounts; Property Managers of Borrowing Base Properties
5.09	Environmental Matters
5.13	Subsidiaries; Other Equity Investments; Equity Interests in the Borrower
5.25	Rent Rolls
7.01	Existing Liens
7.14	Conforming Uses of Borrowing Base Properties
10.02	Administrative Agent's Office; Certain Addresses for Notices

EXHIBITS

Form of
A	Committed Loan Notice
B	Swing Line Loan Notice
C(1)	Note (Committed Loan)
C(2)	Note (Swing Line)
D	Assignment and Assumption
E	Operating Partnership Guaranty
F	Credit Facility Guaranty
G	Contribution Agreement
H	Reimbursement Agreement
I	Deed of Trust
J	Opinion Matters
K	Leasing Information
L	Environmental Indemnity Agreement
M	General Assignment
N	Ground Lease Estoppel Agreement
O	Property Manager's Consent
P	SNDA
Q	Tenant Estoppel Agreement
R	Survey Certificate

CREDIT AGREEMENT

        This CREDIT AGREEMENT ("Agreement") is entered into as of 2006, among DOUGLAS EMMETT 2006, LLC, a Delaware limited liability company (the "Borrower"), each lender from time to time party hereto (collectively, the "Lenders" and individually, a "Lender"), BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, Bank of Montreal as Co-Syndication Agent, Bayerische Landesbank, as Co-Syndication Agent, and Wachovia Bank, N.A., as Co-Syndication Agent.

        The Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

        In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01    Defined Terms.    As used in this Agreement, the following terms shall have the meanings set forth below:

        "Additional Borrowing Base Property" means any Borrowing Base Property that is added pursuant to Section 2.16(a).

        "Administrative Agent" means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent appointed in accordance with Section 9.06.

        "Administrative Agent's Office" means the Administrative Agent's address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

        "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

        "Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

        "Aggregate Allocated Loan Amount" means the sum of the Allocated Loan Amounts for the Borrowing Base Properties.

        "Aggregate Commitments" means the Commitments of all the Lenders.

        "Agreement" means this Credit Agreement.

        "Allocated Loan Amount" means:

          (a)   Subject to adjustment as set forth in clause (c) or (d) below, the Allocated Loan Amount for each Initial Borrowing Base Property as of the Closing Date shall be the amount set forth for such Borrowing Base Property on Schedule 5.08 attached hereto;

          (b)   Subject to adjustment as set forth clause (c) or (d) below, the Allocated Loan Amount for any Additional Borrowing Base Property which is added pursuant to Section 2.16(a) shall be the amount determined by the Administrative Agent as of the time the applicable Nominated Property is to be included as an Additional Borrowing Base Property, equal to the lesser of (i) sixty-five percent (65%) of the Appraised Value of such Borrowing Base Property as determined in accordance with a current Appraisal pursuant to Section 2.16(a)(ii)(A), and (ii) the amount that, when added to the sum of the Allocated Loan Amounts for all of the other Borrowing Base

  Properties, would produce a Debt Service Coverage Ratio for all of the Borrowing Base Properties (including the Additional Borrowing Base Property) of 1.25:1.0 (subject, however, to the Borrower's right to withdraw the Nominated Property pursuant to Section 2.16(a)(iv) hereof);

          (c)   Subject to adjustment as set forth in clause (d) below, the Allocated Loan Amount for each Borrowing Base Property as of any extension of the Maturity Date pursuant to Section 2.14 hereof shall be the amount determined by the Administrative Agent in connection with such extension of the Maturity Date equal to the lesser of (i) sixty-five percent (65%) of the Appraised Value of such Borrowing Base Property as determined in accordance with the Appraisal obtained in connection with the such extension, and (ii) the amount described in the foregoing clause (i) for such Borrowing Base Property, multiplied by a fraction, the numerator of which is the principal amount that would produce a Debt Service Coverage Ratio for all of the Borrowing Base Properties of 1.25:1.00, and denominator of which is the sum of the amounts described in the foregoing clause (i) for all of the Borrowing Base Properties; and

          (d)   the Allocated Loan Amount of a Borrowing Base Property suffering a Casualty Event or a Taking shall be reduced by the amount of any Net Proceeds attributable to such Borrowing Base Property applied by the Administrative Agent in prepayment of the Outstanding Principal Amount pursuant to Section 2.05(e).

        "Annual Budget" shall have the meaning assigned to such term in Section 6.15.

        "Applicable Law" means any applicable statute, law (including Environmental Laws), regulation, ordinance, rule, judgment, rule of common law, order, decree, Government Approval, approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority with applicable jurisdiction, whether now or hereinafter in effect and, in each case, as amended (including any thereof pertaining to land use, zoning and building ordinances and codes).

        "Applicable Percentage" means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender's Commitment at such time. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

        "Applicable Rate" means a per annum rate equal to the applicable amount set forth in the grid below:

Total Outstandings of the Credit Facility	Eurodollar Rate Loans (Eurodollar Rate +) [basis points per annum]	Base Rate Loans (Federal Funds Rate +) [basis points per annum]	Letters of Credit [basis points per annum]
Less than or equal to the sum of $175,000,000 plus 45% of the Appraised Value of Additional Borrowing Base Properties	70	95	70
Greater than the sum of $175,000,000 plus 45% of the Appraised Value of Additional Borrowing Base Properties	80	105	80

        "Appraisal" means an appraisal of each Borrowing Base Property prepared by an Appraiser and complying in all respects with the standards for real estate appraisal established pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

        "Appraised Value" means, for any Borrowing Base Property, the appraised value indicated as such for that Borrowing Base Property reflected in the Appraisal thereof most recently delivered to and approved by the Administrative Agent pursuant to Section 4.01(a), Section 2.16(a)(ii)(A), or Section 2.14(a)(iv), as applicable.

        "Appraiser" means any "state certified general appraiser" as such term is defined and construed under applicable regulations and guidelines issued pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, which appraiser must have been licensed and certified by the applicable Governmental Authority having jurisdiction in the State of California, and which appraiser shall have been selected by the Administrative Agent.

        "Approved Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business (and which is not engaged in the business of acquiring direct or indirect ownership interests in commercial real estate projects) and that is administered or managed by (a) a Lender, or (b) a Person that meets the requirements in clauses (i), (ii), (iii) or (iv) of the definition of "Eligible Assignee."

        "Approved Lease" means (a) each existing Lease as of the Closing Date as set forth in the Leasing Affidavit, (b) each Lease of a Borrowing Base Property added pursuant to Section 2.16(a), and (c) each Lease entered into after the Closing Date in accordance with the terms and conditions contained in Section 7.11, as such leases and related documents shall be modified or amended as permitted pursuant to the terms of this Agreement.

        "Arranger" means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

        "Assignee Group" means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

        "Assignment and Assumption" means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

        "Attributable Indebtedness" means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

        "Availability Period" means the period from and including the Closing Date to the earliest of (a) the Maturity Date (as extended pursuant to Section 2.14, if applicable), (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

        "Bank of America" means Bank of America, N.A. and its successors.

        "Bankruptcy Code" means title 11 of the United States Code, as in effect from time to time.

        "Bankruptcy Party" means any of the Loan Parties, the REIT, or any Subsidiary of the REIT that hold a majority of the direct or indirect interests in any Loan Party or controls any Loan Party.

        "Base Rate" means for any day a fluctuating rate per annum equal the Federal Funds Rate plus twenty-five basis points (0.25%). Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate.

        "Base Rate Committed Loan" means a Committed Loan that is a Base Rate Loan.

        "Base Rate Loan" means a Loan that bears interest based on the Base Rate.

        "Borrower" has the meaning specified in the introductory paragraph hereto.

        "Borrower Materials" has the meaning specified in Section 6.02.

        "Borrowing" means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

        "Borrowing Base Property" means one of the properties which is identified on Schedule 5.08 or otherwise offered by the Borrower or a Credit Facility Guarantor (or a Controlled Subsidiary that will become a Credit Facility Guarantor pursuant to Section 6.18) and accepted as a new Borrowing Base Property pursuant to Section 2.16(a) (upon the satisfaction of the conditions set forth therein), together with all personal Property, contract rights, leases and other Collateral relating to such Property, unless and until such Property is excluded as a Borrowing Base Property pursuant to Section 2.16(b) or otherwise released as Collateral pursuant to Section 2.16(c) and (d).

        "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Applicable Laws of, or are in fact closed in, the state where the Administrative Agent's Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market; provided, however, if such day relates to any payment obligation of any Loan Party under the Loan Documents, the term Business Day shall exclude any day on which commercial banks are authorized to close under the Applicable Laws of, or are in fact closed in, the State of California.

        "Cash Collateralize" has the meaning specified in Section 2.03(g).

        "Casualty Event" means any loss of or damage to, any portion of any Borrowing Base Property by fire or other casualty.

        "Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

        "Change of Control" means an event or series of events by which:

          (a)   the Borrower or any Credit Facility Guarantor ceases to be a Controlled Subsidiary;

          (b)   the Operating Partnership ceases to be controlled directly or indirectly by the REIT or the REIT's interest in the Operating Partnership ceases to be its principal asset; or

          (c)   the Operating Partnership ceases to be the sole operating partnership of the REIT;

provided, however, that a Change of Control shall not occur, and nothing in this Agreement shall prohibit or restrict, any direct or indirect investment or co-investment of any kind by the Operating

Partnership in any Person (including, without limitation, any partnership or joint venture) as long as none of the events described in the foregoing clauses (a), (b) and (c) have occurred.

        "Closing Conditions Side Letter" means that certain letter executed by the Administrative Agent and acknowledged by the Borrower regarding the status of the satisfaction of the closing conditions in Section 4.01.

        "Closing Date" means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01, which shall be the date of this Agreement.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Collateral" means each Borrowing Base Property and all other Property interests, now owned or hereafter acquired, of any Loan Party in or upon which a Lien exists or has been granted in favor of the Administrative Agent on behalf of the Lenders hereunder or under the Collateral Documents.

        "Collateral Documents" means, collectively, (a) the Deeds of Trust, the General Assignments and all other security agreements, lease assignments and other similar agreements between any Loan Party and the Lenders or the Administrative Agent for the benefit of the Lenders now or hereafter delivered to the Lenders or the Administrative Agent pursuant to or in connection with the transactions contemplated hereby, (b) all financing statements (or comparable documents) now or hereafter filed in accordance with the UCC (or comparable law) against any Loan Party as debtor in favor of the Lenders or the Administrative Agent for the benefit of the Lenders as secured party, and (c) any other documents executed by any Loan Party at the request of Agent and upon the recommendation of Agent's counsel or local counsel in order to establish, perfect or protect any of the liens or security interests granted in the Deeds of Trust or any other Collateral Document.

        "Commitment" means, as to each Lender, its obligation to (a) make Committed Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or acquires the interest of another Lender pursuant to Section 10.06, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

        "Committed Borrowing" means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Eurodollar Rate Committed Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

        "Committed Loan" has the meaning specified in Section 2.01.

        "Committed Loan Notice" means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Committed Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

        "Condemnation Awards" means all compensation, awards, damages, rights of action and proceeds awarded to any Loan Party by reason of a Taking.

        "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound (excluding the Loan Documents).

        "Contribution Agreement" means the Contribution Agreement by and among the Credit Facility Guarantors, substantially in the form of Exhibit G attached hereto.

        "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

        "Controlled Account" shall mean one or more deposit accounts established by the Administrative Agent (for the benefit of the Lenders) at a depository bank or financial institution that is acceptable to the Administrative Agent, for the deposit of Insurance Proceeds, Net Proceeds and Net Proceeds Deficiency (as defined in the Deeds of Trust) pursuant to the Deeds of Trust.

        "Controlled Subsidiary" means a Person that is majority-owned and controlled directly or indirectly by the Operating Partnership or the REIT.

        "Credit Extension" means each of the following: (a) a Borrowing, and (b) an L/C Credit Extension.

        "Credit Facility Guarantor" means each Controlled Subsidiary (other than the Borrower) that is the owner or ground lessee of a Borrowing Base Property and is a party to the Credit Facility Guaranty. Upon release of a Borrowing Base Property owned by such Controlled Subsidiary pursuant to Section 2.16(c) and (d), and as long as such Controlled Subsidiary no longer owns or ground leases an interest in any Borrowing Base Property and the conditions of Sections 2.16(c) and 6.18(c) are met, such Controlled Subsidiary shall no longer constitute a Credit Facility Guarantor hereunder or under the Credit Facility Guaranty and shall be released as a Credit Facility Guarantor as provided in Section 6.18(c).

        "Credit Facility Guaranty" means the Guaranty made by each Credit Facility Guarantor in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit F.

        "Debtor Relief Laws" means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

        "Debt Service" means, as of the date of calculation, an amount equal to the payment of interest which would be required under this Agreement for the period in question based on the Maximum Credit Facility Availability (after giving effect to any additions or releases of Borrowing Base Property pursuant to Sections 2.16(a) or Section 2.16(c), if applicable) in effect as of such calculation date (or, in the case of Section 2.14(a), the Existing Maturity Date), and the interest rate in effect under this Agreement as of the date of such calculation (or if more than one interest rate is then in effect hereunder, the highest rate for Eurodollar Rate Committed Loans then in effect hereunder or, if no Eurodollar Rate Committed Loan is then in effect hereunder, the interest rate that would be in effect on the date of calculation if a Eurodollar Rate Committed Loan in the amount of such Maximum Credit Facility Availability were advanced on such date for an Interest Period of one month). All such calculations shall be subject to the reasonable approval of the Administrative Agent.

        "Debt Service Coverage Ratio" means, as of the date of calculation, the ratio of (a) Net Operating Income for all of the Borrowing Base Properties as determined on a pro forma basis for the twelve (12) full calendar month period commencing immediately subsequent to the date of such calculation, to (b) Debt Service; provided, however, that for the purposes of determining the Allocated Loan Amount for any Additional Borrowing Base Property added pursuant to Section 2.16(a), the Net Operating Income in clause (a) of this definition shall include the Net Operating Income of each of the Borrowing Base Properties and the Additional Borrowing Base Property, and the Debt Service in clause (b) of this definition shall be calculated as if the Maximum Credit Facility Availability were increased by the addition of the Additional Borrowing Base Property (subject, however, to the Borrower's right to withdraw the Nominated Property pursuant to Section 2.16(a)(iv) hereof).

        "Deed of Trust" means each Deed of Trust, Assignment of Leases and Rents and Security Agreement and substantially in the form of Exhibit I (with any changes required by local counsel to conform such documents to the requirements of the laws of the State of Hawaii, if such Deed of Trust is to secure Borrowing Base Properties in the State of Hawaii), to be executed, dated and delivered by the applicable Loan Party to the Administrative Agent (on behalf of the Lenders), securing the obligations identified therein.

        "Default" means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

        "Default Rate" means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to the non-default interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

        "Defaulting Lender" means any Lender that (a) has failed to fund any portion of the Committed Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

        "DERF 1997" means Douglas Emmett Realty Fund 1997, a California Limited Partnership.

        "Disposition" or "Dispose" means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any Property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

        "Dollar" and "$" mean lawful money of the United States.

        "Eligible Assignee" means any of (i) a commercial bank organized under the laws of the United States, or any state thereof, having (x) total assets in excess of $50,000,000,000 and (y) a combined capital and surplus of at least $5,000,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization of Economic Cooperation and Development ("OECD"), or a political subdivision of any such country, and having (x) total assets in excess of $50,000,000,000 and (y) a combined capital and surplus of at least $5,000,000,000, provided that such bank is acting through a branch or agency located in the United States or in the country in which it is organized or another country which is also a member of OECD; (iii) a life insurance company organized under the laws of any state of the United States, or organized under the laws of any country which is a member of OECD and licensed as a life insurer by any state within the United States and having (x) admitted assets of at least $50,000,000,000 and (y) a combined capital and surplus of at least $5,000,000,000; (iv) any Person described in Schedule 1.01; or (v) an Approved Fund having (1) total assets of at least $50,000,000,000 and (2) a net worth of at least $5,000,000,000; provided that any such Person meeting the requirements of (i) through (v) (or its holding company) shall also have a long-term senior unsecured indebtedness rating of BBB+ or better by S&P (if rated by S&P) and Baa1 or better by Moody's (if rated by Moody's) at the time an interest in the Loans is assigned to it.

        "Eligible Property" means any retail, multifamily or office real estate properties (or any properties that have a mix of any of the foregoing uses), or any real estate properties that will be developed or redeveloped into any of the foregoing types of properties (provided that the zoning for such real estate properties permit such properties to be developed or redeveloped for such use), that are located in California or Hawaii and owned or to be acquired in fee simple, or subject to a Ground Lease approved by the Administrative Agent in its sole discretion.

        "Environmental Claim" means, with respect to any Person, any written request for information by a Governmental Authority, or any written notice, notification, claim, administrative, regulatory or judicial action, suit, judgment, demand or other written communication by any Person or Governmental Authority alleging or asserting liability with respect to any Loan Party or any Borrowing Base Property, whether for damages, contribution, indemnification, cost recovery, compensation, injunctive relief, investigatory, response, Remediation, damages to natural resources, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence, Use or Release into the environment of any Hazardous Material originating at or from, or otherwise affecting, any Borrowing Base Property, (b) any fact, circumstance, condition or occurrence forming the basis of any violation, or alleged violation, of any Environmental Law by any Loan Party relating to any Borrowing Base Property or otherwise affecting the health, safety or environmental condition of any Borrowing Base Property, or (c) any alleged injury or threat of injury to the environment by any Loan Party relating to any Borrowing Base Property or otherwise affecting any Borrowing Base Property.

        "Environmental Indemnity Agreement" means an environmental indemnity agreement substantially in the form of Exhibit L, with such revisions (in the case of any Borrowing Base Property located outside of the State of California) as may be proposed by local counsel to the Administrative Agent and reasonably acceptable to the Administrative Agent and the Borrower (not to be unreasonably withheld, delayed or conditioned).

        "Environmental Laws" means any and all Applicable Laws relating to the regulation or protection of the environment or the Release or threatened Release of Hazardous Materials into the indoor or outdoor environment, including ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the Use of Hazardous Materials; provided, however, that solely for purposes of the Environmental Indemnity Agreement, "Environmental Laws" shall not include the California Environmental Quality Act or statutes, laws, regulations or orders which relate to zoning or otherwise regulating the permissible uses of land or permissible structures to be developed thereon.

        "Environmental Liens" shall have the meaning assigned thereto in Section 6.17(a)(v).

        "Environmental Losses" means any losses, damages, costs, fees, expenses, claims, suits, judgments, awards, liabilities (including, but not limited to, strict liabilities), obligations, debts, diminutions in value, fines, penalties, charges, costs of Remediation (whether or not performed voluntarily), amounts paid in settlement, foreseeable and unforeseeable consequential damages, litigation costs, reasonable attorneys' fees and expenses, engineers' fees, environmental consultants' fees, and investigation costs (including, but not limited to, costs for sampling, testing and analysis of soil, water, air, building materials, and other materials and substances whether solid, liquid or gas), of whatever kind or nature, and whether or not incurred in connection with any judicial or administrative proceedings, actions, claims, suits, judgments or awards relating to Hazardous Materials, Environmental Claims, Environmental Liens and violation of Environmental Laws. Notwithstanding the foregoing, "Environmental Losses" shall not include any loss resulting from diminution in value of any Borrowing Base Property suffered by any Lender if the Lenders shall have been paid in full all amounts payable by the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party or shall have otherwise realized all such amounts upon or prior to foreclosure of the Collateral for the Loans; provided, that, subject to the provisions of Section 23 of the Environmental Indemnity Agreement, nothing contained in this sentence shall limit any claim for a loss (otherwise included within the term "Environmental Losses" as defined herein) suffered by the Administrative Agent, any Lender or any Affiliate as a result of a claim for the diminution in value of the interest of any Person (other than the interest of the Administrative Agent, any Lender or any Affiliate of the Administrative Agent or any Lender) in any Borrowing Base Property (including the interest of any ground lessor, tenant, easement holder or other third party, but excluding any Person who has purchased or acquired any Loan Party's interest in such Borrowing Base Property by foreclosure or deed-in-lieu of foreclosure or any time thereafter) or the diminution in value of any other Property made against the Administrative Agent, any such Lender or any Affiliate by any other Person as a result of the Administrative Agent, any Lender or any Affiliate succeeding to the ownership of any Borrowing Base Property through foreclosure or other exercise of remedies (but not as a result of any contractual obligation incurred by the Administrative Agent, any Lender or any Affiliate subsequent to or in connection with its acquisition of the ownership of a Borrowing Base Property).

        "Environmental Reports" means, collectively, each environmental survey and assessment report prepared for the Administrative Agent relating to each Borrowing Base Property listed on Schedule 5.08 attached hereto and each other Environmental Report delivered to the Administrative Agent pursuant to Section 2.16(a)(ii)(D); each such environmental report shall include a certification by the engineer (a) that such engineer has obtained and examined the list of prior owners, (b) has made an on-site physical examination of the applicable Borrowing Base Property, and (c) has made a visual observation of the surrounding areas and has found no evidence of the presence of toxic or Hazardous Materials, or of past or present Hazardous Materials activities that have not been remediated or are not subject to an operation and maintenance program, except as disclosed in such Environmental Reports.

        "Environmental Requirement" means any Environmental Law, agreement or restriction (including but not limited to any condition or requirement imposed by any insurance or surety company), as the same now exists or may be changed or amended or come into effect in the future, which pertains to health, safety, any Hazardous Material, or the environment, including but not limited to ground or air or water or noise pollution or contamination, and underground or aboveground tanks.

        "Equity Interests" means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

        "ERISA" means the Employee Retirement Income Security Act of 1974.

        "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

        "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a) (2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate.

        "Estimated Remediation Cost" means all costs associated with performing work to remediate contamination of real property or groundwater, including engineering and other professional fees and expenses, costs to remove, transport and dispose of contaminated soil, costs to "cap" or otherwise contain contaminated soil, and costs to pump and treat water and monitor water quality.

        "Eurodollar Rate" means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate ("BBA LIBOR"), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR comparable to those currently published by Ruters) as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period and in an amount comparable to the amount of the applicable Eurodollar Rate Loan. If such rate is not available at such time for any reason, then the "Eurodollar Rate" for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

        "Eurodollar Rate Committed Loan" means a Committed Loan that is a Eurodollar Rate Loan.

        "Eurodollar Rate Loan" means a Loan that bears interest at a rate based on the Eurodollar Rate.

        "Event of Default" has the meaning specified in Section 8.01.

        "Excluded Property" means (a) any real property owned by any Credit Facility Guarantor or their respective Subsidiaries on the Closing Date, other than the Borrowing Base Properties, (b) any Qualified Real Estate Interest that is acquired after the Closing Date by any Credit Facility Guarantor or their respective Subsidiaries, and (c) any Borrowing Base Property which has been released from the Liens of the Loan Documents in accordance with Sections 2.16(c) and (d).

        "Excluded Taxes" means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or in which it is deemed to be doing business unless it would not be deemed to be doing business in such jurisdiction but for and solely as a result of entering into the transactions governed by this Agreement, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.14), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender's failure or inability to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a), and (d) backup withholding taxes.

        "Existing Maturity Date" has the meaning specified in Section 2.14(a).

        "Extension Notice" has the meaning specified in Section 2.14(a)(i).

        "Extension Period" has the meaning specified in Section 2.14(a).

        "Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

        "Fee Letter" means the letter agreement, dated August 3, 2006, among the Borrower, the Credit Facility Guarantors, the Administrative Agent and the Arranger.

        "FIRREA" means the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended from time to time, and any regulations promulgated thereunder.

        "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

        "FRB" means the Board of Governors of the Federal Reserve System of the United States.

        "GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

        "General Assignments" means those certain Assignment of Contracts and Government Approvals substantially in the form of Exhibit M attached hereto, delivered by each Credit Facility Guarantor to the Administrative Agent (on behalf of the Lenders).

        "Government Approval" means any action, authorization, consent, approval, license, ruling, permit, tariff, rate, certification, exemption, filing or registration by or with any Governmental Authority, including all licenses, permits, allocations, authorizations, approvals and certificates obtained by or in the name of, or assigned to, the Borrower or any Credit Facility Guarantor and used in connection with the ownership, construction, operation, use or occupancy of the Borrowing Base Properties, including building permits, certificates of occupancy, zoning and planning approvals, business licenses, licenses to conduct business, and all such other permits, licenses and rights.

        "Governmental Authority" means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra- national bodies such as the European Union or the European Central Bank) with jurisdiction over the matter in question.

        "Ground Lease" means (a) that certain Ground Lease dated May 8, 1984, by and between DERF 1997, successor in interest to British & Continental Development Corporation (as "Ground Lessee") and Martha L. Richman, as Trustee of the M.L. Richman Survivor's Trust, Martha L. Richman, as Trustee of the L.G. Richman GST Non-Exempt Marital Trust, Judy Richman, as Trustee of the Judy L. Richman Trust; Mark Richman, as Trustee of the Mark J. Richman Trust; Mark Richman, as Trustee of

the Aliza L. Richman Trust; Mark Richman, as Trustee of the Ilana N. Richman Trust; and Mark Richman, as Trustee of the Michael Richman Trust, collectively, as successor in interest to Lester G, Richman and Francis S. Richman (as "Ground Lessor"), as amended by First Amendment to Ground Lease, dated August 20, 1984, Second Amendment to Ground Lease, dated October 18, 1985; Letter Agreement dated May 24, 1989; Assignment of Right of First Refusal dated June 14, 1989; and Settlement Agreement dated December 8, 1999; and (b) any other ground lease of a Borrowing Base Property approved by the Administrative Agent.

        "Ground Lease Estoppel Agreement" means the form of Ground Lease Estoppel Agreement attached hereto as Exhibit N, or such other form as is reasonably satisfactory to the Administrative Agent.

        "Guarantee" means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease Property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term "Guarantee" as a verb has a corresponding meaning.

        "Guarantors" means, collectively, the Operating Partnership and each Credit Facility Guarantor.

        "Guaranty" means, collectively, the OP Guaranty and the Credit Facility Guaranty.

        "Hazardous Materials" means, collectively, (a) any petroleum or petroleum products, flammable materials, explosives, radioactive materials, asbestos, urea formaldehyde foam insulation, Mold, and transformers or other equipment that contain polychlorinated biphenyls ("PCB's"), (b) any chemicals or other materials or substances that are now or hereafter become defined as or included in the definition of "Hazardous Materials", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants", "pollutants" or words of similar import under any Environmental Law, and (c) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated under any Environmental Law.

        "Improvements" means all on-site improvements to the Collateral, together with all fixtures, tenant improvements, and appurtenances now or later to be located on the Property and/or in such improvements.

        "Indebtedness" means, as to any Person at a particular time, without duplication, all of the following:

          (a)   all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

          (b)   all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments;

          (c)   net obligations of such Person under any Swap Contract;

          (d)   all obligations of such Person to pay the deferred purchase price of Property or services (other than trade accounts payable in the ordinary course of business);

          (e)   indebtedness (excluding prepaid interest thereon) secured by a Lien on Property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

          (f)    capital leases and Synthetic Lease Obligations;

          (g)   all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends (excluding distributions payable at the discretion of the manager or general partner of a Person pursuant to such Person's Organization Documents); and

          (h)   all Guarantees of such Person in respect of any of the foregoing.

        For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

        "Indemnified Taxes" means Taxes other than Excluded Taxes.

        "Indemnitees" has the meaning specified in Section 10.04(b).

        "Information" has the meaning specified in Section 10.07.

        "Initial Borrowing Base Properties" means the real properties so designated on Schedule 5.08.

        "Insurance Premiums" means the premiums payable by the Loan Parties with respect to the insurance required pursuant to the Deeds of Trust.

        "Insurance Proceeds" means all insurance proceeds, damages, claims and rights of action and the right thereto under any insurance policies relating to the Borrowing Base Properties.

        "Interest Payment Date" means, (a) as to any Committed Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Committed Loan, the first Business Day of each month and the Maturity Date, and

(c) as to any Swing Line Loan, the date that such Swing Line Loan is repaid pursuant to Section 2.07(b).

        "Interest Period" means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice, or for the purpose of causing a Eurodollar Rate Loan to mature concurrently with an existing Eurodollar Rate Loan or to mature on the first day (or first Business Day) of a calendar month, such other period that is less than one month as requested by the Borrower and if available from, or otherwise consented to by, all the Lenders; provided that:

          (a)   any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

          (b)   other than with respect to a Eurodollar Rate Loan with an Interest Period of less than one (1) month, any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

          (c)   no Interest Period shall extend beyond the Maturity Date; and

          (d)   notwithstanding the foregoing, the "Interest Period" of any Swing Line Loan that is a Eurodollar Rate Loan shall be one (1) day.

        "Investment" means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

        "IPO" means the initial public offering of shares in the REIT which is the consummation of those certain "Formation Transactions" described in that certain Amendment No. 2 to Form S-11 filed by the REIT on September 20, 2006, with the SEC.

        "IPO Effective Time" means the date and time as of which the proceeds of the IPO have been received by the REIT.

        "IRS" means the United States Internal Revenue Service.

        "ISP" means, with respect to any Letter of Credit, the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

        "Issuer Documents" means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Loan Party) or in favor the L/C Issuer and relating to such Letter of Credit.

        "L/C Advance" means, with respect to each Lender, such Lender's funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

        "L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date required by Section 2.03(c) or refinanced as a Committed Borrowing.

        "L/C Credit Extension" means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

        "L/C Issuer" means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit permitted hereunder.

        "L/C Obligations" means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including (without duplication) all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be "outstanding" in the amount so remaining available to be drawn.

        "Lease(s)" means all leases and other agreements or arrangements with or assumed by the Borrower or any Credit Facility Guarantor as landlord for the use or occupancy of all or any portion of the Borrowing Base Properties, including any signage thereat, now in effect or hereafter entered into (including lettings, subleases, licenses, concessions, tenancies and other occupancy agreements with or assumed by the Borrower or any Credit Facility Guarantor as landlord covering or encumbering all or any portion of the Borrowing Base Properties), together with any existing or future guarantees of payment or performance thereunder, amendments, modification and supplements of the same, and all additional remainders, reversions and other rights and estates appurtenant thereto.

        "Lease Approval Package" shall have the meaning assigned to such term in Section 7.11(b)(iii).

        "Lease Information Summary" shall have the meaning assigned to such term in Section 7.11(b)(iii).

        "Leasing Affidavit" shall have the meaning assigned to such term in Section 4.01(a)(vii).

        "Lender" has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

        "Lending Office" means, as to any Lender, the office or offices of such Lender described as such in such Lender's Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

        "Letter of Credit" means any standby letter of credit issued hereunder.

        "Letter of Credit Application" means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

        "Letter of Credit Expiration Date" means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

        "Letter of Credit Fee" has the meaning specified in Section 2.03(i).

        "Letter of Credit Sublimit" means an amount equal to 15% of the Aggregate Commitments, as the amount of such Aggregate Commitments may be adjusted from time to time in accordance with this Agreement. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

        "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

        "Loan" means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.

        "Loan Documents" means this Agreement, each Note, each Issuer Document, the Fee Letter, each Guaranty, each Environmental Indemnity Agreement, the Collateral Documents, each Property Manager's Consent, and all other documents delivered to the Administrative Agent, the L/C Issuer or the Lenders in connection therewith.

        "Loan Parties" means, collectively, the Borrower and each Guarantor.

        "Losses" has the meaning set forth in Section 10.04(b).

        "Major Default" means (a) any Event of Default; (b) any Default arising from the failure to make any payment on account of principal or interest to any Lender required under the Loan Documents or any fees payable to the Administrative Agent under the Fee Letter, in each case on or before the due date therefor; and (c) any other Default written notice of which has been delivered by the Administrative Agent to the Borrower unless, in the case of this clause (c), the Borrower has provided written notice to the Administrative Agent, within seven (7) days after notice of such Default has been delivered to the Borrower, stating that the Borrower shall undertake to cure such Default on or prior to the expiration of the applicable cure period therefor, if any, set forth in the definition of the term "Event of Default" (and setting forth the steps that the Borrower intends to take in order to effectuate such cure), and the Administrative Agent shall not have provided notice to the Borrower within five (5) Business Days after receipt of such notice from the Borrower, setting forth the Administrative Agent's determination, in its reasonable discretion, that the steps set forth in the notice from the Borrower are not likely to result in the timely cure of such default. Notwithstanding the foregoing, for purposes of Sections 7.06(a) and 8.01(b), a Major Default of the type described in clause (b) above shall not be deemed to "exist" unless the Borrower has received notice of such Major Default and has failed to cure such Major Default within two (2) Business Days.

        "Major Lease" means, with respect to each Borrowing Base Property, one or more Leases to the same tenant or its Affiliates covering an aggregate of more than 30,000 rentable square feet.

        "Material Adverse Effect" means a material adverse effect, as determined by the Administrative Agent, in its reasonable judgment and discretion, on (a) any Borrowing Base Property or the business, operations, financial condition, liabilities or capitalization of any Loan Party, (b) the ability of the Borrower or any other Loan Party to pay or perform (or cause to be performed) its respective material obligations under any of the Loan Documents to which it is a party, including the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith, (c) the Administrative Agent's Liens in any of the Collateral securing the Loans or the priority of any such Liens, (d) the validity or enforceability of any of the Loan Documents, or (e) the rights and remedies of the Lenders and the Administrative Agent under any of the Loan Documents.

        "Maturity Date" means the later of (a) October     , 2009, and (b) if maturity is extended pursuant to Section 2.14, such extended maturity date as determined pursuant to such Section; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

        "Maximum Credit Facility Availability" means, as of the time of determination, the lesser of:

          (a)   the Aggregate Commitments; and

          (b)   the Aggregate Allocated Loan Amount.

        "Modifications" means any amendments, supplements, modifications, renewals, replacements, consolidations, severances, substitutions and extensions thereof from time to time; "Modify", "Modified", or related words shall have meanings correlative thereto.

        "Mold" means any microbial or fungus contamination or infestation in any Borrowing Base Property of a type which could reasonably be anticipated (after due inquiry and investigation) to pose a risk to human health or the environment or could reasonably be anticipated (after due inquiry and investigation) to negatively impact the value of such Borrowing Base Property in any material respect.

        "Moody's" means Moody's Investors Service, Inc. and any successor thereto.

        "Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a) (3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

        "Net Operating Income" means, for any period, the excess, if any, of Operating Income for such period over Operating Expenses for such period.

        "Net Proceeds" means (i) the net amount of all Insurance Proceeds received by the Administrative Agent as a result of a Casualty Event to a Borrowing Base Property, after deduction of the Administrative Agent's reasonable out-of-pocket costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting the same and Taxes paid or payable as a result of such Casualty Event, or (ii) the net amount of all Condemnation Awards in respect of a Borrowing Base Property, after deduction of the Administrative Agent's reasonable out-of-pocket costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting the same, whichever the case may be, and Taxes paid or payable as a result of such Taking.

        "Nominated Property" has the meaning set forth in Section 2.16(a)(i).

        "Note" means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C(1) (Committed Loan Note) or Exhibit C(2) (Swing Line Loan Note).

        "Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

        "On" or "on", when used with respect to any Collateral or any property adjacent to any Collateral, means "on, in, under, above or about".

        "One Westwood Leasehold Interest" means the rights of DERF 1997 with respect to the office building located at the One Westwood Property and to the land on which such building is located, together with the rights of the DERF 1997 with respect to any air rights and other rights, privileges, easements, hereditaments and appurtenances thereunto relating or appertaining thereto, all Improvements thereon, together with all fixtures and equipment required for the operation thereof, all personal property related to the foregoing and all other items described in the granting clause of the Deed of Trust relating to such building and interest in land.

        "One Westwood Leasehold Property" means that certain office building project located at 10990 Wilshire Boulevard, in the City and County of Los Angeles, State of California which is situated on certain land more fully described in the Deed of Trust delivered by DERF 1997; together with the undivided one-sixth (1/6th) interest as tenant-in-common in the underlying fee estate of the land on which the One Westwood Leasehold Property is situated, which is more fully described in the Deed of Trust relating to the One Westwood Leasehold Property.

        "Operating Expenses" means, for any period, all expenditures, computed in accordance with GAAP, of whatever kind or nature relating to the ownership, operation, maintenance, repair or leasing of the Borrowing Base Properties that are projected to be incurred on a regular monthly or other periodic basis, including (a) allocated amounts on account of Insurance Premiums and Real Estate Taxes, prorated on an annual basis, (b) management fees in an amount which is the greater of (i) management fees that are projected to be paid during such period, and (ii) management fees at an imputed rate of 2.0% of Operating Income for such period, and (c) imputed capital expenditure in an amount equal to a prorated portion of an annual amount equal to $0.20 per square foot; provided, however, that Operating Expenses shall not include (i) depreciation, amortization and other non-cash charges or capital expenditures (except as provided above), (ii) leasing commissions, tenant improvement allowances or other expenditures projected to be incurred for tenant improvements, (iii) any deposits to cash reserves (if any) required to be maintained under the Loan Documents (except if and to the extent any sums are projected to withdrawn therefrom to pay (and are actually used to pay) expenses which otherwise constitute Operating Expenses without duplication), (iv) any payment or expense for which any Loan Party is to be reimbursed by any third party if the receipt of the related reimbursement payment is required to be excluded in the calculation of Operating Income, (v) any projected changes in value of the Borrowing Base Properties, and (vi) any principal, interest or other debt service payable with respect to the Loans, including any payments to Cash Collateralize any Letter of Credit. Operating Expenses shall be determined on a projected annual basis, which projections of Operating Expenses must be reasonably satisfactory to the Administrative Agent.

        "Operating Income" means, for any period, all regular ongoing income projected for such period, computed in accordance with GAAP, from the ownership or operation, or otherwise arising in respect, of the Borrowing Base Properties, including (a) all amounts payable to any Loan Party by any Person as Rents under Approved Leases, (b) business interruption proceeds and rent loss insurance proceeds projected to be paid (except with respect to any Leases that have been terminated as of the date of computation as a result of any Casualty Event or Taking), and (c) all other amounts which would be included in any Loan Party's financial statements as operating income of the Borrowing Base Properties, including, receipts from leases and parking agreements, concession fees and charges, and other miscellaneous operating revenues, but excluding any extraordinary income, including (i) any Condemnation Awards or Insurance Proceeds (other than business interruption and rent loss proceeds as aforementioned), (ii) any item of income otherwise includable in Operating Income but paid directly to a Person other than a Loan Party, or their representative or its Affiliate (except, in each case, to the extent such Loan Party receives monetary credit for such payment from the recipient thereof or such item is treated as an income item to such Loan Party, in accordance with GAAP), (iii) security deposits and earnest money deposits projected to be received from tenants until forfeited or applied in accordance with their Leases, (iv) lease buyout payments projected to be made by tenants in connection with any surrender, cancellation or termination of their Leases, and (v) any changes in value of the Borrowing Base Properties. Operating Income shall be determined on a projected annual basis, which projections of Operating Income must be reasonably satisfactory to the Administrative Agent.

        "Operating Partnership" means Douglas Emmett Properties, LP, a Delaware limited partnership.

        "OP Guaranty" means the Guaranty made by the Operating Partnership in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit E.

        "Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

        "Other Charges" means all ground rents, maintenance charges, impositions other than Real Estate Taxes, and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Borrowing Base Properties, now or hereafter levied or assessed or imposed against the Borrowing Base Properties or any part thereof, other than Excluded Taxes.

        "Other Taxes" means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, excluding, however, such taxes imposed as a result of an assignment (other than an assignment resulting from Borrower's request pursuant to Section 10.4).

        "Outstanding Amount" means (a) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

        "Participant" has the meaning specified in Section 10.06(d).

        "PBGC" means the Pension Benefit Guaranty Corporation.

        "PCAOB" means the Public Company Accounting Oversight Board.

        "Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

        "Permitted Investments" means: (a) direct obligations of the United States of America, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States of America, or by any agency thereof, in either case maturing not more than ninety (90) days from the date of acquisition thereof; (b) certificates of deposit issued by any bank or trust company organized under the laws of the United States of America or any state thereof and having capital, surplus and undivided profits of at least $500,000,000, maturing not more than ninety (90) days from the date of acquisition thereof; and (c) commercial paper rated A-1 or P-1 or better by S&P or Moody's, respectively, maturing not more than ninety (90) days from the date of acquisition thereof; in each case so long as the same (i) provide for the payment of principal and interest (and not principal alone or interest alone), and (ii) are not subject to any contingency regarding the payment of principal or interest.

        "Permitted Liens" means for each Borrowing Base Property: (a) any Lien created by the Loan Documents, (b) Liens for Real Estate Taxes not yet delinquent and Liens for Other Charges not yet due or delinquent, (c) rights of existing and future tenants under Approved Leases as tenants only, (d) Permitted Title Exceptions that constitute Liens, (e) utility and other easements entered into by a Loan Party in the ordinary course of business having no adverse impact on the occupation, use, enjoyment, operation, value or marketability of any Borrowing Base Property and approved in advance in writing by the Administrative Agent in its reasonable discretion, (f) any Lien for the performance of work or the supply of materials affecting any Borrowing Base Property unless the applicable Loan Party fails to discharge such Lien by payment or bonding (in accordance with statutory bonding requirements the effect of which is to release such Lien from the affected Borrowing Base Property and to limit the Lien claimant's rights to a recovery on the bond) on or prior to the date that is the earlier of (i) thirty (30) days after the date of filing of such Lien, and (ii) the date on which the Borrowing Base Property or the applicable Loan Party's interest therein is subject to risk of sale, forfeiture, termination, cancellation or loss, (g) any Lien consisting of the rights of a lessor under equipment leases which are entered into in compliance with Sections 7.03(e) and (f), or any equipment lease entered into by a tenant of a Borrowing Base Property, (h) any other title and survey exceptions (not referred to in clauses (a) through (g) above) affecting the Borrowing Base Properties as the Administrative Agent may approve in advance in writing and in its sole discretion.

        "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

        "Permitted Title Exceptions" means as to any Borrowing Base Property, the outstanding liens, easements, restrictions, security interests and other exceptions to title set forth in the policy of title insurance insuring the lien of the Deed of Trust encumbering such Borrowing Base Property approved by the Administrative Agent.

        "Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

        "Plans" means the plans and specifications for any Borrowing Base Property, including existing or proposed Improvements, and all Modifications thereof that are included as part of the Plans in accordance with the terms of this Agreement.

        "Platform" has the meaning specified in Section 6.02.

        "Property" means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

        "Property Condition Report" means, collectively, those certain property condition reports for each Borrowing Base Property prepared for the Administrative Agent and listed on Schedule 5.08 attached hereto and each other Property Condition Report delivered to the Administrative Agent pursuant to Section 2.16(a)(ii)(D).

        "Property Management Agreement" means, collectively, (a) each Property Management Agreement between a Loan Party and the Property Manager listed on Schedule 5.08 attached hereto and (b) any other property management and/or leasing agreement entered into with a Property Manager appointed in accordance with the definition of Property Manager contained in this Article.

        "Property Manager" means (a) Douglas Emmett Management, LLC, (b) the REIT, the Operating Partnership or any Controlled Subsidiary designated by the REIT (provided that for properties located outside of California, the property management services may be sub-contracted to third parties), or (c) any third-party manager and/or leasing agent as shall be reasonably approved by the Administrative Agent or otherwise permitted without such approval pursuant to Section 7.12.

        "Property Manager's Consent" means a Property Manager's Consent and Subordination of Property Management Agreement for each Borrowing Base Property substantially in the form of Exhibit O, to be executed, dated and delivered by (a) the Property Manager and the Loan Party that owns or ground leases the applicable Borrowing Base Property to the Administrative Agent (on behalf of the Lenders) on the Closing Date, and (b) any other Property Manager to the Administrative Agent (on behalf of the Lenders) prior to its appointment as Property Manager.

        "Purchase Offer" has the meaning specified therefor in Section 9.10(e).

        "Qualified Real Estate Interest" means any real estate asset of a type and quality, located in California or Hawaii, consistent with the Borrowing Base Properties as of the date this Agreement is entered into or which is otherwise consistent with the investment practices prior to the date hereof of the REIT and its Subsidiaries, taken as a whole, and which is acquired after the Closing Date directly by a Credit Facility Guarantor.

        "Real Estate Taxes" means all real estate taxes and all general and special assessments, levies, permits, inspection and license fees, all water and sewer rents and charges, all charges for utilities and all other public charges whether of a like kind or different nature, imposed upon or assessed against any Loan Party with respect to the Borrowing Base Properties or any part thereof or upon the revenues, rents, issues, income and profits of the Borrowing Base Properties or arising in respect of the occupancy, use or possession thereof.

        "Register" has the meaning specified in Section 10.06(c).

        "Registered Public Accounting Firm" has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

        "REIT" means Douglas Emmett, Inc., a Maryland corporation.

        "REIT Status" means, with respect to any Person, (a) the qualification of such Person as a real estate investment trust under Sections 856 through 860 of the Code, (b) the applicability to such Person and its shareholders of the method of taxation provided for in Sections 857 et seq. of the Code, and (c) the qualification and taxation of such Person as a real estate investment trust under analogous provisions of state and local law in each state and jurisdiction in which such Person owns Property, operates or conducts business.

        "Reimbursement Agreement" means the Reimbursement Agreement by and among the Borrower and OP Guarantor, substantially in the form of Exhibit H attached hereto.

        "Rejecting Lender" has the meaning specified in Section 7.04(c).

        "Related Party" and "Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.

        "Release" means any release, spill, emission, leaking, pumping, injection, pouring, dumping, deposit, disposal, discharge, dispersal, leaching, seeping or migration into the indoor or outdoor environment, including the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

        "Remediation" means, without limitation, any investigation, site monitoring, response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Materials, any actions to prevent, cure or mitigate any Release of any Hazardous Materials, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Materials. "Remediate" shall have a correlative meaning.

        "Rents" means all rents (whether denoted as base rent, advance rent, minimum rent, percentage rent, additional rent or otherwise), issues, income, royalties, profits, revenues, proceeds, bonuses, deposits (whether denoted as security deposits or otherwise), termination fees, rejection damages, buy-out fees and any other fees made or to be made in lieu of rent to any Loan Party, any award made hereafter to any Loan Party in any court proceeding involving any tenant, lessee, licensee or concessionaire under any of the Leases in any bankruptcy, insolvency or reorganization proceedings in any state or federal court, and all other payments, rights and benefits of whatever nature from time to time due to any Loan Party under the Leases (including any Leases with respect to signage), including (a) rights to payment earned under the Leases, (b) any payments or rights to payment with respect to parking facilities or other facilities in any way contained within or associated with the Borrowing Base Properties, and (c) all other income, consideration, issues, accounts, profits or benefits of any nature arising from the possession, use and operation of the Borrowing Base Properties.

        "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

        "Request for Credit Extension" means (a) with respect to a Borrowing or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

        "Required Lenders" means, as of any date of determination, at least two Lenders having at least 66 2/3% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, at least two Lenders holding in the aggregate at least 66 2/3% of the Total Outstandings (with the aggregate amount of each Lender's risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed "held" by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

        "Responsible Officer" means, with respect to any Loan Party, any of the individual officers serving as the Chief Executive Officer, President, Executive Vice President, Senior Vice President, Vice President, Chief Financial Officer, Secretary, Treasurer or Assistant Treasurer of such Loan Party's manager or the manager of such Loan Party's sole general partner (as applicable), in its respective capacity as the manager or the manager of the sole general partner (as applicable) of such Loan Party, and whose name appears on a certificate of incumbency executed by the Secretary of such manager, in its respective capacity as the manager or as the manager of the sole general partner (as applicable) of such Loan Party, and delivered concurrently with the execution of this Agreement, as such certificate of incumbency may be amended from time to time to identify the names of the individuals then holding such offices and certified by the Secretary of such manager, in its respective capacity as the manager or as the manager of the sole general partner of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

        "Restoration Consultant" has the meaning set forth in the Deed of Trust.

        "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other Property) with respect to any capital stock or other Equity Interest of the Borrower or any Credit Facility Guarantor, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the stockholders, partners or members (or the equivalent Person thereof) of the Borrower or any Credit Facility Guarantor.

        "Sarbanes-Oxley" means the Sarbanes-Oxley Act of 2002.

        "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

        "Securities Laws" means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

        "Short Eurodollar Rate Loan" has the meaning set forth in Section 3.03(b).

        "SNDA Agreement" means (b) the form of Subordination, Non-Disturbance, and Attornment Agreement attached hereto as Exhibit P (with such commercially reasonable changes thereto as may be requested by such tenant and accepted by the Administrative Agent in its reasonable discretion), or (b) such other form as is reasonably satisfactory to the Administrative Agent.

        "Solvency Certificate" means a certificate to be executed by each Credit Facility Guarantor, in the form an annex to the Committed Loan Notice or an annex to the Swing Line Loan Notice.

        "Solvent" means, when used with respect to any Person, that at the time of determination: (i) the fair saleable value of its assets is in excess of the total amount of its liabilities (including contingent liabilities); (ii) the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; (iii) it is then able and expects to be able to pay its debts (including contingent debts and other commitments) as they mature; and (iv) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

        "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

        "SPE" means a limited liability company which at all times on and after the date hereof, unless otherwise approved in writing by the Administrative Agent:

          (a)   is not engaged and will not engage in any business unrelated to (i) the acquisition, development, ownership, leasing, management, operation, sale, exchange, financing or refinancing of Borrowing Base Properties (whether directly or through the ownership of a Subsidiary that engages in such business), and (ii) the transactions permitted or contemplated by this Agreement and the other Loan Documents;

          (b)   does not have and will not have any assets other than those related to Borrowing Base Properties, if any, Subsidiaries that own Borrowing Base Properties and assets relating to the ownership of Borrowing Base Properties, and its obligations under the Loan Documents;

          (c)   will maintain its accounts, books and records separate from any other Person;

          (d)   will maintain financial statements that accurately show its separate assets and liabilities to the extent such financial statements are required to be delivered pursuant to Section 6.01(d);

          (e)   has not incurred and will not incur any Indebtedness other than (i) Credit Extensions, (ii) if it acquires a Borrowing Base Property, Indebtedness described in Section 7.03(c) not evidenced by a note, and (iii) other Indebtedness permitted by the Loan Documents;

          (f)    other than its obligations under the Loan Documents, has not and will not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person; and

          (g)   other than pursuant to the Loan Documents, has not pledged and will not pledge its assets for the benefit of any other Person.

        "Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Loan Parties.

        "Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

        "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

        "Swing Line" means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

        "Swing Line Borrowing" means a borrowing of a Swing Line Loan pursuant to Section 2.04.

        "Swing Line Lender" means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender permitted hereunder.

        "Swing Line Loan" has the meaning specified in Section 2.04(a).

        "Swing Line Loan Notice" means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

        "Swing Line Sublimit" means an amount equal to the lesser of (a) $50,000,000, and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

        "Synthetic Lease Obligation" means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of Property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

        "Taking" means a taking or voluntary conveyance during the term hereof of all or part of any Borrowing Base Property or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority affecting such Borrowing Base Property or any portion thereof whether or not the same shall have actually been commenced.

        "Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

        "Tenant Estoppel Agreement" means (a) the form of Tenant Estoppel Agreement attached hereto as Exhibit Q, or (b) such other form as is reasonably satisfactory to the Administrative Agent.

        "Title Insurer" means Chicago Title Company or any other title insurance company acceptable to the Administrative Agent.

        "Title Policy" shall have the meaning assigned to such term in Section 4.01(a)(ii).

        "Total Outstandings" means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

        "Type" means, with respect to a Committed Loan, its character as a Base Rate Committed Loan or a Eurodollar Rate Committed Loan.

        "Underlying Fee Estate" means, for the One Westwood Leasehold Property, those interests consisting of the fee simple interest in the land of such property and the rights of the Ground Lessor under the Ground Lease for the One Westwood Leasehold Property, exclusive of any such interests which are owned by DERF 1997 and encumbered pursuant to the Deeds of Trust on the Closing Date.

        "Unfunded Pension Liability" means the excess of a Pension Plan's benefit liabilities under Section 4001(a) (16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

        "United States" and "U.S." mean the United States of America.

        "Unreimbursed Amount" has the meaning specified in Section 2.03(c)(i).

        "Use" means, with respect to any Hazardous Materials, the generation, manufacture, processing, distribution, handling, use, treatment, recycling or storage of such Hazardous Materials or transportation to or from the Property of such Person of such Hazardous Materials.

1.02    Other Interpretive Provisions.    With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

          (a)   The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time Modified (subject to any restrictions on such Modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iii) the words "herein," "hereof" and

  "hereunder," and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as Modified from time to time, and (vi) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

          (b)   In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."

          (c)   Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03    Accounting Terms.

          (a)    Generally.    All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a consistent manner, except as otherwise specifically prescribed herein.

          (b)    Changes in GAAP.    If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04    Rounding.    Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05    Times of Day.    Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06    Letter of Credit Amounts.    Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the maximum amount available for drawing under such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount available for drawing under such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01    Committed Loans.    Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a "Committed Loan") to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender's Commitment; provided, however, that after giving effect to any Committed Borrowing, (a) the Total Outstandings shall not exceed the Maximum Credit Facility Availability then in effect, and (b) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender's Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender's Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender's Commitment. Within the limits of each Lender's Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02    Borrowings, Conversions and Continuations of Committed Loans.

          (a)   Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Committed Loans shall be made upon the Borrower's irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent (i) not later than 1:00 p.m. three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Committed Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) not later than 11:00 a.m. on the requested date of any Borrowing of Base Rate Committed Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Committed Loans shall be in a principal amount of not less than $1,000,000. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall, as provided in Exhibit A, specify (1) whether the Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurodollar Rate Committed Loans, (2) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (3) the principal amount of Committed Loans to be borrowed, converted or continued, (4) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (5) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower fails to give a notice requesting a continuation of an existing Eurodollar Rate Committed Loan three Business days before the last day of the Interest Period for such Eurodollar Rate Committed Loan, then as long as no Event of Default shall have occurred and is continuing, such Committed Loan shall automatically be made or continued as a Eurodollar Rate Committed Loan with an Interest Period of one month, and the Borrower shall be deemed to have provided to the Administrative Agent with a timely and unqualified Committed Loan Notice requesting such Eurodollar Rate Committed Loan. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Committed Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. If an Event of Default has occurred and is continuing as of the date that is three Business Days before the last day of an Interest Period for a Eurodollar Rate Committed Loan, and, if such Loan is not repaid on the last day of such Interest Period, then such Loan shall automatically be converted into a Base Rate

  Committed Loan as of the last day of such Interest Period, and the Borrower shall be deemed to have provided to the Administrative Agent with a timely and unqualified Committed Loan Notice requesting such conversion.

          (b)   Following receipt, or deemed receipt, of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation of a Eurodollar Rate Committed Loan is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to or continuation of Eurodollar Rate Committed Loans with an Interest Period of one month, as described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in Dollars and in immediately available funds at the Administrative Agent's Office not later than (y) 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice, with respect to a Base Rate Committed Loan, and (z) 11a.m. on the Business Day specified in the applicable Committed Loan Notice, with respect to a Eurodollar Rate Committed Loan. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, subject to the provisions of the Closing Conditions Side Letter, if such Borrowing is the initial Credit Extension, Section 4.01), and subject to Section 2.02(f), the Administrative Agent shall make all funds so received available to the Borrower in Dollars and in immediately available funds on the day such funds are so received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds (or the applicable portion thereof designated by the Borrower) and/or (ii) if requested by the Borrower, by wire transfer of such funds (or the applicable portion thereof designated by the Borrower), in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower. With respect to Base Rate Committed Loans, the Administrative Agent shall remit to the Borrower (or begin the wire transfer process, as applicable) by 2:00 p.m. on the Business Day specified in the applicable Committed Loan Notice, all such funds that have been timely delivered in Dollars by the Lenders to the Administrative Agent. With respect to Eurodollar Rate Committed Loans, the Administrative Agent shall remit to the Borrower (or begin the wire transfer process, as applicable) by 12:00 p.m. on the Business Day specified in the applicable Committed Loan Notice, all such funds that have been timely delivered in Dollars by the Lenders to the Administrative Agent. By its acceptance of such funds, Borrower shall not have waived any rights it may have with respect to a Defaulting Lender's failure to deliver funds pursuant to this Section 2.02 (b).

          (c)   Except as otherwise provided herein, a Eurodollar Rate Committed Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Committed Loan. During the existence of a Default that is not a payment Default or an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Committed Loans with an Interest Period in excess of one month. During the existence of a payment Default or an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Committed Loans, in each case unless the consent of the Required Lenders is obtained.

          (d)   The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Committed Loans upon determination of such interest rate.

          (e)   After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than eight Interest Periods in effect with respect to Eurodollar Rate Committed Loans.

          (f)    Notwithstanding anything to the contrary contained herein, if any L/C Borrowing is outstanding on the date that a Committed Loan Notice is given by the Borrower, then the

  Borrower must in such Committed Loan Notice request Committed Loans in an amount at least sufficient to repay such L/C Borrowing in full, in addition to any other amounts requested by the Borrower to be disbursed pursuant to the Borrower's instructions as described in Section 2.02(b), and the Borrower must instruct the Administrative Agent to apply the proceeds of all or a part of such Borrowing (as is necessary) to the payment in full of any such L/C Borrowings.

2.03    Letters of Credit.

          (a)    The Letter of Credit Commitment.

              (i)  Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower, the Operating Partnership or any Controlled Subsidiary of the Operating Partnership, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower, the Operating Partnership or any Controlled Subsidiary of the Operating Partnership and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Maximum Credit Facility Availability then in effect, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender's Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender's Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender's Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in clauses (x) and (z) of the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower's ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been terminated or that have been drawn upon and reimbursed.

             (ii)  The L/C Issuer shall not issue any Letter of Credit, if:

              (A)  subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

              (B)  the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

            (iii)  The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

              (A)  any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Applicable Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

              (B)  the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

              (C)  except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $500,000;

              (D)  such Letter of Credit is to be denominated in a currency other than Dollars; or

              (E)  a default of any Lender's obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer's risk with respect to such Lender.

            (iv)  The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

             (v)  The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

            (vi)  The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) as between the L/C Issuer and the Lenders, as provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term "Administrative Agent" as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

          (b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

              (i)  Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent, if they are not the same Person) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 12:00 p.m. at least three Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

             (ii)  Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 4.02 shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the Operating Partnership or any Controlled Subsidiary of the Operating Partnership requested by the Borrower) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer's usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender's Applicable Percentage times the amount of such Letter of Credit.

            (iii)  If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an "Auto-Extension Letter of Credit"); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the Borrower and the beneficiary thereof not later than a day (the "Non-Extension Notice Date") in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer or required by the Borrower in the Letter of Credit Application, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

            (iv)  Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

          (c)    Drawings and Reimbursements; Funding of Participations.

              (i)  Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof and (y) if the Borrower is notified on or before 12:00 p.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an "Honor Date"), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing, on or before 2 p.m. on the Honor Date, and (z) if the Borrower is notified that a payment has been made under a Letter of Credit after 12:00 p.m. on the Honor Date, the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing, on or before 2 p.m. on the day after the Honor Date (provided, however, that interest shall accrue on the Unreimbursed Amount at the Applicable Rate for Base Rate Loans from the Honor Date to the date of such repayment by the Borrower). If the Borrower fails to so reimburse the L/C Issuer by the time specified in the foregoing clause (y) or (z) (as applicable), the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the "Unreimbursed Amount"), and the amount of such Lender's Applicable Percentage thereof. In such event, such failure shall not, in and of itself, constitute an Event of Default hereunder (provided no other Event of Default under Section 8.01(a) has occurred and is continuing, including an Event of Default based upon a violation of Section 2.03(c)(ii)), and the Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 4.02(a) and (b). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

             (ii)  Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent's Office in Dollars in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

            (iii)  With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02(a) or (b) cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate (unless such failure to refinance is due to a Defaulting Lender, in which case it shall bear interest at the Applicable Rate for Base Rate Loans). In such event, each Lender's payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

            (iv)  Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender's Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

             (v)  Each Lender's obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender's obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Sections 4.02(a) and (b). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

            (vi)  If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid (less such interest and fees as aforesaid) shall constitute such Lender's Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

          (d)    Repayment of Participations.

              (i)  At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender's L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

             (ii)  If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

          (e)    Obligations Absolute.    The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

              (i)  any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

             (ii)  the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person (other than the defense of the indefeasible payment or performance under the Loan Documents), whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

            (iii)  any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

            (iv)  any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

             (v)  any other circumstance or happening whatsoever (other than the defense of the indefeasible payment or performance under the Loan Documents), whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

          The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower's instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

          (f)    Role of L/C Issuer.    Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e) ; provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer's willful misconduct or gross negligence or the L/C Issuer's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

          (g)    Cash Collateral.    Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing which has not been reimbursed within two (2) Business Days of demand, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), "Cash Collateralize" means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances of the Borrower (the "Cash Collateral") pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such Cash Collateral deposited with the Administrative Agent pursuant to this Section and all proceeds of the foregoing, as security for the repayment of the Obligations. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. As long as no Event of Default has occurred and is continuing, upon a reduction of the Outstanding Amount of the L/C Obligations that have been Cash Collateralized (including if due to the expiration or termination of the applicable Letters of Credit, or if due to the repayment of any L/C Borrowings), the Administrative Agent shall promptly return to the Borrower the amount of Cash Collateral that is in excess of such Outstanding Amount. If an Event of Default has occurred and is continuing, any Cash Collateral shall be returned to the Borrower when all of the Obligations (other than inchoate indemnity obligations) have been indefeasibly paid in full.

          (h)    Applicability of ISP.    Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

          (i)    Letter of Credit Fees.    The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the "Letter of Credit Fee") for each Letter of Credit equal to the Applicable Rate for Letters of Credit (computed over the applicable period on the basis of a 360-day year and actual days elapsed) times the daily amount available to be drawn under such Letter of Credit during such period. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall computed based on the Default Rate.

          (j)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.    The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Fee Letter (computed over the applicable period on the basis of a 360-day year and actual days elapsed), which fee shall be computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the first Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand upon delivery of an invoice therefore and are nonrefundable (except to the extent otherwise provided in the Letter of Credit Application).

          (k)    Conflict with Issuer Documents.    In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

          (l)    Letters of Credit Issued for Operating Partnership or Controlled Subsidiaries.    Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, the Borrower, the Operating Partnership or a Controlled Subsidiary of the Operating Partnership, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of the Borrower, the Operating Partnership or any Controlled Subsidiary of the Operating Partnership inures to the benefit of the Borrower.

          (m)    Invoices.    The L/C Issuer shall send an invoice to the Borrower with respect to all Letter of Credit Fees, fronting fees and other charges described in Section 2.03(j) on or before the due date thereof provided, however, that failure to send such invoice shall not abrogate the Borrower's obligations to pay such amounts that are due hereunder.

        2.04    Swing Line Loans.

          (a)    The Swing Line.    Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a "Swing Line Loan") to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender's Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Maximum Credit Facility Availability then in effect, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender's Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender's Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender's Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Swing Line Loans may be either Base Rate Loans or Eurodollar Rate Loans, as requested by the Borrower in its Swing Line Loan Notice; provided, however, that if the Borrower does not designate the requested Swing Line Loan as a Base Rate Loan, such Swing Line Loan shall be a daily Eurodollar Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender's Applicable Percentage times the amount of such Swing Line Loan.

          (b)    Borrowing Procedures.    Each Swing Line Borrowing shall be made upon the Borrower's irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000, (ii) the requested borrowing date, which shall be a Business Day, and (iii) whether such Swing Line Loan will bear interest based on the daily Eurodollar Rate (in which case, such Swing Line Borrowing shall be a daily Eurodollar Rate Loan) or the Base Rate. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower, including a Solvency Certificate executed by each Credit Facility Guarantor. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 1:30 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02(a), (b), (c) or (d) is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 2:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower in Dollars that are immediately available funds either by (i) crediting the account of the Borrower on the books of the Swing Line Lender with the amount of such funds (or applicable portion or portions thereof designated by Borrower), and/or (ii) if requested by Borrower, remit a wire transfer of such funds (or applicable portion or portions thereof designated by Borrower), in each case in accordance with instructions provided (and reasonably acceptable) to the Administrative Agent by the Borrower.

          (c)    Refinancing of Swing Line Loans.

              (i)  The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Committed Loan in an amount equal to such Lender's Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Maximum Facility Availability and the conditions set forth in Sections 4.02(a) and (b). The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in Dollars and immediately available funds for the account of the Swing Line Lender at the Administrative Agent's Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Eurodollar Rate Committed Loan (if the Swing Line Loan is a Eurodollar Rate Loan) or a Base Rate Committed Loan (if the Swing Line Loan is a Base Rate Loan) to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

             (ii)  If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Committed Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender's payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

            (iii)  If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greatest of (A) the Federal Funds Rate, and (B) a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid (excluding the amounts described in the foregoing clauses (A) and (B)) shall constitute such Lender's Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

            (iv)  Each Lender's obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender's obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Sections 4.02(a) and (b). No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

          (d)    Repayment of Participations.

              (i)  At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.

             (ii)  If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

          (e)    Interest for Account of Swing Line Lender.    The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Lender's Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

          (f)    Payments Directly to Swing Line Lender.    The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender pursuant to the payment instructions for the Swing Line Lender set forth in Schedule 10.02.

2.05    Prepayments.

          (a)   The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice (which may be by telephone, promptly confirmed in writing) must be received by the Administrative Agent not later than 12:00 p.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Committed Loans and (B) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurodollar Rate Committed Loans shall be in a principal amount of not less than $1,000,000; and (iii) any prepayment of Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurodollar Rate Committed Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender's Applicable Percentage of such prepayment. Any prepayment of a Eurodollar Rate Committed Loan shall be accompanied by all accrued interest on the amount prepaid (other than as provided in Section 2.16(c)(i)(B)), together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages. Notwithstanding the foregoing, if the Borrower fails to prepay any Committed Loan on the date of prepayment set forth in the Borrower's notice therefor shall not, in and of itself, constitute an Event of Default hereunder. If the Borrower fails to make such prepayment with respect to any Eurodollar Rate Committed Loans on the date set forth in such notice, the Borrower shall pay any amounts required pursuant to Section 3.05.

          (b)   The Borrower may, upon written or telephonic notice to the Swing Line Lender, at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender not later than 3:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. Any prepayment of a Swing Line Loan shall be accompanied by all accrued interest on the amount prepaid. Notwithstanding the foregoing, the failure of the Borrower to prepay any Swing Line Loan on the date of prepayment set forth in the Borrower's notice therefor shall not, in and of itself, constitute an Event of Default hereunder.

          (c)   If at any time the Total Outstandings exceeds the then applicable Maximum Credit Facility Availability (including if due to the exclusion of a Borrowing Base Property from the Collateral pursuant to Section 2.16(b), or if due to a change in the Aggregate Allocated Loan Amount of the Borrowing Base Properties upon reappraisal of such properties upon extension of the Existing Maturity Date pursuant to Section 2.14), the Borrower shall immediately prepay Loans (or Cash Collateralize Letters of Credit pursuant to the procedures set forth in Section 2.03(g)) in an amount sufficient to reduce the Outstanding Amount to then applicable Maximum Credit Facility Amount. If Letters of Credit have been Cash Collateralized in the amount required pursuant to this Section 2.05(c), then as long as no Event of Default has occurred and is continuing, upon a reduction of the Total Outstandings, the Administrative Agent shall promptly return to the Borrower the equivalent amount of Cash Collateral.

          (d)   Upon a release of a Borrowing Base Property pursuant to Section 2.16(c) and (d), the Borrower shall prepay the Loan in the amount of the Allocated Loan Amount of such released Borrowing Base Property, if required pursuant to Section 2.16(c)(i)(B);

          (e)   If a Casualty Event or Taking shall occur with respect to any Borrowing Base Property, and unless the Net Proceeds of such Casualty Event or Taking are applied (or held for application) towards the repair or restoration of such Borrowing Base Property as permitted under Section 2.2 of the applicable Deed of Trust, then upon the Borrower's or the Administrative Agent's receipt of the applicable Insurance Proceeds or Condemnation Awards, upon such receipt the Borrower shall prepay any L/C Borrowings first, and then the Loans designated by the Borrower (or Cash Collateralize Letters of Credit) in the amount of the Net Proceeds of such Casualty Event or Taking, without premium (but subject to the provisions of Sections 2.12(a) and 3.05) or, at the instruction of the Borrower (provided no Event of Default is then continuing), such Net Proceeds shall be held in a Controlled Account by the Administrative Agent and applied to prepayment of the Loan as designated by the Borrower on the next Interest Payment Date applicable to the Loans to be prepaid (in which case the amount so held shall continue to bear interest at the non-default rate(s) provided in this Agreement (as long as no Event of Default shall have occurred and be continuing, in which event such Loans shall bear interest at the Default Rate) until so applied to prepay the Loan). Nothing in this Section 2.07 shall be deemed to limit any obligation of the Borrower under the Deeds of Trust or any other Collateral Document.

2.06    Termination or Reduction of Commitments.

          (a)    Optional.    The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 p.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Maximum Credit Facility Availability unless the Borrower repays the amount of such excess at the time of such reduction, (iv) no such reduction shall reduce the Aggregate Commitments below $125,000,000.

          (b)    Notice; Fees.    The Administrative Agent will promptly notify the Lenders of any such termination or reduction of the Aggregate Commitments pursuant to Section 2.06(a). Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07    Repayment of Loans.

          (a)   The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans outstanding on such date.

          (b)   The Borrower shall repay each Swing Line Loan (which may be repaid from borrowing of Committed Loans) on the earlier to occur of (i) the date that is ten (10) Business Days after such Loan is made and (ii) the Maturity Date.

2.08    Interest.

          (a)   Subject to the provisions of clause (b) below, (i) each Eurodollar Rate Committed Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; (iii) each Swing Line Loan that is a Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the daily Eurodollar Rate plus the Applicable Rate; and (iv) each Swing Line Loan that is a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

          (b)   (i) If any amount payable by the Borrower under any Loan Document is not paid on the due date thereof, whether at stated maturity, by acceleration or otherwise, from and after the date that is two (2) Business Days after the Borrower receives written notice from the Administrative Agent of the Borrower's failure to make such payment when due, such amount shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

             (ii)  Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

            (iii)  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

          (c)   Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09    Fees.    In addition to certain fees described in clauses (i) and (j) of Section 2.03:

          (a)   Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to fifteen basis points (0.15%) (computed over the applicable period on the basis of a 360-day year and actual days elapsed) times the actual daily amount by which the Aggregate Commitments during such period exceed the sum of (i) the Outstanding Amount of the Committed Loans, (ii) the Outstanding Amount of Swing Line Loans, and (iii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the first Business Day after the end of each March, June, September and December in respect to the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Aggregate Commitments during any quarter, the actual daily amount shall be computed separately for each period during such quarter that such Aggregate Commitments were in effect.

          (b)   Extension Commitment Fee. In connection with any extension of the Maturity Date pursuant to Section 2.14, the Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, an extension commitment fee in the amount set forth in Section 2.14(a)(x).

          (c)   Other Fees. The Borrower shall pay to the Arranger, the Administrative Agent and the L/C Issuer for their own respective accounts fees in the amounts and at the times specified in the Fee Letter, it being understood that any fees in the Fee Letter are to be paid without duplication of amounts to be paid pursuant to this Agreement. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

          (d)   Invoices. The Administrative Agent shall send an invoice to the Borrower with respect to all fees described in Section 2.03 on or before the due date thereof provided, however, that failure to send such invoice shall not abrogate the Borrower's obligations to pay such amounts that are due hereunder and under the Fee Letter.

2.10    Computation of Interest and Fees.    All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error, provided that any discretion used in making such determination has been exercised reasonably.

2.11    Evidence of Debt.

          (a)   The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender's Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

          (b)   In addition to the accounts and records referred to in clause (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12    Payments Generally; Administrative Agent's Clawback.

          (a)    General.    All payments that are to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent's Office in Dollars and in immediately available funds not later than 3:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender's Lending Office. All payments received by the Administrative Agent after 3:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

          (b)   (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurodollar Rate Committed Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender's share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to such Committed Borrowing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender's Committed Loan included in such Committed Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

             (ii)  Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

          A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error, provided that any discretion used in making such determination has been exercised reasonably.

          (c)    Failure to Satisfy Conditions Precedent.    If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the applicable conditions to the Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

          (d)    Obligations of Lenders Several.    The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c).

          (e)    Funding Source.    Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13    Sharing of Payments by Lenders.    If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender's receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

            (i)  if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

           (ii)  the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

        The Borrower and, by its execution of the Consent of Guarantor attached hereto, each other Loan Party consents to the foregoing.

2.14    Extension of Maturity Date.

          (a)    Extension of Maturity Date.    Subject to the terms of this Section 2.14, the Borrower may require that each Lender extend the then-existing Maturity Date (the "Existing Maturity Date") of such Lender's Commitment for an additional period of one (1) year from the Existing Maturity Date. The Borrower may require up to two (2) such one-year extensions (each, an "Extension Period"), provided that the following conditions have been satisfied with respect to each such Extension Period:

              (i)  The Borrower shall notify (the "Extension Notice") the Administrative Agent of the Borrower's exercise of such option between sixty (60) and one hundred twenty (120) days prior to the Existing Maturity Date;

             (ii)  No Default or Event of Default exists as of the date of the Extension Notice or as of the Existing Maturity Date or would result from the extension of the Maturity Date for the Extension Period;

            (iii)  Each Loan Party shall deliver to the Administrative Agent a certificate of its Responsible Officer, dated the Existing Maturity Date, certifying that the representations and warranties of such Loan Party contained in this Agreement and in each other Loan Document are true and correct in all material respects on and as of the date of such extension and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); provided, however, that if any representation or warranty is qualified by a disclosure made by the Borrower after the Closing Date, such representation and warranty must be true and correct notwithstanding such disclosure unless such disclosure is accepted by the Administrative Agent (on behalf of, and with the consent of, the Required Lenders) in writing;

            (iv)  The Aggregate Commitments as of the extension of the Existing Maturity Date do not exceed sixty-five percent (65%) of the aggregate Appraised Values of the Borrowing Base Properties, which Appraised Value shall be based on the "as is" value established by a new Appraisal for each Borrowing Base Property obtained by the Administrative Agent not more than sixty (60) days prior to the Existing Maturity Date, such Appraisal to be at the Borrower's expense and reasonably satisfactory to the Administrative Agent in all respects;

             (v)  The Debt Service Coverage Ratio (based on projections delivered by the Borrower of Operating Expenses and Operating Income of all of the Borrowing Base Properties for the twelve (12) full calendar month period following the Existing Maturity Date and the outstanding Aggregate Commitments as of the Existing Maturity Date) shall be equal to or greater than 1.25:1.00;

            (vi)  If required by the Administrative Agent, the Administrative Agent shall have received the results of any judgment and lien searches required and ordered by the Administrative Agent (at no cost to the Borrower);

           (vii)  As of the date of the Extension Notice, and as of the Existing Maturity Date, the Borrower and each Credit Facility Guarantor shall be in compliance with its limitations on Indebtedness under Section 7.03 and a Responsible Officer of the Borrower and each Credit Facility Guarantor shall have delivered to the Administrative Agent a certificate to such effect;

          (viii)  Whether or not the extension becomes effective, the Borrower shall pay all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent and the Lenders in connection with the proposed extension (pre- and post-closing), including Appraisal fees and reasonable legal fees; all such costs and expenses shall be due and payable within ten (10) days of demand, and any failure to pay such amounts shall constitute a Default under this Agreement and the Loan Documents;

            (ix)  Not later than the Existing Maturity Date, (i) the extension shall have been documented to the Lenders' reasonable satisfaction and consented to by each Loan Party, the Administrative Agent and all the Lenders, including the execution and delivery by each Guarantor of reaffirmations of their respective obligations under each Guaranty, (ii) each Credit Facility Guarantor shall have delivered to the Administrative Agent an executed Solvency Certificate, and (iii) the Administrative Agent shall have been provided with an updated title report and appropriate title insurance endorsements shall have been issued as required by the Administrative Agent; and

             (x)  On the Existing Maturity Date, the Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, an extension commitment fee equal to 10 basis points (0.10%) multiplied by the Aggregate Commitments in effect as of the extension of the Existing Maturity Date. Such extension commitment fee shall not be due in the event that the Borrower provides a timely revocation pursuant to Section 2.14(b).

          Any such extension shall be otherwise subject to all of the other terms and provisions of this Agreement and the other Loan Documents.

          (b)    Revocation of Request for Extension.    The Borrower may, upon notice to the Administrative Agent, revoke an Extension Notice; provided that any such notice shall be received by the Administrative Agent not later than 3:00 p.m. five (5) Business Days prior to the Existing Maturity Date.

          (c)    Conflicting Provisions.    This Section 2.14 shall supersede any provisions in Section 10.01 to the contrary.

2.15    Increase in Commitments.

          (a)    Request for Increase.    Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $250,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $50,000,000, and (ii) the Borrower may make a maximum of five such requests. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).

          (b)    Lender Elections to Increase.    Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

          (c)    Notification by Administrative Agent; Additional Lenders.    The Administrative Agent shall notify the Borrower and each Lender of the Lenders' responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

          (d)    Effective Date and Allocations.    If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the "Increase Effective Date") and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

          (e)    Conditions to Effectiveness of Increase.    As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase; (ii) certifying that, before and after giving effect to such increase, the representations and warranties of such Loan Party contained in the Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in clauses (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a), (b), (c) and (d), of Section 6.01; provided, however, that if any representation or warranty is qualified by a disclosure made by the Borrower after the Closing Date, such representation and warranty must be true and correct notwithstanding such disclosure unless such disclosure is accepted by the Administrative Agent (on behalf of, and with the consent by, the required Lenders) in writing; and (iii) in the case of the Borrower, certifying that no Default exists. The Borrower shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

          (f)    Conflicting Provisions.    This Section shall supersede any provisions in Section 10.01 to the contrary.

2.16    Additions, Exclusions and Releases of Borrowing Base Properties.

          (a)    Additions of Borrowing Base Properties.    As of the Closing Date, the Borrowing Base Properties hereunder shall be the Initial Borrowing Base Properties. Additional real estate properties that qualify as Eligible Property may be offered by the Borrower and shall be included as Borrowing Base Properties only in accordance with the following (and any other applicable terms and conditions contained in this Agreement):

            (i)    Request for Addition of Borrowing Base Properties.    The Borrower from time to time may request that any Eligible Property owned or to be acquired in fee simple, or subject to a Ground Lease approved by the Administrative Agent in its sole discretion, by the Borrower, any Credit Facility Guarantor or any Controlled Subsidiary that becomes a Credit Facility

    Guarantor pursuant to Section 6.18 hereof (a "Nominated Property"), be accepted as Collateral and included as a Borrowing Base Property by delivering to the Administrative Agent and the Lenders a written request therefor.

            (ii)    Acceptance of Collateral.    The Administrative Agent shall have the right, in its sole discretion, and after performing such due diligence as the Administrative Agent desires in its sole discretion, to accept or reject any such Nominated Property offered as an Additional Borrowing Base Property. Notwithstanding the foregoing, the Administrative Agent shall not unreasonably withhold its acceptance of a Nominated Property as a Borrowing Base Property if, through the due diligence contemplated hereby, the Administrative Agent determines that the Nominated Property does not qualify as a Borrowing Base Property based upon the same underwriting standards as used for the Initial Borrowing Base Properties, and provided that the items delivered pursuant to clauses (A) through (M) below and the information and disclosures contained therein are satisfactory to the Administrative Agent in its sole discretion. The Borrower shall at its expense provide the Administrative Agent and the Lenders with the following due diligence materials and information with respect to any Nominated Property at least forty-five (45) days prior to the proposed addition of such Nominated Property as a Borrowing Base Property:

              (A)  a preliminary title report for the Nominated Property and an ALTA survey meeting the requirements of Section 4.01(a)(iii);

              (B)  copies of permanent and unconditional certificates of occupancy for such Nominated Property meeting the requirements of Section 4.01(a)(iv) or otherwise acceptable to the Administrative Agent;

              (C)  an Environmental Report and a Property Condition Report with respect to such Nominated Property, dated as of a recent date, prepared by a qualified firm acceptable to the Administrative Agent, in generally accepted industry standard format;

              (D)  Uniform Commercial Code searches with respect to the existing or proposed owner or lessor of the Nominated Property;

              (E)  the existing or proposed form of Property Management Agreement, standard lease form and all existing brokerage and/or leasing agreements, if any, affecting such Nominated Property that will not be terminated, certified by a Responsible Officer to be true, correct and complete in all material respects;

              (F)  if the Nominated Property is owned or leased (or to be acquired by) a Controlled Subsidiary that is not currently a Loan Party, copies of the financial statements for the owner or lessor of such Nominated Property meeting the requirements of Section 4.01(a)(xiv);

              (G)  projections of Operating Expenses and Operating Income of all of the Borrowing Base Properties (including the Nominated Property) for the twelve (12) full calendar month period following the date of the proposed addition of the Nominated Property;

              (H)  a seismic report for such Nominated Property prepared by a firm of licensed engineers selected by the Administrative Agent and prepared in accordance with the Administrative Agent's scope for such reports and otherwise acceptable to the Administrative Agent in all respects;

              (I)   current, certified rent roll (which certificate may be qualified by knowledge in the case of an acquisition) and other reports of the financial and operating results (for the most recent 12-month period) and projections for the Nominated Property setting forth in such format as the Administrative Agent may reasonably require;

              (J)   if required by the Administrative Agent, evidence of the zoning, subdivision and entitlements status of the Nominated Property, including, without limitation, copies of the certificate of occupancy and any other material permits, licenses or approvals required for such property;

              (K)  in the case of an acquisition, a copy of the purchase and sale agreement(s) by which the owner will acquire the fee title to, or Ground Lease interest in, the Nominated Property;

              (L)  the Leasing Affidavits (which may be qualified by knowledge in the case of an acquisition and other items described in Section 4.01(a)(vii) with respect to such new Borrowing Base Property; and

              (M) such other items pertaining to the Nominated Property as the Administrative Agent may reasonably request.

            The Borrower acknowledges that the review of the due diligence materials described in this Section 2.16(a)(ii)will require advance notice to the Administrative Agent, and the Borrower undertakes, as provided above, to provide as much advance notice as reasonably possible to achieve timely review of such materials. The Administrative Agent shall notify the Borrower and the Lenders within thirty (30) days of receipt of all of the items described in clauses (A) through (M) above whether it agrees to accept the applicable Nominated Property as a Borrowing Base Property, which acceptance shall be conditioned upon the satisfaction (or waiver by the Administrative Agent in writing) of each of the items described in Section 2.16(a)(iii).

            (iii)    Conditions to Inclusion of Proposed Borrowing Base Properties in Borrowing Base.    Each of the following conditions must be satisfied (or waived by the Administrative Agent in writing) prior to any Nominated Property becoming a Borrowing Base Property hereunder:

              (A)    Appraisal.    The Administrative Agent shall have received an Appraisal for the Nominated Property (which Appraisal shall be ordered by the Administrative Agent promptly upon request of the Borrower).

              (B)    Maximum Facility Amount.    Based upon the information provided by the Borrower pursuant to Section 2.16(a)(ii)(G), the Administrative Agent shall be satisfied that, as of the date of and including the addition of the new Borrowing Base Property (and after giving effect to any applicable increase in Commitments pursuant to Section 2.15), the Debt Service Coverage Ratio based on the Aggregate Commitments then in effect is equal to or greater than 1.25:1.00.

              (C)    Guaranty and Collateral Documents.    The Borrower shall deliver, or caused to be delivered, to the Administrative Agent, at the Borrower's sole expense: (i) if the new Borrowing Base Property is owned or leased by a Controlled Subsidiary that is not currently the Borrower or a Credit Facility Guarantor, an accession to the Credit Facility Guaranty, a Consent to this Agreement and an accession to the Contribution Agreement in the forms attached to each such agreement, an Environmental Indemnity Agreement and a Solvency Certificate, together with all of the items described in Sections 4.01(a)(x), 4.01(a)(xi), 4.01(xviii), 4.01(a)(xix) and 4.01(a)(xxi) with respect to such Controlled Subsidiary; (ii) each Collateral Document for such Borrowing Base Property, each of which shall be duly executed by the Borrower or Credit Facility Guarantor that is the owner or lessee of such property and each other Person a party thereto, and upon recording or filing, shall create a duly perfected first priority Lien on or security interest in, or assignment of, the Collateral described therein (subject to Permitted Title Exceptions), and (ii) such termination statements and other documents as may be necessary to terminate all Liens on such new Borrowing Base Property, other than Permitted Title Exceptions.

              (D)    Title Assurances.    The Administrative Agent shall have received confirmation from the Title Insurer satisfactory to the Administrative Agent of the effectiveness of the Title Policy for such new Borrowing Base Property meeting the requirements of Section 4.01(a)(ii).

              (E)    Insurance.    The Borrower shall have provided, or caused to be provided, to the Administrative Agent a copy of the insurance policies required by the Deed of Trust for such new Borrowing Base Property, together with evidence of the payment of premiums therefor that are then due and payable;

              (F)    Tenant Estoppel Agreements, SNDAs and Ground Lease Estoppel Agreements.    The Borrower shall have provided, or caused to be provided, to the Administrative Agent, a Tenant Estoppel Agreement and an SNDA Agreement executed by any Tenant under a Major Lease and, if the new Borrowing Base Property is a Ground Lease, a Ground Lease Estoppel Agreement executed by the fee owner of the property.

              (G)    Legal Opinions.    If the Controlled Subsidiary that is the owner or lessee of the new Borrowing Base Property is not the Borrower or an existing Credit Facility Guarantor, the Borrower shall have delivered to the Administrative Agent, if required by the Administrative Agent, opinions of counsel as to such Controlled Subsidiary as to the valid existence of such Controlled Subsidiary, the due authorization, execution and delivery of the Deed of Trust and other Collateral Documents for such Borrowing Base Property, and lack of any conflict of any such document with any Contractual Obligations of such Person, in form and substance reasonably satisfactory to the Administrative Agent. If the new Borrowing Base Property is located outside of the State of California, the Borrower shall have delivered to the Administrative Agent an opinion of counsel in the state where the Borrowing Base Property is located concerning the form, legality and enforceability of the Deed of Trust and other Collateral Documents relating to such Borrowing Base Property, lack of any violation of any requirements of law as a result of the execution, delivery and performance of such documents, and such other matters relating to such Borrowing Base Property and such Collateral Documents as the Administrative Agent may require;

              (H)    Officers' Certificate.    The Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer certifying (i) that no Default has occurred and is continuing; (ii) that the condition precedent set forth in Section 2.16(a)(iii)(B) has been satisfied; (iii) that all financial and operating information delivered to the Administrative Agent pursuant to Section 2.16(a)(ii), subject to audit, is complete and correct in all material respects to the knowledge of the Borrower; (iv) that such property would not be required to be excluded as Collateral pursuant to Section 2.16(b); (v) in the case of an acquisition, the purchase price for the Nominated Property, upon which the Administrative Agent and the Lenders shall be entitled to rely; and (vi) that the applicable Credit Facility Guarantor holds no Indebtedness other than as permitted under Section 7.03;

              (I)    Disbursements.    The Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent required to be paid hereunder; and

              (J)    Affirmation.    The Borrower and each Credit Facility Guarantor shall have reaffirmed its obligations under its Credit Facility Guaranty and each other Loan Document to which it is a party.

            (iv)    Timing of Inclusion of New Borrowing Base Property.    Notwithstanding anything to the contrary contained herein, (A) no real property owned or leased by the Borrower or a Controlled Subsidiary (other than the Initial Borrowing Base Properties) shall be counted as a Borrowing Base Property unless such property is nominated as a Nominated Property pursuant to Section 2.16(a)(i), is accepted as a Borrowing Base Property pursuant to Sections 2.16(a)(ii) and 2.16(a)(iii), and, if such Nominated Property is owned or ground leased by a Controlled Subsidiary that is not a party to the Credit Facility Guaranty, the Administrative Agent has received the documents and opinions described in Sections 2.16(a)(iii)(C) and the first sentence of Section 2.16(a)(iii)(G); and (B) promptly upon such information becoming available, the Administrative Agent shall notify the Borrower of the proposed Allocated Loan Amount of the Nominated Property and, if such proposed Allocated Loan Amount is less than sixty-five percent (65%) of the Appraised Value of such Nominated Property due to the calculation thereof pursuant to clause (b)(ii) of the defined term "Allocated Loan Amount," then the Borrower may, upon notice to the Administrative Agent, withdraw its proposal to added such Nominated Property as a Borrowing Base Property pursuant to this Section 2.16(a).

            (v)    Appraisals.    The Borrower shall reimburse the Administrative Agent for the cost of all Appraisals of Nominated Properties offered as proposed Borrowing Base Properties under Section 2.16(a). Any delay in the completion of such Appraisals shall be the sole risk of the Borrower. The Borrower shall, and shall cause the applicable Credit Facility Guarantor to, cooperate with such Appraisers, including by providing the appraisers with access to the Nominated Property, the books and records of the Borrower or such Credit Facility Guarantor, as applicable, and the Collateral or proposed Collateral subject to Appraisal.

            (vi)    Special considerations pertaining to the One Westwood Leasehold Property.    If the Underlying Fee Estate in the One Westwood Leasehold Property is added as Borrowing Base Property in accordance with the provisions of Section 7.13(b), the Allocated Loan Amount for the One Westwood Leasehold Property set forth on Schedule 5.08 shall be increased by sixty-five percent (65%) of the Appraised Value of the Underlying Fee Estate.

          (b)    Exclusion of Borrowing Base Properties From the Collateral.    Any Borrowing Base Property will automatically be considered to have an Appraised Value of zero and will be excluded as a Borrowing Base Property:

            (i)    Casualty Events and Adverse Changes.    Within ten (10) days after demand from the Administrative Agent to the Borrower following the occurrence of any one of the following events:

              (A)  any Casualty Event or Taking with respect to such Borrowing Base Property which is not restored, repaired or replaced as required under the terms of the Deed of Trust encumbering such property within no more than one hundred eighty (180) days after the occurrence of such Casualty Event or Taking (or, if payments are made in respect of such Casualty Event or Taking by an insurer under a policy of business interruption insurance covering such Borrowing Base Property, such longer period after the occurrence of such Casualty Event or Taking that such business interruption insurance payments are paid by such insurer, not to exceed, in any case, a period of twelve (12) months following such Casualty Event or Taking); or

              (B)  the occurrence of an material adverse change in the environmental condition of such property from that described in the materials described in Section 4.01(a)(vi) or Section 2.16(ii)(D) (as applicable) which is not adequately remediated pursuant to the terms of the Environmental Indemnity Agreement relating to or the Deed of Trust encumbering such Borrowing Base Property; and

            (ii)    Sales, Transfers, Etc.    Immediately upon the occurrence of any sale, transfer or encumbrance of such Borrowing Base Property, other than Permitted Liens and transfers expressly permitted by the Loan Documents.

            (iii)    Releases.    Immediately upon the release of such Borrowing Base Property pursuant to Section 2.16(c) and (d).

          (c)    Releases of Borrowing Base Properties.    Except as set forth in this Section 2.16(c), or unless the Obligations (other than inchoate indemnity obligations) have been paid in full, neither the Borrower nor any Credit Facility Guarantor shall have the right to obtain the release of any Borrowing Base Property from the Lien of the Loan Documents, and no repayment or prepayment of any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Deed of Trust on any Borrowing Base Property or any other Collateral. Any release upon payment of the Obligations in full shall be in accordance with the provisions of the Deeds of Trust governing releases.

              (i)  At any time following the Closing Date, the Borrower on one or more occasions may obtain, and the Administrative Agent shall take such actions as are necessary to effectuate pursuant to this Section 2.16(c)(i), the release of the entirety of any Borrowing Base Property from the Lien of the Deeds of Trust (and related Loan Documents) thereon and the release of the Borrower's and the respective Credit Facility Guarantor's obligations under the Loan Documents with respect to such Borrowing Base Property (other than those which expressly survive repayment, including, but not limited to, those set forth in the Environmental Indemnity Agreement), upon satisfaction of each of the following conditions:

              (A)  The Borrower shall submit to the Administrative Agent (on behalf of the Lenders), by 3:00 p.m. at least ten (10) days prior to the date of the proposed release, written notice of its election to obtain such release (which notice shall include a certification by a Responsible Officer of the Borrower that the proposed release complies with all of the conditions set forth in Section 2.16(c)(i), together with the form or forms for a release of Lien and related Loan Documents (or, in the case of a Deed of Trust, a request for reconveyance) for such Borrowing Base Property for execution by the Administrative Agent, which the Administrative Agent shall execute and deliver to the applicable Credit Facility Guarantor, for recordation upon satisfaction of all conditions set forth in this Section 2.16(c)(i). Such release shall be in a form appropriate in each jurisdiction in which the applicable Borrowing Base Property is located and reasonably satisfactory to the Administrative Agent and its counsel. Any notice of a proposed release of a Borrowing Base Property pursuant to this Section 2.16(c) may be revoked (or the date proposed for such release may be postponed) by a further written notice (which may be delivered by the Borrower by facsimile to the Administrative Agent). Any notice revoking a proposed release (or postponing the date for a proposed release) shall be delivered not less than one (1) Business Day prior to the date of such release specified in the notice of release.;

              (B)  The Aggregate Commitments and the Maximum Credit Facility Availability shall be reduced by the Allocated Loan Amount of the Borrowing Base Property released pursuant to this Section 2.16(c) and, if after giving effect to such reduction, the Total Outstandings would exceed the Maximum Credit Facility Availability, then the Borrower shall remit to the Administrative Agent the amount of such excess (for application to prepayment of the principal balance of the Loan) and all costs due pursuant to Section 3.05 (it being agreed that accrued interest on the principal amount to be paid pursuant to this clause shall not be due and payable in connection with such release (unless such accrued interest is otherwise due and payable), but shall be due and payable on the next Interest Payment Date). The minimum increment requirements of Section 2.05(a) shall not apply to a prepayment of the Loan made in accordance with this Section 2.16(c)(i)(B);

              (C)  Immediately prior to such release, the Debt Service Coverage Ratio as calculated for all of the Borrowing Base Properties then securing the Loan other than the Borrowing Base Property proposed to be released shall be equal to or greater than 1.25-to-1.00 (based on projections delivered by the Borrower of Operating Expenses and Operating Income of all of the remaining Borrowing Base Properties for the twelve (12) full calendar month period following the proposed date of such release and assuming for the purposes of such calculation that the Maximum Credit Facility Availability used to calculate the Debt Service Coverage Ratio has been reduced by the Allocated Loan Amount of the Borrowing Base Property proposed to be released);

              (D)  After giving effect to such release and the payment of principal required to be made in connection therewith, the Aggregate Commitments (unless the Loan shall be repaid in full) shall not be less than $125,000,000; and

              (E)  No Default or Event of Default exists at the time of the Borrower's request or on the date of the proposed release or after giving effect thereto (other than a Default or Event of Default that would be cured by effectuating such release).

            Immediately upon the release of the Borrowing Base Property pursuant to this Section 2.16(c), the Maximum Credit Facility Availability shall be reduced by the Allocated Loan Amount of such Borrowing Base Property. It is understood and agreed that no such release shall impair or otherwise adversely affect the Liens, security interests and other rights of the Administrative Agent or the Lenders under the Loan Documents not being released (or as to the parties to the Loan Documents and Borrowing Base Properties subject to the Loan Documents not being released).

             (ii)  Any Borrowing Base Property released from the Lien of the Deed of Trust and other Loan Documents pursuant to this Section 2.16(c) shall, effective upon such release, no longer be considered a "Borrowing Base Property" for purposes of this Agreement or the other Loan Documents, except for purposes of those indemnification obligations and other covenants which, by their terms, expressly survive any such release.

          (d)    Release of Collateral.    The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral pursuant to Section 2.16(c). If the owner of the applicable Borrowing Base Property that is released pursuant to Section 2.16(c) is no longer an owner of any Borrowing Base Property, the Credit Facility Guaranty of such owner may be released in accordance with the provisions of Section 6.18(c).

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01    Taxes.

          (a)    Payments Free of Taxes.    Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or, without duplication, Other Taxes, provided that if the Borrower shall be required by Applicable Law to deduct any Indemnified Taxes (including, without duplication, any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

          (b)    Payment of Other Taxes by the Borrower.    Without limiting the provisions of clause (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

          (c)    Indemnification by the Borrower.    The Borrower shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error, provided that any discretion used in making such determination has been exercised reasonably.

          (d)    Evidence of Payments.    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

          (e)    Status of Lenders.    Any Foreign Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower is resident for Tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

          Without limiting the generality of the foregoing, in the event that the Borrower is resident for Tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

              (i)  duly completed copies of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

             (ii)  duly completed copies of IRS Form W-8ECI,

            (iii)  in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a "bank" within the meaning of Section 881(c) (3)(A) of the Code, (B) a "10 percent shareholder" of the Borrower within the meaning of Section 881(c) (3)(B) of the Code, or (C) a "controlled foreign corporation" described in Section 881(c) (3)(C) of the Code and (y) duly completed copies of IRS Form W-8BEN, or

            (iv)  any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower to determine the withholding or deduction required to be made (including, without limitation, duly completed copies of IRS Form W-8IMY and accompanying documentation, as applicable).

          Until such properly completed and executed documentation as shall be prescribed by Applicable Law have been provided to the Borrower and which permit the Borrower to make payments to a Foreign Lender hereunder and under the Loan Documents without withholding, the Borrower shall be entitled to take all actions that are required to comply with Applicable Laws with respect to payments payable hereunder on account of Loans made to the Borrower by any such Foreign Lender, and such actions shall not constitute a Default or an Event of Default.

          (f)    Treatment of Certain Refunds.    If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02    Illegality.    If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority hereafter imposes material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Committed Loans to Eurodollar Rate Committed Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03    Inability to Determine Rates.    (a) If the Required Lenders determine, after making reasonable efforts, for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to Lenders in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) if as a result of conditions or circumstances arising after the Closing Date, the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, while such condition remains in effect, the obligation of the Lenders to make or maintain Eurodollar Rate Loans for such amount or such Interest Period that gives rise to such conditions shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice (which instruction to the Administrative Agent the Required Lenders agree to promptly give upon the cessation of such condition). Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans that are affected by the applicable conditions of this Section 3.03(a) or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein. Notwithstanding the forgoing, if the applicable conditions of this Section 3.03(a) affect Eurodollar Rate Loans with only certain loan amounts or certain Interest Periods, the Borrower may request Eurodollar Rate Loans with other loan amounts or Interest Periods that do not meet the conditions of this Section 3.03(a).

        (b)   If any Lender (the "Determining Lender") determines, after making reasonable efforts, for any reason in connection with any request for a Eurodollar Rate Committed Loan with an Interest Period of less than one month (a "Short Eurodollar Rate Loan"), that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the Interest Period of such Short Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for the requested Interest Period with respect to such proposed Short Eurodollar Rate Loan, or (c) the Eurodollar Rate for the Interest Period requested for such Short Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Determining Lender of funding such Short Eurodollar Rate Loan, such Lender will promptly notify the Administrative Agent, who will promptly after receipt of such notice so notify the Borrower and each other Lender. Thereafter, while such condition remains in effect, the obligation of any Lender to make such Short Eurodollar Rate Loans for such Interest Period that gives rise to such conditions shall be suspended until the Determining Lender instructs the Administrative Agent that it revokes such notice (which instruction to the Administrative Agent the Determining Lender agrees to promptly give upon the cessation of such condition, and which revocation instruction shall be promptly delivered by the Administrative Agent to the Borrower and each other Lender). Upon receipt of notice of a Determining Lender that any of the conditions in this Section 3.03(b) exists, the Borrower shall be deemed to have revoked any pending request for a

Borrowing of, conversion to or continuation of Short Eurodollar Rate Loans that are affected by the applicable conditions of this Section 3.03(b). Notwithstanding the forgoing, if the applicable conditions of this Section 3.03(b) affect Short Eurodollar Rate Loans with only certain Interest Periods, the Borrower may request Short Eurodollar Rate Loans with other Interest Periods that do not meet the conditions of this Section 3.03(b).

3.04    Increased Costs.

          (a)    Increased Costs Generally.    If any Change in Law shall:

              (i)  impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

             (ii)  subject any Lender or the L/C Issuer to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Excluded Taxes or any change in the rate of any Excluded Taxes); or

            (iii)  impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

  and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

          (b)    Capital Requirements.    If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender's or the L/C Issuer's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the L/C Issuer's capital or on the capital of such Lender's or the L/C Issuer's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender's or the L/C Issuer's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the L/C Issuer's policies and the policies of such Lender's or the L/C Issuer's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender's or the L/C Issuer's holding company for any such reduction suffered.

          (c)    Certificates for Reimbursement.    A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error, provided that any discretion used in determining such amounts has been exercised reasonably. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

          (d)    Delay in Requests.    Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender's or the L/C Issuer's right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the L/C Issuer's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

          (e)    Reserves on Eurodollar Rate Loans.    The Borrower shall pay to each Lender, if as a result of a Change in Law such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender reasonably and in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days' prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05    Compensation for Losses.    Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any actual loss, cost or expense incurred by it as a result of:

          (a)   any conversion, payment or prepayment of any Eurodollar Rate Committed Loan on a day other than the last day of the Interest Period for such Eurodollar Rate Committed Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

          (b)   any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Committed Loan on the date or in the amount notified by the Borrower; or

          (c)   any assignment of a Eurodollar Rate Committed Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.14;

including any loss of anticipated interest and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained; less amounts earned, or that would be earned, by Lender's reemployment of such funds.

        For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Committed Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Committed Loan was in fact so funded.

3.06    Mitigation Obligations; Replacement of Lenders.

          (a)    Designation of a Different Lending Office.    If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for, or the condition requiring, the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

          (b)    Replacement of Lenders.    If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, the Borrower may replace such Lender in accordance with Section 10.14.

3.07    Survival.    All of the Borrower's obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01    Conditions of Initial Credit Extension.    The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

          (a)   The Administrative Agent's receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

              (i)  Loan Documents.

              (A)  Executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

              (B)  Executed counterparts of each Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

              (C)  A Note executed by the Borrower in favor of each Lender requesting a Note (including the Swing Line Lender);

              (D)  An executed Deed of Trust for each Borrowing Base Property, in proper form for recording in the official records of the county in which each such Borrowing Base

      Property is located, and UCC-1 financing statements in proper form for filing in all filing offices that the Administrative Agent may require;

              (E)  Executed counterparts of each Environmental Indemnity Agreement;

              (F)  Executed counterparts of each General Assignment;

              (G)  Executed counterparts of each Property Manager's Consent;

              (H)  Executed counterparts of each Solvency Certificate;

              (I)   Executed counterparts of the Contribution Agreement;

              (J)   Executed counterparts of the Reimbursement Agreement; and

              (K)  Executed counterparts of each other Loan Document;

            (ii)    Title Insurance; Priority.    Confirmation from the Title Insurer satisfactory to the Administrative Agent of the effectiveness of the ALTA policy or policies (or pro forma policy or policies) of title insurance for each Borrowing Base Property satisfactory to the Administrative Agent (collectively, the "Title Policy") issued by the Title Insurer (i) each insuring the Administrative Agent for the benefit of the Lenders in an amount equal to the aggregate amount of the Aggregate Commitments in effect on the Closing Date (with a tie-in endorsement satisfactory to the Administrative Agent) that the applicable Credit Facility Guarantor is lawfully seized and possessed of a valid and subsisting fee simple (or other applicable) interest in the Borrowing Base Properties subject to no Liens other than Permitted Title Exceptions and (ii) providing such other affirmative insurance and endorsements as the Administrative Agent may require in each case as approved by the Administrative Agent; in addition, the Borrower shall have paid all recording and filing fees payable in connection with recording the Deeds of Trust and the filing of the Uniform Commercial Code financing statements related thereto in the appropriate offices;

            (iii)    Survey.    An "as-built" survey of each Borrowing Base Property, each satisfactory to the Administrative Agent in form and content and made by a registered land surveyor satisfactory to the Administrative Agent, each survey showing, among other things through the use of course bearings and distances, (A) all easements and roads or rights of way (including all access to public roads) and setback lines, if any, affecting the Improvements and that the same are unobstructed or any such obstructions are acceptable to the Administrative Agent; (B) the dimensions of all existing buildings and distance of all material Improvements from the lot lines; (C) no encroachments by improvements located on adjoining property that are not acceptable to the Administrative Agent; and (D) such additional information which may be reasonably required by the Administrative Agent. Each such survey shall be dated a date reasonably satisfactory to the Administrative Agent, bear a proper certificate substantially in the form of Exhibit R attached hereto by the surveyor in favor of the Administrative Agent (on behalf of the Lenders) and the Title Insurer and include the legal description of the applicable Borrowing Base Property;

            (iv)    Certificates of Occupancy.    Copies of permanent and unconditional certificates of occupancy permitting the fully functioning operation and occupancy of each Borrowing Base Property and of such other permits necessary for the use and operation of each Borrowing Base Property issued by the respective Governmental Authorities having jurisdiction over such Borrowing Base Property, together with such other evidence as may be requested by the Administrative Agent with respect to the compliance of each Borrowing Base Property with zoning requirements;

            (v)    Insurance.    A copy of the insurance policies required by the Deeds of Trust or certificates of insurance with respect thereto, such policies or certificates, as the case may be, to be in form and substance, and issued by companies, acceptable to the Administrative Agent and otherwise in compliance with the terms of the Deeds of Trust, together with evidence of the payment of all premiums therefor that are currently due and payable;

            (vi)    Environmental Report.    The Environmental Reports for each Borrowing Base Property;

            (vii)    Leases.    (A) The affidavits (the "Leasing Affidavits") of a Responsible Officer of each Credit Facility Guarantor certifying that, with respect to each Borrowing Base Property owned or leased by it, except as disclosed in the estoppel certificates delivered to the Administrative Agent prior to the Closing Date with respect to each such Borrowing Base Property, that certain Douglas, Emmett & Company Delinquency/Aging Report (Summarized) dated August 28, 2006 (with respect to all Initial Borrowing Base Properties other than Camden Medical Arts) and that certain Emmett & Company Delinquency/Aging Report (Summarized) dated August 30, 2006 (with respect to Camden Medical Arts), provided to the Administrative Agent with respect to each such Borrowing Base Property, or the rent rolls delivered to the Administrative Agent pursuant to Section 4.01(a)(vii) or Section 2.16(a)(ii)(J) (as applicable) for each such Borrowing Base Property, (1) each tenant lease listed in the Leasing Affidavits is in full force and effect; (2) the tenant lease summaries provided by the Borrower or Credit Facility Guarantors to the Administrative Agent are true and correct and, as to all matters contained therein relating to rent, term, termination rights, options to renew, extend or expand, rights of first refusal or offer, tenant improvement allowances, security deposits and other credit enhancements, insurance, tax and operating expense recovery, and obligations with respect to subordination, non-disturbance and attornment, complete in all material respects, and such summaries do not fail to disclose any material term of any Lease which would adversely affect the obligation of the tenant thereunder to pay rent or perform any of its other material obligations for the entire term thereof consistent with the terms disclosed in such summary and the rent rolls delivered to the Administrative Agent pursuant to Section 4.01(a)(vii) or Section 2.16(a)(ii)(J) (as applicable); (3) no defaults exist under any of the Leases (other than the Major Leases) by any party (including any guarantor) thereto that, individually or in the aggregate with respect to all such defaults, would result in a Material Adverse Effect and, to the knowledge of the Borrower and each Credit Facility Guarantor, no material default exists under any of the Major Leases; and (4) to the knowledge of the Borrower and each Credit Facility Guarantor, no event which would result in a material adverse change in the financial condition, operations or business of one or more tenants under Major Leases has occurred which the Borrower or such Credit Facility Guarantor has determined would adversely affect the ability of such tenant to pay its rent and perform its other material obligations under such Major Lease, (B) the standard office lease form and the standard retail lease form (both as approved by the Administrative Agent) to be used for the Borrowing Base Properties, and (C) rent rolls for each Borrowing Base Property;

            (viii)    Tenant Estoppel Agreement and Ground Lease Estoppel Agreements.    Tenant Estoppel Agreements in form and substance satisfactory to the Administrative Agent from tenants covering at least seventy-five percent (75%) of all the leased space in the Borrowing Base Properties, and Ground Lease Estoppel Agreements executed by the Ground Lessors under the Ground Leases of the property described in clause (a) of the definition of "Ground Lease";

            (ix)    SNDA Agreements.    Each SNDA Agreement obtained by the Borrower pursuant to Section 6.11;

            (x)    Non-Foreign Status.    A certificate by a Responsible Officer certifying the tax identification number of the Borrower and each Credit Facility Guarantor and the fact that none of the Borrower or any Credit Facility Guarantor is a foreign person under the Code.

            (xi)    UCC Searches.    Uniform Commercial Code searches with respect to the Borrower, each Credit Facility Guarantor and the Property Manager as required by the Administrative Agent;

            (xii)    Appraisals.    The Appraisals for each Borrowing Base Property indicating an "as-is" value for each of the Borrowing Base Properties, such that the Allocated Loan Amount for each Borrowing Base Property shall not exceed sixty percent (65%) of the Appraised Value of such Borrowing Base Property;

            (xiii)    Management and Leasing Agreements.    True, complete and correct copies of the Property Management Agreement and all brokerage and/or leasing agreements affecting the Borrowing Base Properties;

            (xiv)    Financial Information.    Copies of (A) an opening balance sheet for the Borrower, and (B) the most recent audited and unaudited annual and quarterly financial statements of each Credit Facility Guarantor, all of the foregoing to be satisfactory to the Administrative Agent and each Lender in their reasonable discretion;;

            (xv)    Annual Budget.    A copy of the Annual Budget for each Borrowing Base Property for the current calendar year;

            (xvi)    Property Condition Report.    A survey of the physical condition of each Borrowing Base Property prepared by a licensed engineer selected by the Administrative Agent and in accordance with the Administrative Agent's scope and otherwise acceptable to the Administrative Agent in all respects;

            (xvii)    Seismic Report.    A seismic report for each Borrowing Base Property prepared by a firm of licensed engineers selected by the Administrative Agent and prepared in accordance with the Administrative Agent's scope for such reports and otherwise acceptable to the Administrative Agent in all respects;

            (xviii)    Authorizations.    Such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

            (xix)    Good Standings.    Such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in California;

            (xx)    Opinions.    A favorable opinion of Cox, Castle & Nicholson LLP, counsel to the Loan Parties, and Skadden, Arps, Slate, Meagher & Flom LLP or such other firm as shall be reasonably acceptable to the Administrative Agent, as special Delaware counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit T and such other matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

            (xxi)    Loan Parties' Certificate.    A certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such

    Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

            (xxii)    Borrower's Certificate.    A certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since December 31, 2005, that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and

            (xxiii)    Other Items.    Such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may require.

          (b)    Fees.    Any fees required to be paid to the Administrative Agent on or before the Closing Date shall have been paid or satisfactory arrangements have been made such that such fees shall be paid on the Closing Date.

          (c)    Disbursements.    Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) if and to the extent required pursuant to Section 10.04 hereto.

          (d)    DSCR.    The Debt Service Coverage Ratio based on the Aggregate Commitments shall be equal to or greater than 1.25:1.00.

          (e)    IPO.    The IPO Effective Time shall have occurred.

          (f)    Closing Date.    The Closing Date shall have occurred on or before December 31 2006.

        Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02    Conditions to all Credit Extensions.    The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a continuation of Eurodollar Rate Committed Loans or a conversion of Eurodollar Rate Loans to Base Rate Loans) is subject to the following conditions precedent:

          (a)    Representations and Warranties True.    The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in clauses (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a), (b), (c) and (d) of Section 6.01; provided, however, that if any representation or warranty is qualified by a disclosure made by the Borrower after the Closing Date, such representation and warranty must be true and correct notwithstanding such disclosure unless such disclosure is accepted by the Administrative Agent (on behalf of, and with the consent of, the Required Lenders) in writing.

          (b)    No Default.    No Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof (provided, however, that if a Default that is not a payment Default, a Default under Section 8.01(f), or an Event of Default then exists, and if the other applicable conditions set forth in this Section 4.02 are met, the Lenders will honor requests for Credit Extensions for Swing Line Loans, Base Rate Committed Loans and Eurodollar Rate Committed Loans with Interest Periods of not more than one month).

          (c)    Request for Credit Extension.    The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender, shall have received a Request for Credit Extension in accordance with the requirements hereof.

          (d)    Solvency Certificate.    Each Credit Facility Guarantor shall have executed a Solvency Certificate.

          (e)    Confirmation of Title Priority.    If requested by the Administrative Agent in connection with a Request for a Credit Extension upon the extension of the Maturity Date pursuant to Section 2.14, an increase in the Aggregate Commitments pursuant to Section 2.16, or in connection with any matter excluded from the revolving credit endorsement to the Title Policy, the Administrative Agent shall have received written confirmation from the Title Company of the continued priority of the Administrative Agent's Liens on each Borrowing Base Property, which confirmation may be in the form of email or facsimile transmission.

        Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Eurodollar Committed Loans to Base Rate Committed Loans or a continuation of Committed Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

        Borrower and each Guarantor that executes a Consent of Guarantor attached hereto, makes the following representations and warranties:

5.01    Existence, Qualification and Power; SPE Requirement; REIT Status.

          (a)   Each Loan Party (i) is duly organized or formed, validly existing and, as applicable, in good standing under the Applicable Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (y) own or lease its assets and carry on its business and (z) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (iii) is duly qualified and, as applicable, in good standing under the Applicable Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification; except in each case referred to in clause (ii)(y) or (z) or clause (iii), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

          (b)   The Borrower is, and at all times since its formation has been, an SPE.

          (c)   Commencing with its taxable year ending on December 31, 2006, the REIT has or will have REIT Status. As of the Closing Date, the shares of common stock of the REIT are listed on the NYSE.

5.02    Authorization; No Contravention.    The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person's Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which the Borrower or any Credit Facility Guarantor is a party or affecting the Borrower or any Credit Facility Guarantor or the properties of the Borrower or any Credit Facility Guarantor or any of their respective Subsidiaries, or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Applicable Law.

5.03    Governmental Authorization; Other Consents.    Except for filings or recordings contemplated by the Loan Documents, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document to which such Person is a party.

5.04    Binding Effect.    This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.05    Financial Statements and Condition; No Material Adverse Effect.

          (a)   All financial statements delivered by any Loan Party or the REIT hereunder (other than projections) are complete, accurate and fairly present the financial condition of the Persons described therein as of the dates thereof and results of operations for the periods covered thereby, and all such financial statements (other than projections) delivered after the Closing Date were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein. All projections delivered by any Loan Party or the REIT are based on reasonable and good faith estimates on the date as of which such projections are stated or certified. Since December 31, 2005, there has been no act, omission, change or event affecting any Loan Party which has had a Material Adverse Effect.

          (b)   Neither the Borrower nor any Credit Facility Guarantor has any Indebtedness, material contingent liabilities, liabilities for Taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, other than (i) Indebtedness under this Agreement or the other Loan Documents, (ii) Indebtedness permitted by this Agreement or the other Loan Documents, (iii) the Ground Lease, (iv) security deposits and tenant improvement allowances under the Leases (which, with respect to any Lease that is not an Approved Lease, are consistent with market terms and entered into in the ordinary course of business), (v) Taxes and Other Charges that are not yet delinquent, (vi) Indebtedness referred to or reflected or provided for in the financial statements most recently delivered to the Administrative Agent and (vii) Indebtedness set forth on Schedule 5.05 attached hereto.

5.06    Litigation.    There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07    No Default.    Neither the Borrower nor any Credit Facility Guarantor is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08    Ownership of Property; Liens.    As of the Closing Date, each Credit Facility Guarantor identified in Schedule 5.08 has good and marketable title in fee simple to, or valid leasehold interests in (as disclosed in such Schedule), the corresponding Borrowing Base Property listed in such Schedule, subject to no Liens, other than Permitted Title Exceptions and rights of equipment lessors under equipment leases that comply with the requirements of Section 7.03(e). As of the Closing Date, the property of the Borrower is subject to no Liens, other than Liens in favor of the Administrative Agent. There are no outstanding options to purchase or rights of first refusal to purchase affecting the Borrowing Base Properties, other than those in favor of the Borrower or a Credit Facility Guarantor.

5.09    Environmental Representation.    Except for matters expressly and specifically set forth in the Environmental Reports or the Property Condition Reports or matters disclosed in Schedule 5.09, to the knowledge of the Borrower and each other Loan Party:

          (a)   Each Loan Party that owns a Borrowing Base Property and each Borrowing Base Property is in compliance with all applicable Environmental Laws, except where the failure to comply with such laws is not reasonably likely to result in a Material Adverse Effect.

          (b)   There is no Environmental Claim relating to a Borrowing Base Property of which any Loan Party has received written notice pending, or to the knowledge of any Loan Party, threatened in writing, and no penalties arising under Environmental Laws have been assessed, against any Loan Party that owns Borrowing Base Property, any Borrowing Base Property or, to the knowledge of any Loan Party, against any Person whose liability for any Environmental Claim relating to a Borrowing Base Property any Loan Party has or may have retained or assumed either contractually or by operation of law, and no Loan Party has received any written notice of any investigation or review relating to a Borrowing Base Property which is pending or, to the knowledge of any Loan Party, threatened in writing by any Governmental Authority, citizens group, employee or other Person with respect to any alleged failure by any Loan Party or any Borrowing Base Property to have any environmental, health or safety permit, license or other authorization required under, or to otherwise comply with, any Environmental Law relating to a Borrowing Base Property or with respect to any alleged liability of any Loan Party for any Use or Release of any Hazardous Materials relating to a Borrowing Base Property.

          (c)   There have been no past, and there are no present, Releases of any Hazardous Material that could reasonably be anticipated to form the basis of any Environmental Claim relating to a Borrowing Base Property against any Loan Party or, to the knowledge of any Loan Party, against any Person whose liability for any Environmental Claim relating to a Borrowing Base Property any Loan Party has or may have retained or assumed either contractually or by operation of law.

          (d)   To the knowledge of any Loan Party, there is no Release of Hazardous Materials migrating to any Borrowing Base party which could require Remediation or require any Loan Party to provide notice to any Governmental Authority.

          (e)   There is not present at, on, in or under any Borrowing Base Property, PCB-containing equipment, asbestos or asbestos containing materials, underground storage tanks or surface impoundments for Hazardous Materials, lead in drinking water (except in concentrations that comply with all Environmental Laws), or lead-based paint (except in compliance with all applicable Environmental Laws).

          (f)    No Liens are presently recorded with the appropriate land records under or pursuant to any Environmental Law with respect to any Borrowing Base Property and, to the knowledge of any

  Loan Party, no Governmental Authority has been taking or is in the process of taking any action that could subject any Borrowing Base Property to Liens under any Environmental Law.

        The Borrower has provided to the Administrative Agent's environmental consultant prior to the Closing Date true and correct copies of all materials, environmental reports and other documents pertaining to the Borrowing Base Properties requested by the consultant and in the Borrower's possession or control.

5.10    Insurance.    The Borrowing Base Properties are insured as required under the Deeds of Trust.

5.11    Taxes.    The Borrower and each of the Credit Facility Guarantors have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. No Loan Party is aware of any proposed tax assessment against any Loan Party that would, if made, have a Material Adverse Effect.

5.12    ERISA Compliance.

          (a)   Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Loan Party and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

          (b)   There are no pending or, to the best knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

          (c)   (i) no Pension Plan has any Unfunded Pension Liability; (ii) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) no Loan Party and no ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) no Loan Party and no ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

          (d)   (i) None of the Loan Parties is or will be a "plan" within the meaning of Section 3(3) of ERISA that is subject to Title I of ERISA or Section 4975(e) of the Code that is subject to Section 4975 of the Code; (ii) the assets of each Loan Party do not and will not constitute "plan assets" within the meaning of the United States Department of Labor Regulations set forth in 29 C.F.R. §2510.3-101; (iii) none of the Loan Parties is or will be a "governmental plan" within the meaning of Section 3(32) of ERISA; (iv) transactions by or with the Loan Parties are not and will not be subject to state statutes applicable to the Loan Parties regulating investments of fiduciaries with respect to governmental plans; and (v) the Loan Parties shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Administrative Agent or any Lender of any of its rights under this Agreement, any Note or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Code. The Borrower further agrees to deliver or cause to be delivered to Administrative Agent such certifications or other evidence of compliance with the provisions of this Section as Administrative Agent may from time to time request.

5.13    Subsidiaries; Equity Interests; Organizational Structure.

          (a)   As of the Closing Date, the Borrower has no Subsidiaries and no Credit Facility Guarantor has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13. All of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and, as of the Closing Date, are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13. The Borrower has no equity investments in any other corporation or entity. All of the outstanding Equity Interests in the Borrower and each Credit Facility Guarantor have been validly issued, are fully paid and nonassessable and, as of the Closing Date, are owned by the Persons described in Part (b) of Schedule 5.13 in the amounts specified on Part (b) of Schedule 5.13. With respect to any Loan Party that is a limited liability company, the manager of such Loan Party is specified in Part (b) of Schedule 5.13.

          (b)   The Borrower has heretofore delivered to the Administrative Agent a true and complete copy of the Organization Documents of the Borrower and each Credit Facility Guarantor and has provided the Administrative Agent with a true and complete copy of the certificate of limited partnership of the Operating Partnership. The Borrower has heretofore delivered to the Administrative Agent a copy of the form of limited partnership agreement of the Operating Agreement to be executed as of the IPO Effective Time (which is true and complete in all materials respects with the exception of missing schedules and exhibits).

5.14    Margin Regulations; Investment Company Act.

          (a)   The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

          (b)   None of the Loan Parties is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company", or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company", as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

5.15    Disclosure.    There is no fact presently known to any Loan Party that could reasonably be anticipated to have a Material Adverse Effect that has not been disclosed herein, in the other Loan Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Administrative Agent or the Lenders for use in connection with the Loan Documents. No report, financial statement, certificate or other material information (including the Form S-11 of the REIT declared effective by the SEC) furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as Modified by other information so furnished) contains any material misstatement of fact known to any Loan Party or omits to state any material fact know to any Loan Party necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16    Compliance with Laws.

          (a)   Each Loan Party is in compliance in all material respects with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such Applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          (b)   Except as expressly set forth in the Property Condition Report for each Borrowing Base Property, the Environmental Reports, or the seismic reports delivered for the Borrowing Base Properties pursuant to Section 4.01(a)(xvi), 4.01(a)(vi), 4.01(a)(xvii) or Section 2.16(a), each Borrowing Base Property and the use thereof and operations thereat by the applicable Loan Party that owns or ground leases such Borrowing Base Property comply in all material respects with all Applicable Laws. All material Government Approvals necessary under Applicable Law in connection with the operation of the Borrowing Base Properties as contemplated by the Loan Documents have been duly obtained, are in full force and effect, are not subject to appeal, are held in the name of the Loan Party that is the owner or ground lessee of such property, and are free from conditions or requirements compliance with which could reasonably be expected to have a Material Adverse Effect or which the applicable Loan Party does not reasonably expect to be able to satisfy. To the best knowledge of each Loan Party, there is no proceeding pending or threatened in writing that seeks, or may reasonably be expected, to rescind, terminate, Modify or suspend any such Government Approval. Except for business licenses and other licenses or permits that are not specifically applicable to the Borrowing Base Properties, no Loan Party has any reason to believe that the Administrative Agent, acting for the benefit of the Lenders, will not be entitled, without undue expense or delay, to the benefit of each such Government Approval upon the exercise of remedies under the Collateral Documents.

5.17    Taxpayer Identification Number.    As of the Closing Date, each Loan Party's true and correct U.S. taxpayer identification number is set forth on Schedule 10.02.

5.18    No Bankruptcy Filing.    No Loan Party and no member or general partner of a Loan Party is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and no Loan Party has knowledge of any Person contemplating the filing of any such petition against any Loan Party.

5.19    Executive Offices; Places of Organization.    The location of each Loan Party's principal place of business and chief executive office is the address identified in Schedule 10.02, except to the extent changed in accordance with Section 7.04. Each Loan Party as of the Closing Date, was organized in the State of Delaware or, in the case of DERF 1997, the State of California.

5.20    Condemnation; Casualty.    To the knowledge of each Loan Party, no Taking has been commenced or is presently contemplated with respect to all or any portion of any Borrowing Base Property or for the relocation of roadways providing access to any Borrowing Base Property. Except as disclosed in the applicable Property Condition Report for such Borrowing Base Property, no Casualty Event of any material nature that has not been substantially repaired has occurred with respect to any Borrowing Base Property.

5.21    Utilities and Public Access; No Shared Facilities.    Each Borrowing Base Property has adequate rights of access to public ways and is served by adequate electric, gas, water, sewer, sanitary sewer and storm drain facilities. All public utilities necessary to the use and enjoyment of each Borrowing Base Property as intended to be used and enjoyed are located in the public right-of-way abutting each Borrowing Base Property except as otherwise shown on the survey of such Borrowing Base Property provided to the Administrative Agent.

5.22    Solvency.

          (a)   On the Closing Date and after and giving effect to the Credit Extension occurring on the Closing Date and the disbursement of the Loan proceeds pursuant to the Borrower's instructions, each Loan Party is Solvent (with respect to the Borrower only, taking into account the obligations of the Operating Partnership under the Reimbursement Agreement).

          (b)   On each date of a Credit Extension and after giving effect to the Credit Extension occurring on such date and the disbursement of the Loan proceeds pursuant to the Borrower's instructions, (i) the Borrower is Solvent (taking into account the obligations of the Operating Partnership under the Reimbursement Agreement), and (ii) each Credit Facility Guarantor is Solvent.

5.23    No Joint Assessment; Separate Lots.    No Loan Party has suffered, permitted or initiated the joint assessment of any Borrowing Base Property with any other real property constituting a separate tax lot.

5.24    Security Interests and Liens.    The Collateral Documents create (and upon recordation of the Deeds of Trust and filing of the applicable financing statements in the appropriate filing offices, there will be perfected), as security for the Obligations, valid, enforceable, perfected and first priority security interests in and Liens on all of the respective Collateral intended to be covered thereunder, in favor of the Administrative Agent as administrative agent for the ratable benefit of the Lenders, subject to no Liens other than the Permitted Title Exceptions and rights of equipment lessors under equipment leases currently in effect which comply with the requirements set forth in Sections 7.03(e) and (f), except as enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other laws affecting creditors' rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law. Other than in connection with any future change in a Loan Party's name or the location in which a Loan Party is organized or registered, no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than the filing of continuation statements and Notices of Intent to Preserve Security Interests in accordance with the Uniform Commercial Code and the California Civil Code. A financing statement covering all property covered by any Collateral Document that is subject to a Uniform Commercial Code financing statement has been filed and/or recorded, as appropriate, (or irrevocably delivered to the Administrative Agent or a title agent for such recordation or filing) in all places necessary to perfect a valid first priority security interest with respect to the rights and property that are the subject of such Collateral Document to the extent governed by the Uniform Commercial Code and to the extent such security can be perfected by such filing.

5.25    Leases.

          (a)   As of the Closing Date, the rent rolls attached hereto as Schedule 5.25 are true, correct and complete and the Leases referred to thereon are all valid and in full force and effect; (b) the Leases (including Modifications thereto) are in writing, and there are no oral agreements with respect thereto; (c) the copies of each of the Leases (if any) delivered to the Administrative Agent are true, correct and complete in all material respects and have not been Modified (or further Modified); (d) each Lease summary delivered to the Administrative Agent are true and correct in all material respects and, as to all matters contained therein relating to rent, term, termination rights, options to renew, extend or expand, rights of first refusal or offer, tenant improvement allowances, security deposits and other credit enhancements, insurance, tax and operating expense recovery, and obligations with respect to subordination, non-disturbance and attornment, complete in all material respects, and such summaries do not fail to disclose any material term of any Lease which would materially impact the obligation of the tenant thereunder to pay rent or perform any of its other material obligations for the entire term thereof as disclosed in such summary; (e) to the knowledge of any Loan Party, no defaults exist under any of the Leases (other than the Major Leases) by any party (including any guarantor) thereto that, individually or in the aggregate with respect to all such defaults would result in a Material Adverse Effect and, to the knowledge of any Loan Party, no material default exists under any of the Major Leases; (f) no Loan Party has any knowledge of any presently effective notice of termination or notice of default given by any tenant with respect to any Major Lease or under any other Leases that individually or in the aggregate could be reasonably expected to result in a Material Adverse Effect; (g) no Loan Party has made any presently effective assignment or pledge of any of the Leases, the rents or any interests therein except to the Administrative Agent; (h) no tenant or other party has an option or right of first refusal to purchase all or any portion of any Borrowing Base Property, except for the rights in favor of Borrower or any Credit Facility Guarantor under a Ground Lease; (i) except as disclosed in the lease summaries delivered by the Borrower to the Administrative Agent, no tenant has the right to terminate its Lease prior to expiration of the stated term of such Lease (except as a result of a casualty or condemnation); and (j) no tenant has prepaid more than one month's rent in advance (except for bona fide security deposits and estimated payments of operating expenses, taxes and other pass-throughs paid by tenants pursuant to their Leases not prepaid more than one month prior to the date such estimated payments are due). The foregoing is qualified by any disclosures to the contrary contained in (i) the rent rolls attached hereto as Schedule 5.25 or hereafter delivered pursuant to Section 2.16 in connection with the addition of a Borrowing Base Property, and (ii) the delinquency reports referred to in the Lease Affidavits delivered as of the Closing Date or hereafter delivered pursuant to Section 2.16 in connection with the addition of a Borrowing Base Property.

5.26    Physical Condition.    Except as expressly and specifically described and disclosed in the Property Condition Reports for the Borrowing Base Properties, the Environmental Reports or the seismic reports delivered for the Borrowing Base Properties pursuant to Section 4.01 or Section 2.16(a) or the capital improvement schedules contained in the budgets for the Borrowing Base Properties delivered to the Administrative Agent, to each Loan Party's knowledge, each Borrowing Base Property, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, is in good condition, order and repair in all material respects; to the knowledge of each Loan Party, there exists no structural or other material defects or damages in any Borrowing Base Property, whether latent or otherwise, and no Loan Party has received written notice from any insurance company or bonding company of any defects or inadequacies in any Borrowing Base Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond. Notwithstanding the provisions of Section 8.01(d), if any representation or warranty contained in this Section 5.26 is untrue at any time with respect to any Borrowing Base Property, such Default or Event of Default may be cured if the applicable Loan Party, within the cure period set forth in Section 8.01(c), performs such acts as are sufficient to cause this representation and warranty to be true by the end of such cure period.

5.27    Flood Zone.    No portion of any Borrowing Base Property is located in a flood hazard area as designated by the Federal Emergency Management Agency or, if in a flood zone, flood insurance is maintained therefor in full compliance with the provisions of the Deed of Trust.

5.28    Management Agreement.    The Property Management Agreement for each Borrowing Base Property is the only management and/or leasing agreement related to such Borrowing Base Property, and is in full force and effect with no default or event of default existing thereunder, and the copy of each Property Management Agreement delivered to the Administrative Agent is a true, correct and complete copy.

5.29    Boundaries.    Except as may be disclosed on the surveys delivered pursuant to Section 4.01 and Section 2.16(a) and in the Title Policy for each Borrowing Base Property, to the knowledge of each Loan Party: (a) none of the Improvements is outside the boundaries of any Borrowing Base Property (or building restriction or setback lines applicable thereto); (b) no improvements on adjoining properties encroach upon any Borrowing Base Property; and (c) no Improvements encroach upon or violate any easements or (in any respect which would have a Material Adverse Effect) any other encumbrance upon any Borrowing Base Property.

5.30    Illegal Activity.    No portion of any Borrowing Base Property has been purchased with proceeds of any illegal activity and no part of the proceeds of any Credit Extension will be used in connection with any illegal activity.

5.31    Permitted Liens.    None of the Permitted Title Exceptions or Permitted Liens individually or in the aggregate will have a Material Adverse Effect.

5.32    Other Representations.    All of the representations in this Agreement and in the other Loan Documents by any Loan Party are true, correct and complete in all material respects.

ARTICLE VI.
AFFIRMATIVE COVENANTS

        So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

6.01    Financial Statements.    The Borrower shall deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

          (a)   as soon as available, but not later than five (5) Business Days after the annual Form 10-K of the REIT becomes publicly available, the annual Form 10-K of the REIT;

          (b)   within 120 days after the end of each fiscal year, the following: (i) an annual summary of operating results for each of the Borrowing Base Properties for such fiscal year, (ii) a comparison of actual results to budget for each of the Borrowing Base Properties for such fiscal year, (iii) the operating budget for each of the Borrowing Base Properties for the fiscal year then under way, (iv) an unaudited balance sheet and income statement for such fiscal year for the Borrower and each Credit Facility Guarantor (which may be consolidated provided that such financial statements contain notes identifying each item on such financial statements that is attributable to the Borrower, a Credit Facility Guarantor or the Borrowing Base Properties) and (vi) an updated rent roll for each of the Borrowing Base Properties.

          (c)   within five (5) Business Days after the Form 10-Q of the REIT for each fiscal quarter becomes publicly available, the most recent Form 10-Q of the REIT;

          (d)   within 60 days after the end of each fiscal quarter, the following: (i) a summary of operating results for each of the Borrowing Base Properties as of the end of the current quarter for the year-to-date, (ii) a comparison of actual results to budget for each of the Borrowing Base Properties as of the end of the current fiscal quarter for the year-to-date, (iii) an unaudited balance sheet and income statement for the Borrower and each Credit Facility Guarantor as of the end of the current fiscal quarter for the year-to-date (which may be consolidated provided that such financial statements contain notes identifying each item on such financial statements that is attributable to the Borrower, a Credit Facility Guarantor or the Borrowing Base Properties) and (v) an updated rent roll for each of the Borrowing Base Properties.; and

          (e)   from time to time, within fifteen (15) days after request therefor, such other information regarding the financial condition, operations, business or prospects of the Borrower, the Borrowing Base Properties, the other Loan Parties and the Bankruptcy Parties as the Administrative Agent may reasonably request, including, without limitation, if there is a material variation in the application of accounting principles as further described herein (i) a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of any annual or quarterly financial statement under Section 6.01 and the application of accounting principles employed in the preparation of the immediately preceding annual or quarterly financial statements, and (ii) reasonable estimates of the difference between such statements arising as a consequence thereof.

Notwithstanding the foregoing, in the event that the REIT is not required to file a form 10-K, then in lieu of the item described in clause (a) above, the Borrower shall deliver to the Administrative Agent, not later than one hundred twenty (120) days after the end of each fiscal year, audited financial statements for such year for the REIT and its Subsidiaries (including a balance sheet, statement of income, statement of shareholder's equity, statement of cash flow and notes) as of the end of such fiscal year, audited and accompanied by a report and opinion of "Big Four" public accounting firm or other public accounting firm reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit.

6.02    Certificates; Other Information.    The Borrower shall deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

          (a)   at the time of the delivery of each of the financial statements provided for in Section 6.01(b) and (d), a certificate of a Responsible Officer on behalf of the Borrower, certifying (i) that such respective financial statements and reports as being true, correct, and complete in all material respects; (ii) that such officer has no knowledge, except as specifically stated, of any Default or if a Default has occurred, specifying the nature thereof in reasonable detail and the action which the Borrower is taking or proposes to take with respect thereto; and (iii) that the Borrower and each Credit Facility Guarantor is in compliance with the applicable restrictions on Indebtedness set forth in Section 7.03;

          (b)   promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

        Documents required to be delivered pursuant to Sections 6.01(a) or 6.01(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower's website on the Internet at the website address listed on Schedule 10.02 (as such address may be changes pursuant to Section 10.02); or (ii) on which such documents are posted on the Borrower's behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for obtaining and maintaining its copies of such documents.

        The Borrower hereby acknowledges that (1) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, "Borrower Materials") by posting the Borrower Materials on IntraLinks or another similar electronic system (the "Platform"), and (2) certain of the Lenders may be "public-side" Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a "Public Lender"). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, means that the word "PUBLIC" shall appear prominently on the first page thereof; (x) by marking Borrower Materials "PUBLIC," the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public Investor;" and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Investor." Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials "PUBLIC."

6.03    Notices.    The Borrower shall, promptly after becoming aware of any of the following, provide to the Administrative Agent and each Lender:

          (a)   prompt written notice of the occurrence of any Default, including a description of the same in reasonable detail;

          (b)   prompt written notice of the commencement (or threatened commencement in writing) of all material legal or arbitral proceedings whether or not covered by insurance policies maintained by or for any Loan Party in accordance with the Loan Documents (it being understood that any monetary claims asserted in any proceeding which, individually or in the aggregate, exceeds $3,000,000 shall be deemed material), and of all proceedings by or before any Governmental Authority of a material nature, and any material development in respect of such legal or other proceedings, affecting the Borrower or any Credit Facility Guarantor or any Borrowing Base Property;

          (c)   prompt written notice of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower, any Credit Facility Guarantor or any ERISA Affiliate in an aggregate amount exceeding $3,000,000;

          (d)   promptly after the Borrower knows or has reason to believe any default has occurred by any Loan Party or tenant under any Major Lease or any Loan Party has received written notice of default from the tenant under any Major Lease, a notice of such default;

          (e)   copies of any material notices or documents pertaining to or related to the Borrowing Base Properties, the Borrower or any Credit Facility Guarantor received from any Governmental Authority; and, with respect to Major Leases only, any notices received asserting a material default by the landlord under such lease, or relating to an assignment of the lease by the tenant, or a subletting of all or substantially all of the premises thereunder, or the vacation of all or a material portion of the premises by the tenant, or a change in control of the tenant, or an election by the tenant to terminate the lease or any other event or condition which, as reasonably determined by the Borrower or any other Loan Party, would impact the obligation of the tenant thereunder to pay rent or perform any of its other material obligations for the entire term thereof as previously disclosed to the Administrative Agent;

          (f)    prompt written notice of any Taking threatened in writing; or the occurrence of any Casualty Event resulting in damage or loss in excess of $1,000,000;

          (g)   prompt written notice of any labor controversy pending or threatened against the Borrower or any Credit Facility Guarantor and affecting any Borrowing Base Property that could reasonably be expected to have a Material Adverse Effect, and any material development in any such labor controversy;

          (h)   any notice received by any Loan Party with respect to the cancellation, alteration or non-renewal of any insurance coverage maintained with respect to any Borrowing Base Property;

          (i)    prompt written notice that any material required permit, license, certificate or approval with respect to any Borrowing Base Property lapses or ceases to be in full force and effect;

          (j)    prompt written notice of any claim from any Governmental Authority that any Borrowing Base Property, or any use, activity, operation or maintenance thereof or thereon, is not in compliance with any Applicable Law in any material respect; and

          (k)   prompt written notice of any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

        Each notice delivered under this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth, in reasonable detail, the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

6.04    Left Blank.Preservation of Existence, Etc.

          (a)   The Borrower shall, and shall cause each Loan Party to, preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization.

          (b)   The Borrower shall, and shall cause each Credit Facility Guarantor to, take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

          (c)   The Borrower shall preserve and keep in full force and effect its existence as an SPE.

6.06    Maintenance of the Borrowing Base Properties; Alterations.    The Borrower shall, and shall cause each Credit Facility Guarantor to:

          (a)   maintain or cause to be maintained each Borrowing Base Property in good condition and repair in a manner consistent with a Class-A office building located in the relevant submarket in which such Borrowing Base Property is located, and make all reasonably necessary repairs or replacements thereto;

          (b)   not remove, demolish or alter, or permit or suffer the removal, demolition or alteration of, any of the Improvements or make any alteration that (i) would have a Material Adverse Effect on any Borrowing Base Property, or (ii) involve a cost in the aggregate for all such alterations on any Borrowing Base Property which is anticipated to exceed $10,000,000, without the prior consent of the Administrative Agent;

          (c)   complete promptly and in a good and workmanlike manner any Improvements which may be hereafter constructed and, subject to the terms of the Loan Documents (including, without limitation, the terms of the Deeds of Trust pertaining to use of Insurance Proceeds and Condemnation Awards), promptly restore (in compliance with, the terms of the Deeds of Trust pertaining to use of Insurance Proceeds and Condemnation Awards) in like manner any portion of the Improvements which may be damaged or destroyed thereon from any cause whatsoever, and pay when due all claims for labor performed and material furnished therefor, subject to the Borrower's or Credit Facility Guarantor's (as applicable) right to contest any such claims (as long as, with respect to any claim for which a mechanic's lien has been filed, such contested claims have been bonded over to the satisfaction of the Administrative Agent within thirty (30) days of the date of filing);

          (d)   not commit, or permit, any waste of the Borrowing Base Properties; and

          (e)   not remove any item from the Borrowing Base Properties without replacing it with a comparable item of equal quality, value and usefulness, except that the Borrower and each Credit Facility Guarantor may sell or dispose of in the ordinary course of its business any property which is obsolete or that it has determined not to be necessary or desirable for the use and operation of the applicable Borrowing Base Property.

6.07    Maintenance of Insurance; Real Estate Taxes and Other Changes.    The Borrower shall, and shall cause each Credit Facility Guarantor to, obtain and maintain insurance and pay all Real Estate Taxes and other charges as required under the Deeds of Trust.

6.08    Compliance with Laws.

          (a)   The Borrower shall comply in all material respects with all Applicable Laws (subject to such more stringent requirements as may be set forth elsewhere herein). Each Credit Facility Guarantor shall comply in all material respects (subject to such more stringent requirements as may be set forth elsewhere herein) with all Applicable Laws relating to the Borrowing Base Properties, and shall comply in all material respects with any other Applicable Laws, if the failure to so comply would result in a Material Adverse Effect.

          (b)   The Borrower shall, and shall cause each Credit Facility Guarantor to, maintain in full force and effect all required Government Approvals that are, and shall from time to time obtain all Government Approvals that shall now or hereafter be necessary, under Applicable Law in connection with the operation or maintenance of the Borrowing Base Properties and shall comply, in all material respects, with all such Government Approvals and keep them in full force and effect. Upon request from time to time, the Borrower shall promptly furnish a true, correct and complete copy of each such Government Approval to the Administrative Agent. The Borrower shall, and shall cause each Credit Facility Guarantor to, unless otherwise approved by the Administrative Agent in writing, use its reasonable efforts to contest any proceedings before any Governmental Authority and to resist any proposed adverse changes in Applicable Law to the extent that such proceedings or changes are directed specifically toward any Borrowing Base Property or could reasonably be expected to have a Material Adverse Effect, but only to the extent that Borrower or such Credit Facility Guarantor deems such action to be in the best interests of the affected Borrowing Base Property in the exercise of its business judgment.

          (c)   Any Loan Party may, at its own expense, contest by appropriate legal proceedings promptly initiated and conducted in good faith and with due diligence, the validity or application of any Applicable Law, and in the case of the Borrower shall provide the Administrative Agent with notice of any such contest of a material nature, and in the case of a Credit Facility Guarantor shall provide the Administrative Agent with notice of any such contest of a material nature if such matter pertains to a Borrowing Base Property, provided that:

              (i)  The Borrower or Credit Facility Guarantor shall pay any outstanding fines, penalties or other payments under protest unless such proceeding shall suspend the collection of such items;

             (ii)  such proceeding shall be permitted under and be conducted in accordance with the applicable provisions of any other instrument governing the contest of such Applicable Laws to which the applicable Loan Party or any such Borrowing Base Property is subject and shall not constitute a default thereunder;

            (iii)  no part of or interest in any Borrowing Base Property (or the Borrower's or any Credit Facility Guarantor's interest therein) will be in danger of being sold, forfeited, terminated, canceled or lost during the pendency of the proceeding;

            (iv)  such proceeding shall not subject the Borrower, any Credit Facility Guarantor, the Administrative Agent or any Lender to criminal or civil liability (other than civil liability of the Borrower or any Credit Facility Guarantor as to which adequate security has been provided pursuant to clause (v) below);

             (v)  unless paid under protest, the Borrower or applicable Credit Facility Guarantor shall have furnished such security as may be required in the proceeding, or as may be reasonably requested by the Administrative Agent, to insure the payment of any such items, together with all interest and penalties thereon, which shall not be less than 110% of the maximum liability of the Borrower or such Credit Facility Guarantor as reasonably determined by the Administrative Agent; and

            (vi)  the Borrower shall, or shall cause the applicable Credit Facility Guarantor to, promptly upon final determination thereof pay the amount of such items, together with all costs, interest and penalties.

6.09    Books and Records.    The Borrower will, and will cause each of the other Loan Parties to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of the other Loan Parties to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect each Borrowing Base Property, the location of the books and records of the Borrower and the location of the books and records of each Credit Facility Guarantor relating to the Borrowing Base Properties (subject to the proviso set forth in Section 6.17(a)(viii), to examine and make extracts from the books and records of the Borrower and the books and records of each Credit Facility Guarantor relating to its Borrowing Base Properties, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times (during normal business hours) and as often as reasonably requested.

6.10    Use of Proceeds.    The Borrower will use the proceeds of the Credit Extensions for acquisitions, debt payments, development, improvements, operating and capital expenditures, dividends, distributions, working capital and any other general corporate purpose, provided that each such use is not in contravention of any Applicable Law or of any Loan Document.

6.11    SNDAs.    The Borrower will distribute and use commercially reasonable efforts to obtain the SNDA Agreements duly executed by each tenant under a Major Lease by the Closing Date, and shall continue to use commercially reasonable efforts to obtain SNDA Agreements not obtained by the Closing Date as promptly as possible following the Closing Date. The Administrative Agent agrees to execute SNDA Agreements with tenants under Leases promptly following the written request of the Borrower and as a condition to any obligation of a tenant to subordinate its lease to the Loan.

6.12    Management of the Borrowing Base Properties.

          (a)   The Borrower shall, or shall cause each Credit Facility Guarantor to, (i) cause each Borrowing Base Property to be managed by the Property Manager in accordance with the Property Management Agreement, (ii) promptly perform and observe all of the material covenants required to be performed and observed by the Borrower, if applicable, or the applicable Credit Facility Guarantor under the Property Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder, (iii) promptly notify the Administrative Agent of any material default under the Property Management Agreement of which it is aware, and (iv) promptly enforce the performance and observance of all of the material covenants required to be performed and observed by the Property Manager under the Property Management Agreement.

          (b)   If (i) an Event of Default exists, (ii) the Property Manager is insolvent, or (iii) the Property Manager is in default of any material covenant or obligation under the Property Management Agreement beyond the expiration of any applicable grace period set forth therein, the Borrower shall, or shall cause the applicable Credit Facility Guarantor to, at the request of the Administrative Agent, promptly terminate the Property Management Agreement and replace the Property Manager with a property manager approved by the Administrative Agent pursuant to a Property Management Agreement on terms and conditions reasonably satisfactory to the Administrative Agent.

          (c)   Notwithstanding the foregoing, or anything to the contrary contained in this Agreement or any of the Loan Documents (including, without limitation, Section 7.12), each of the Loan Parties shall have the right, at their option, to terminate and dispense with written property management agreements for any one or more of the Borrowing Base Properties as long as a Property Manager of the type described in clauses (a) or (b) of the definition of such term contained in this Agreement shall act as property manager.

6.13    Leases.    The Borrower shall, and shall cause each Credit Facility Guarantor to, (a) assign to the Administrative Agent (on behalf of the Lenders) any and all Leases, and/or all Rents payable thereunder, including, but not limited to, any Lease which is now in existence or which may be executed after the Closing Date, (b) promptly perform and fulfill, or cause to be performed and fulfilled, each and every material term and provision of such Credit Facility Guarantor's or the Borrower's obligations, if applicable, under the Leases, including the performance of any tenant improvement work required with respect thereto, (c) give to the Administrative Agent a copy of each notice of default given to any tenant under a Major Lease or sent by any tenant thereunder to such Credit Facility Guarantor or the Borrower, if applicable, (d) consistent with good business practices and in the best interests of the affected Borrowing Base Property, enforce its rights with regard to all Leases unless otherwise approved by the Administrative Agent, (e) use its commercially reasonable efforts to lease the Borrowing Base Properties, and (f) diligently enforce the terms of each Lease with respect to any construction work to be performed by the tenant thereunder so that such work is performed in a manner which will cause a minimum amount of disruption to the tenants then in occupancy at any such Borrowing Base Property and in a manner so as not to cause a default by the Borrower, if applicable, or such Credit Facility Guarantor under any other tenants' Leases or provide the basis for any abatement or set off by any other tenant of the rent payable under any such Lease, or a claim by any other tenant for breach of warranty of habitability or similar claim. The Administrative Agent and the Lenders acknowledge that they have reviewed and approved the standard form office lease currently used by the Loan Parties for the Borrowing Base Properties.

6.14    Tenant Estoppel Agreements.    At the Administrative Agent's request, at any time while an Event of Default exists and otherwise from time to time upon the joint agreement of the Borrower and the Administrative Agent, with each acting reasonably, the Borrower shall, and shall cause each Credit Facility Guarantor to, request and use commercially reasonable efforts to obtain and furnish to the Administrative Agent written estoppels in form and substance satisfactory to the Administrative Agent, executed by tenants under Leases in any Borrowing Base Property and confirming the term, rent, and other provisions and matters relating to the Leases. Borrower further hereby agrees that, while an Event of Default exists, the Administrative Agent may exercise all rights of the Borrower or each Credit Facility Guarantor, as applicable under the Leases to request the delivery of estoppels from the tenants thereunder.

6.15    Operating Plan and Budget.    Commencing with the budget for the calendar year 2007 and then annually thereafter, the Borrower shall, and shall cause each Credit Facility Guarantor to, submit to the Administrative Agent an annual budget for each Borrowing Base Property (each an "Annual Budget"), in reasonable detail setting forth in detail budgeted monthly Operating Income and monthly Operating Expenses for each such Borrowing Base Property (which shall be in a format consistent with budgets prepared for each Borrowing Base Property provided to the Administrative Agent prior to the Closing Date). The Annual Budget for each year shall be delivered together with the annual financial statement for the preceding year pursuant to Section 6.01(b). The Administrative Agent and the Lenders shall have no approval rights over the Annual Budget.

6.16    Operating Expenses.    The Borrower shall, and shall cause each Credit Facility Guarantor to, pay all known costs and expenses of operating, maintaining, leasing and otherwise owning the Borrowing Base Properties on a current basis and before same become delinquent (or, in the case of trade payables, so that the same are not more than sixty (60) days past due), including all interest, principal

(when due) and other sums required to be paid under this Agreement and the other Loan Documents, before utilizing any revenues derived or to be derived from or in respect of the Borrowing Base Properties for any other purpose, including paying any Restricted Payment.

6.17    Environmental Matters.

          (a)   The Borrower covenants and agrees that:

              (i)  all uses and operations on or of each Borrowing Base Property, whether by the Borrower, any Credit Facility Guarantor, or any other Person, shall be in compliance with all Environmental Laws and permits issued pursuant thereto;

             (ii)  except for Releases incidental to the Use of Hazardous Materials permitted by clause (iii) below and in compliance with all Applicable Laws, neither the Borrower nor any Credit Facility Guarantor shall permit a Release of Hazardous Materials in, on, under or from any Borrowing Base Property;

            (iii)  neither the Borrower nor any Credit Facility Guarantor shall knowingly permit Hazardous Materials in, on, or under any Borrowing Base Property, except those that are in compliance with all Environmental Laws and of types and in quantities customarily used in the ownership, operation and maintenance of buildings similar to the Borrowing Base Properties (i.e., materials used in cleaning and other building operations) and shall undertake to supervise and inspect activities occurring on the Borrowing Base Properties as may be reasonably prudent to comply with the foregoing obligation;

            (iv)  except as disclosed in Schedule 5.09 or as specifically described in the Environmental Reports, neither the Borrower nor any Credit Facility Guarantor shall permit any underground storage tanks to be in, on, or under any Borrowing Base Property, and shall operate, maintain, repair and replace any such underground storage tank so disclosed in compliance with all Applicable Laws;

             (v)  the Borrower and each Credit Facility Guarantor shall keep the Borrowing Base Properties free and clear of all Liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of the Borrower, Credit Facility Guarantor or any other Person (collectively, "Environmental Liens");

            (vi)  notwithstanding clause (iii) above, neither the Borrower nor any Credit Facility Guarantor shall, or knowingly permit any other Person to, install any asbestos or asbestos containing materials on any Borrowing Base Property, and shall upon and following the Closing Date implement, comply with and maintain in effect an operations and maintenance program with respect to any existing asbestos or asbestos containing materials located at any Borrowing Base Property;

           (vii)  the Borrower shall, and shall cause each Credit Facility Guarantor to, cause the Remediation of such Hazardous Materials present on, under or emanating from any Borrowing Base Property, or migrating onto or into any Borrowing Base Property, in accordance with this Agreement and applicable Environmental Laws subject to the right to contest such Remediation in accordance with the Environmental Indemnity Agreement; and

          (viii)  the Borrower shall, and shall cause each Credit Facility Guarantor to, provide the Administrative Agent, the Lenders and their representatives (A) with access, upon prior reasonable notice, at reasonable times (during normal business hours) to all or any portion of any Borrowing Base Property for purposes of inspection; provided that such inspections shall not unreasonably interfere with the operation of such Borrowing Base Property or the tenants or occupants thereof, and shall be subject to the rights of tenants under their Leases, and the Borrower shall, and shall cause each Credit Facility Guarantor to, cooperate with the

    Administrative Agent, the Lenders and their representatives in connection with such inspections, including, but not limited to, providing all relevant information and making knowledgeable persons available for interviews, and (B) promptly upon request, copies of all environmental investigations, studies, audits, reviews or other analyses conducted by or that are in the possession or control of the Borrower or any Credit Facility Guarantor in relation to any Borrowing Base Property, whether heretofore or hereafter obtained.

          (b)   The Borrower shall promptly provide notice to the Administrative Agent of:

              (i)  all Environmental Claims asserted or threatened against the Borrower, any Credit Facility Guarantor or any other Person occupying any Borrowing Base Property or any portion thereof or against any Borrowing Base Property which become known to the Borrower or any Credit Facility Guarantor;

             (ii)  the discovery by the Borrower or any Credit Facility Guarantor of any occurrence or condition on any Borrowing Base Property or on any real property adjoining or in the vicinity of any Borrowing Base Property which could reasonably be expected to lead to an Environmental Claim against the Borrower, any Credit Facility Guarantor, any Borrowing Base Property, the Administrative Agent or any of the Lenders;

            (iii)  the commencement or completion of any Remediation at any Borrowing Base Property; and

            (iv)  any Environmental Lien filed against any Borrowing Base Property.

        In connection therewith, the Borrower shall transmit to the Administrative Agent copies of any citations, orders, notices or other written communications received from any Person and any notices, reports or other written communications and copies of any future Environmental Reports whether or not submitted to any Governmental Authority with respect to the matters described above.

6.18    Additional Credit Facility Guarantors; Release of Credit Facility Guarantors.

          (a)   The Borrower shall notify the Administrative Agent at the time that any Controlled Subsidiary will receive a transfer of a Borrowing Base Property pursuant to Section 7.04 and, prior to such transfer (i) if such Controlled Subsidiary is not already a Credit Facility Guarantor or the Borrower, such Controlled Subsidiary (unless it is the Borrower) shall become a Credit Facility Guarantor by executing and delivering to the Administrative Agent an accession to such Creditor Facility Guaranty (in the form attached thereto), a Consent to this Agreement in the form of the Consent attached hereto and executed by each Credit Facility Guarantor as of the Closing Date, and a Solvency Certificate; (ii) the Administrative Agent shall have received all of the items described in Sections 4.01(a)(xi) and 4.01(xviii) and, if such Controlled Subsidiary is not already a Credit Facility Guarantor or the Borrower, the items described in Sections 4.01(a)(x), 4.01(a)(xix) and 4.01(a)(xxi) with respect to such Controlled Subsidiary; (iii) if such Controlled Subsidiary is not already a Credit Facility Guarantor or the Borrower, the Administrative Agent shall have received, if required by the Administrative Agent, an opinion of counsel to such Controlled Subsidiary covering such matters with respect to such Controlled Subsidiary as are covered by the opinions of counsel relating to the Credit Facility Guarantors and delivered to the Administrative Agent on the Closing Date; (iv) if such Controlled Subsidiary is not already a Credit Facility Guarantor or the Borrower, such Controlled Subsidiary (unless it is the Borrower) shall have executed an accession to the Contribution Agreement in the form attached thereto); and (v) the Administrative Agent shall have received an executed Environmental Indemnity Agreement from such Controlled Subsidiary with respect to the applicable Borrowing Base Property, an assumption of the obligations under the Deed of Trust relating to the applicable Borrowing Base Property, and such other documents or instruments as the Administrative Agent may reasonably deem necessary or appropriate to perfect and preserve the Liens of the Loan Documents with respect to such Borrowing Base Property.

          (b)   The Borrower shall comply with the provisions of Section 2.16(a)(iii)(C) with respect to any Controlled Subsidiary that is not at that time a Borrower or a Credit Facility Guarantor and that becomes an owner of a Borrowing Base Property pursuant to the terms of Section 2.16.

          (c)   Upon transfer by a Credit Facility Guarantor of a Borrowing Base Property to a Controlled Subsidiary pursuant to Section 7.04 and the satisfaction of the requirements of Section 6.18(a), or in the event all Borrowing Base Properties owned or ground leased by a Credit Facility Guarantor have been released pursuant to Section 2.16(c) and (d), the Administrative Agent, for itself and on behalf of the Lenders, shall release such Credit Facility Guarantor (the "Released Credit Facility Guarantor") from its obligations under the Credit Facility Guaranty provided that: (i) such Released Credit Facility Guarantor no longer owns or ground leases any Borrowing Base Properties; (ii) no Default exists; (iii) the Total Outstandings do not exceed the Maximum Credit Facility Availability; and (iv) the Borrower has delivered to the Administrative Agent a certificate of a Responsible Officer certifying as to the matters set forth in the foregoing clauses (ii) and (iii). Upon the release of the Released Credit Facility Guarantor as provided in this Section 6.18(c), any property owned or ground leased by such Released Credit Facility Guarantor shall not constitute Borrowing Base Property (unless such Released Credit Facility Guarantor acquires a Borrowing Base Property pursuant to Section 2.16 or Section 7.04 and once again becomes a Credit Facility Guarantor in compliance with this Section 6.18).

ARTICLE VII.
NEGATIVE COVENANTS

        So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower will not do or permit, directly or indirectly, any of the following:

7.01    Liens.    None of the Borrower nor any Credit Facility Guarantor shall create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for the following:

          (a)   Liens pursuant to any Loan Document; any Permitted Title Exceptions affecting any Borrowing Base Property; any Permitted Liens; and any Lien for the performance of work or the supply of materials (unless, in the case of any such Lien affecting any Borrowing Base Property, the Borrower or the applicable Credit Facility Guarantor fails to discharge such Lien by payment or bonding (in accordance with statutory bonding requirements the effect of which is to release such Lien from the affected Borrowing Base Property and to limit the Lien claimant's rights to a recovery on the bond) on or prior to the date that is the earlier of (i) thirty (30) days after the date of filing of such lien against such Borrowing Base Property and (ii) the date on which the Borrowing Base Property (or the Borrower's or applicable Credit Facility Guarantor's ground leasehold interest therein) is in danger of being sold, forfeited, terminated, canceled or lost);

          (b)   Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that the property covered thereby does not include the Collateral and the amount secured or benefited thereby is not increased in a manner prohibited by Sections 7.03(e), (f) or (g);

          (c)   Liens for Taxes not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

          (d)   carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which, in the case of the Borrowing Base Properties, are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if the amounts are immaterial or if adequate reserves with respect thereto are maintained on the books of the applicable Person;

          (e)   pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

          (f)    Liens or pledges to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (g)   judgment and other similar Liens (which shall be subordinate to the Liens of the Deeds of Trust, in the case of any such Lien encumbering any Borrowing Base Property or the Borrower's or any Credit Facility Guarantor's interest therein) in an aggregate amount not in excess of $1,000,000 arising in connection with court proceedings, but only if the execution or other enforcement of such Liens is effectively stayed (or bonded over through the posting of a bond in accordance with a statutory bonding procedure the effect of which is to release such Lien from any such Property and to limit the Lien claimant's rights to recovery under the bond) and the claims secured thereby are being actively contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

          (h)   easements, rights-of-way, restrictions and other similar encumbrances affecting real property other than the Borrowing Base Properties or any other Collateral for the Loans;

          (i)    Liens securing the Indebtedness permitted by Section 7.03(g) and encumbering the specific Excluded Property financed pursuant to such section or sections (it being understood that the Liens permitted under this Section 7.01(i) shall also include Liens encumbering interests in accounts, rents, leases, management and other contracts, personal property and other items related to the applicable Excluded Property and Liens on interest rate hedging agreements entered into in connection therewith); and

          (j)    Liens securing equipment leases and similar personal property financing arrangements permitted pursuant to Sections 7.03(e) and (f).

7.02    Investments.    None of the Borrower nor any Credit Facility Guarantor shall make any Investments, except:

          (a)   operating deposit accounts or money market accounts with banks or other financial institutions;

          (b)   Permitted Investments;

          (c)   the Borrowing Base Properties;

          (d)   Excluded Properties owned by a Credit Facility Guarantor;

          (e)   a Credit Facility Guarantor's Equity Interests in any Subsidiary;

          (f)    the Borrower's Equity Interest in any Subsidiary that owns only Borrowing Base Properties;

          (g)   other investments required or permitted by the Loan Documents; and

          (h)   other investments of any Credit Facility Guarantor which are consistent with the investment practices of the REIT, the Operating Partnership or their respective Controlled Subsidiaries from time to time.

7.03    Indebtedness.    None of the Borrower nor any Credit Facility Guarantor shall create, incur, assume or suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness or enter into any equipment leases (whether or not constituting Indebtedness), except for the following:

          (a)   Indebtedness in favor of the Administrative Agent and the Lender's pursuant to this Agreement and the other Loan Document;

          (b)   Indebtedness of any Credit Facility Guarantor in existence as of the Closing Date and listed on Schedule 5.05 hereof;

          (c)   accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of such Person's business in accordance with customary terms, not more than sixty (60) days past due, unless contested in good faith by appropriate actions or proceedings and reserved for in accordance with GAAP;

          (d)   Indebtedness consisting of (i) endorsements by such Person for collection or deposit in the ordinary course of business or (ii) unsecured Swap Contracts entered into by such Person other than the Borrower with respect to Indebtedness permitted under Sections 7.03(a), (b) and (g) ;

          (e)   Indebtedness of any Credit Facility Guarantor incurred in connection with capital or tenant improvements to (or other tenant concessions made in connection with) such Person's Properties (including, without limitation, the Borrowing Base Properties) or the acquisition of equipment or other assets for the benefit of such Person's Properties (including, without limitation, the Borrowing Base Properties), that is not used for the purposes of making Restricted Payments and that is not secured by the Collateral or any Excluded Property, including obligations under equipment leases and Indebtedness secured by Liens on personal property not constituting Collateral and used in the ownership or operation of their respective Properties, which for any Credit Facility Guarantor is in the aggregate amount not to exceed not to exceed $10,000,000 (inclusive of the portion of the value of the equipment covered by equipment leases entered into pursuant to this Section 7.03(e) amortized through the rental payments under such leases);

          (f)    If the Borrower owns a Borrowing Base Property, Indebtedness of the Borrower incurred in connection with capital or tenant improvements to (or other tenant concessions made in connection with) such Borrowing Base Properties or the acquisition of equipment or other assets for the benefit of such Borrowing Base Properties, that is not used for the purposes of making Restricted Payments and that is not secured by the Collateral, including obligations under equipment leases and Indebtedness secured by Liens on personal property not constituting Collateral and used in the ownership or operation of such Borrowing Base Properties, in an amount not to exceed the lesser of (y) $2,000,000 for each Borrowing Base Property owned by the Borrower, or (z) an aggregate of $10,000,000 (inclusive of the portion of the value of the equipment covered by equipment leases entered into pursuant to this Section 7.03(f) amortized through the rental payments under such leases);

          (g)   Indebtedness of any Credit Facility Guarantor for borrowed money incurred in connection with the acquisition, financing or refinancing of, or the issuance of letters of credit in connection with, one or more Excluded Properties, but only if such Indebtedness satisfies the following requirements:

              (i)  the obligation to repay such Indebtedness is non-recourse to such Credit Facility Guarantor and the Bankruptcy Parties (except for "carve-outs" (or Guarantees guarantying the debtor's liability with respect to "carve-outs") for fraud, misrepresentation, misappropriation and other exceptions-from-non-recourse customary in the real estate finance industry);

             (ii)  such Indebtedness is secured solely by Liens on one or more Excluded Properties (but which may also be secured by Liens on other property owned by Affiliates of the Operating Partnership that are not Credit Facility Guarantors), together with Liens on any interests in accounts, rents, leases, management and other contracts, personal property and other items (including, without limitation, Swap Agreements) related thereto;

            (iii)  the amount of such Indebtedness (or allocated loan amount in the case of Indebtedness secured by multiple property), when incurred, does not exceed sixty five percent (65%) of the fair market value of each Excluded Property encumbered as collateral for such Indebtedness, as determined by the lender's appraisal (or, in the case of financing for the acquisition of Excluded Property, sixty-five percent (65%) of the acquisition cost of the Excluded Property so acquired) encumbered as collateral for such Indebtedness; and

            (iv)  no Major Default or Event of Default shall have occurred or be continuing immediately prior to the incurrence of such Indebtedness or would occur after giving effect thereto.

7.04    Fundamental Changes/Dispositions.

          (a)   Neither the Borrower nor any Credit Facility Guarantor shall, after the Closing Date, merge, dissolve, liquidate, consolidate with or into another Person, or wind up, liquidate or dissolve, or enter into any agreement to do any of the foregoing; and, without the prior written consent of the Administrative Agent (and the Required Lenders), neither the Borrower nor any Credit Facility Guarantor shall (i) directly or indirectly transfer or Dispose of any interest in any Borrowing Base Property or any part thereof (including any interest in the Borrower or any Credit Facility Guarantor), or (ii) directly or indirectly grant any Lien on any direct interest in any Borrowing Base Property or any part thereof, whether voluntarily or involuntarily (including any interest in the Borrower or any Credit Facility Guarantor), or (iii) except as described in clause (e) of the definition of "Permitted Liens", enter into any easement or other agreement granting rights in or restricting the use or development of any Borrowing Base Property except for easements and other agreements which, in the reasonable opinion of the Administrative Agent, have no Material Adverse Effect; provided, however, that, the foregoing restrictions shall not apply with respect to:

            (A)  transfers of any Borrowing Base Property to the Borrower, any Credit Facility Guarantor or any Controlled Subsidiary that becomes a Credit Facility Guarantor (provided that, (x) prior to such transfer, the Controlled Subsidiary (if not a Credit Facility Guarantor) becomes a Credit Facility Guarantor in accordance with Section 6.18 and does not have any Indebtedness that would be in violation of Section 7.03 or Liens on its Property that would be in violation of Section 7.01; (y) the Borrower delivers, or causes to be delivered, to the Administrative Agent, assumptions by such Controlled Subsidiary of the obligations of transferor under the Deed of Trust for such Borrowing Base Property, an Environmental Indemnity Agreement with respect to such Borrowing Base Property and endorsements to the Title Policy for the transferred Borrowing Base Property, confirming the fee or leasehold (as applicable) ownership of such Borrowing Base Property in the transferee and the Administrative Agent's first priority Lien therein (subject only to Permitted Title

    Encumbrances); and (z) the Administrative Agent is satisfied that the priority of the Administrative Agent's Lien in such Borrowing Base Property to secure the transferee's Guaranty is not impaired);

            (B)  transfers of any direct Equity Interests in the Borrower or any Credit Facility Guarantor (or their respective general partner, managing member or non-member manager), as long as (w) the rights of the Administrative Agent and the Lenders under the Loan Documents are not impaired, (x) the Lien of the Administrative Agent on the Collateral is not impaired, (y) such transfer does not cause the Borrower or any Credit Facility Guarantor to cease being a Controlled Subsidiary; and (z) such transfer does not result in a Change of Control;

            (C)  entering into Approved Leases or the granting of Liens expressly permitted by the Loan Documents;

            (D)  Dispositions of Borrowing Base Properties that are released pursuant to Section 2.16(c) and (d);

            (E)  Dispositions of Excluded Properties;

            (F)  any other transfers expressly permitted by the Loan Documents; and

            (G)  any of the following as long as long as the Borrower or any Credit Facility Guarantor continues to be a Controlled Subsidiary, no Change of Control results therefrom and the Property Manager of the Borrowing Base Properties continues to be an entity described in clause (a) or (b) of the definition of "Property Manager" or is otherwise a manager or leasing agent reasonably approved by the Administrative Agent: (1) any Disposition, pledge or issuance (whether through public offerings, private placements or other means) of shares or Equity Interests in the REIT or the Operating Partnership; (2) any conversion into securities of the REIT, of partnership units or other Equity Interests of the Operating Partnership; (3) any Disposition, pledge or issuance of any Equity Interests in any Subsidiary of the REIT or the Operating Partnership (other than the Borrower or any Credit Facility Guarantor) owning any direct or indirect Equity Interests in any Loan Party; (4) any merger, consolidation, dissolution, conversion, liquidation, reorganization, sale, lease or other Disposition involving any Person other than the Borrower or any Credit Facility Guarantor; and (5) any merger or consolidation involving the Borrower or any Credit Facility Guarantor in which the Borrower or such Credit Facility Guarantor, as applicable, is the surviving entity, as long as (i) the surviving entity does not have any Liens or Indebtedness not permitted pursuant to Sections 7.01 and 7.03 hereof, (ii) with respect to any such merger involving the Borrower, the surviving entity continues to remain an SPE, and (iii) no other Default would arise from, or exist as a result of, such merger. With respect to any merger, consolidation, dissolution, conversion, liquidation or reorganization transaction or event described in the foregoing clauses (4) or (5) occurring with respect to the Borrower, any Credit Facility Guarantor or any Person that controls or owns a majority of the Equity Interests of the Borrower or any Credit Facility Guarantor, the Borrower shall notify the Administrative Agent within ten (10) Business Days of the occurrence of such event and shall, upon request, provide to the Administrative Agent with any copies of the organizational documents of such Person (including any documents evidencing such merger, consolidation, dissolution, conversion, liquidation or reorganization).

          (b)   Without the prior written consent of the Administrative Agent, the Borrower will not, and will not permit any Credit Facility Guarantor to, make any modification of the terms or provisions of its Organization Documents, except: (i) modifications necessary to clarify existing provisions of such Organization Documents, (ii) modifications which would have no adverse, substantive effect on the rights or interests of the Lenders in conjunction with the Loans or under the Loan Documents, or (iii) modifications necessary to effectuate transfers to the extent expressly permitted in this Agreement. If any such modifications are made to such Organization Documents, the Borrower shall, or shall cause the applicable Credit Facility Guarantor to, deliver a copy of such modified Organization Documents to the Administrative Agent within 30 days of such modification.

7.05    ERISA.    The Borrower shall not take any action, or omit to take any action, which would (a) cause the Borrower's assets to constitute "plan assets" for purposes of ERISA or the Code or (b) cause the Transactions to be a nonexempt prohibited transaction (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that could subject the Administrative Agent and/or the Lenders, on account of any Loan or execution of the Loan Documents hereunder, to any tax or penalty on prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA.

7.06    Restricted Payments.

          (a)   Neither the Borrower nor any Subsidiary of the Borrower may declare or make, directly or indirectly, any Restricted Payment at any time during the existence of a Major Default or an Event of Default.

          (b)   No Credit Facility Guarantor may declare or make, directly or indirectly, any Restricted Payment in violation of Section 6.16.

7.07    Change in Nature of Business; Existence.    Except as otherwise expressly permitted under the terms of the Loan Documents, neither the Borrower nor any Credit Facility Guarantor shall engage in any material line of business substantially different from those lines of business conducted by the REIT and its Subsidiaries on the Closing Date or any business substantially related or incidental thereto. The Operating Partnership shall not engage in any material line of business, other than the acquisition, development, ownership, operation and leasing of real property assets or any business substantially related or incidental thereto, whether directly or though a joint venture or Subsidiary (provided that no Change of Control results therefrom). Neither the Borrower nor any Credit Facility Guarantor shall change its name, identity, or organizational structure, or the location of its chief executive office or principal place of business unless such Person (i) shall have obtained the prior written consent of the Administrative Agent to such change, and (ii) shall have taken all actions necessary or requested by the Administrative Agent to file or amend any financing statement or continuation statement to assure perfection and continuation of perfection of security interests under the Loan Documents.

7.08    Transactions with Affiliates.    Neither the Borrower nor any Credit Facility Guarantor shall enter into any transaction of any kind with any Affiliate, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Person as would be obtainable by such Person at the time in a comparable arm's length transaction with a Person other than an Affiliate. This Section shall not prohibit transfers of Borrowing Base Properties permitted pursuant to Section 7.04, or transfers of Excluded Properties to Affiliates of a Loan Party.

7.09    Burdensome Agreements.    None of the Borrower, any Credit Facility Guarantor or any of their respective Subsidiaries shall enter into any Contractual Obligation that (a) limits the ability (i) of any Credit Facility Guarantor to transfer a Borrowing Base Property to the Borrower, (ii) of any Credit Facility Guarantor to Guarantee the Indebtedness of the Borrower pursuant to the terms of the Credit Facility Guaranty, (iii) of the Borrower to create, incur, assume or suffer to exist Liens in favor of the Administrative Agent and the Lenders on the Property of such the Borrower, or (iv) of any Credit Facility Guarantor to create, incur, assume or suffer to exist Liens in favor of the Administrative Agent and the Lenders on the Borrowing Base Properties of such Credit Facility Guarantor.

7.10    Use of Proceeds.    The Borrower shall not use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11    Leases.

          (a)   The Borrower shall not, and shall not permit any Credit Facility Guarantor to, (i) accept from any tenant, nor permit any tenant to pay, Rent for more than one month in advance except for payment in the nature of security for performance of a tenant's obligations, escalations, percentage rents and estimated payments (not prepaid more than one month prior to the date such estimated payments are due) of operating expenses, taxes and other pass-throughs paid by tenants pursuant to their Leases; (ii) amend, modify and supplement (other than ministerial changes), terminate, or accept surrender of, any Major Lease now existing or hereafter made, without the prior written consent of the Administrative Agent; notwithstanding the foregoing, the Borrower and each Credit Facility Guarantor may amend, modify and supplement, terminate, or accept surrender of any Approved Lease that is not a Major Lease; provided that (A) any such amendment, modification or supplement, is (1) consistent with fair market terms and (2) is entered into pursuant to arm's-length negotiations with a tenant not affiliated with the Borrower or any Credit Facility Guarantor, and (B) any such termination is (1) in the ordinary course of business, (2) consistent with good business practice and (3) in the best interests of the affected Borrowing Base Property; (iii) except for the Collateral Documents, assign, transfer, pledge, subordinate or mortgage any Lease or any Rent without the prior written consent of the Administrative Agent and the Required Lenders; (iv) waive or release any nonperformance of any material covenant of any Major Lease by any tenant without the Administrative Agent's prior written consent; (v) release any guarantor from its obligations under any guaranty of any Major Lease or any letter of credit or other credit support for a tenant's performance under any Major Lease, except as expressly permitted pursuant to the terms of such Lease; or (vi) enter into any master lease for any space at the Borrowing Base Properties. Notwithstanding the foregoing or anything to the contrary contained herein, the Borrower and each Credit Facility Guarantor shall have the right, at its option, to terminate or accept the surrender of any Lease (including any Major Lease), and to pursue any other rights and remedies the Borrower or such Credit Facility Guarantor may have against any tenant, following an uncured material default by a tenant under its Lease.

          (b)    Approvals.    The Borrower shall not, and shall not permit any Credit Facility Guarantor to, enter into any Lease for any space at any Borrowing Base Property (unless such proposed Lease is held in escrow pending the receipt of any approval required below) except as follows:

            (i)    Non-Major Leases.    The Borrower and the Credit Facility Guarantors may enter into Leases that do not constitute Major Leases, and extensions, amendments, modifications, supplements and renewals thereof without the approval of the Administrative Agent or any Lender; provided that such Lease, extension, amendment, modification, supplement or renewal (A) in the case of a Lease, is substantially in the form of the Borrower's or the Credit Facility Guarantor's standard form office lease or standard form retail lease, as applicable, previously approved by the Administrative Agent, (B) is consistent with fair market terms, and (C) is entered into pursuant to arm-length negotiations with a tenant not affiliated with the Borrower or any Credit Facility Guarantor. Any proposed Lease that is not a Major Lease, or any extension, renewal or modification of any such Lease, that does not comply with the preceding sentence shall require the prior approval of the Administrative Agent.

            (ii)    Major Leases.    None of the Borrower nor any Credit Facility Guarantor shall enter into any Major Lease or any extension, renewal, amendment, modification or supplement of any Major Lease without the prior written approval of the Administrative Agent.

            (iii)    Information.    With respect to any Lease or amendment, modification or supplement of a Lease that requires approval of the Administrative Agent, the Borrower shall, or shall cause the applicable Credit Facility Guarantor to, provide the Administrative Agent with the following information (collectively, the "Lease Approval Package"): (A) all material information available to the Borrower or such Credit Facility Guarantor concerning the lessee and its business and financial condition; (B) a draft of the lease (or lease modification); and (C) a summary (the "Lease Information Summary") substantially in the form attached hereto as Exhibit K, of the material terms of such lease or lease modification. Within five (5) Business Days after the Administrative Agent shall have received a complete Lease Approval Package, the Administrative Agent shall either consent or refuse to consent to such Lease Approval Package. If the Administrative Agent shall fail to respond within such five (5) Business Day period, the Administrative Agent shall be deemed to have approved such lease or lease modification; provided that such lease or lease modification is documented pursuant to a lease or lease modification which is consistent with the draft and lease summary and Lease Approval Package previously delivered to the Administrative Agent in all material respects.

          (c)    Additional Requirements as to all Leases.    Notwithstanding anything to the contrary set forth in this Section 7.11, the following requirements shall apply with respect to all Leases and all amendments, modifications or supplements of Leases entered into after the date hereof:

              (i)  The Borrower shall, or shall cause each Credit Facility Guarantor to, within ten (10) days after the Administrative Agent's request, provide the Administrative Agent with a true, correct and complete copy thereof as signed by all such parties, including any amendments, modifications or supplements and guarantees thereof.

             (ii)  All Leases must be subordinate to the Deed of Trust, and all existing and future advances thereunder, and to any amendments, modifications or supplements thereof.

            (iii)  Notwithstanding anything to the contrary set forth above, the Administrative Agent may require that the Borrower or the applicable Credit Facility Guarantor and the tenant under any Major Lease execute and deliver an SNDA Agreement (with such commercially reasonable changes thereto as may be requested by such tenant). The Administrative Agent (on behalf of the Lenders) shall, if requested by the Borrower or the applicable Credit Facility Guarantor, and as a condition to a tenant's obligation to subordinate its lease (if necessary or if requested by the Borrower) or attorn, enter into an SNDA Agreement with such tenant (with such commercially reasonable changes thereto as may be requested by such tenant). The Administrative Agent's execution thereof shall be conditioned upon the prior execution thereof by both the tenant and the Borrower or the applicable Credit Facility Guarantor.

            (iv)  All Leases shall be substantially in the form of the Borrower's or the applicable Credit Facility Guarantor's standard form office lease or standard form retail lease, as applicable, approved by the Administrative Agent and the Borrower on the Closing Date, with such modifications as the Administrative Agent shall thereafter approve prior to the execution of such Leases.

7.12    Property Management.

          (a)   Neither the Borrower nor any Credit Facility Guarantor shall, without the prior written approval of the Administrative Agent, (i) enter into any new Property Management Agreement; (ii) terminate or make any material changes to the Property Management Agreement, either orally or in writing, in any respect; or (iii) consent to, approve or agree to any assignment or transfer by or with respect to the Property Manager (including transfers of beneficial interests in the Property

  Manager that are not otherwise permitted by Section 7.04 or assignments or transfers by the Property Manager of any or all of its rights under any Property Management Agreement).

          (b)   Notwithstanding the foregoing clause (a), the Borrower may, and may permit the Credit Facility Guarantors, on prior written notice to the Administrative Agent, subject to the limitations set forth herein with respect to the Administrative Agent's approval of any new manager for any Borrowing Base Property, terminate a Property Management Agreement in accordance with its terms as a result of a material default by a Property Manager thereunder, provided a replacement Property Manager satisfactory to the Administrative Agent is immediately appointed pursuant to a Property Management Agreement acceptable to the Administrative Agent which permits termination by the Borrower or the applicable Credit Facility Guarantor on thirty (30) days' notice so long as the new property manager delivers a Property Manager's Consent. Any change in ownership or control of the Property Manager other than as specifically set forth herein or permitted by Section 7.04 shall be cause for the Administrative Agent to re-approve such Property Manager and Property Management Agreement. If at any time the Administrative Agent consents to the appointment of a new Property Manager, such new Property Manager and the Borrower shall, or shall cause the applicable Credit Facility Guarantor to, as a condition of the Administrative Agent's consent, execute a Property Manager's Consent in the form then used by the Administrative Agent. Each Property Manager shall be required to hold and maintain all necessary licenses, certifications and permits required by Applicable Law. The Borrower and any Credit Facility Guarantor may, on prior written notice to the Administrative Agent, assign or transfer a Property Management Agreement to, or terminate and enter into a new Property Management Agreement on substantially the same terms with, the REIT, the Operating Partnership or any Controlled Subsidiary, provided that such new management entity delivers a Property Manager's Consent with respect to such Property Management Agreement.

7.13    Ground Lease.

          (a)   The Borrower shall not, and shall not permit any Credit Facility Guarantor to, (i) surrender any leasehold estate created by any Ground Lease or terminate or cancel any Ground Lease without the prior written consent of the Administrative Agent and the Required Lenders; (ii) without the Administrative Agent's prior written consent, cause, agree to, or permit to occur any subordination, or consent to the subordination of, such Ground Lease to any mortgage, deed of trust or other Lien encumbering (or that may in the future encumber) the estate of the lessor under the Ground Lease in any premise(s) demised to the Borrower or such Credit Facility Guarantor under a Ground Lease (other than a subordination or consent to subordination expressly required by the terms of the Ground Lease); (iii) grant any consent, approval or waiver under, or agree to any termination, cancellation or modification of any Ground Lease, in each case, without the prior written consent of the Administrative Agent and, in the case of any material consent, approval, waiver or modification, the prior written consent of the Required Lenders, except, with respect to the One Westwood Leasehold Interest, where the collateral for the Loans consists of both the leasehold and entire fee interests in the One Westwood Leasehold Interest covered by such Ground Lease and such consent, approval, waiver or modification has no Material Adverse Effect on the Lenders or on the security interests in such One Westwood Leasehold Interest held for their benefit. Any such surrender of the leasehold estate created by such Ground Lease or termination, cancellation or Modification of such Ground Lease not permitted pursuant to the foregoing terms of this Section 7.13(a) shall be void ab initio and of no force and effect.

          (b)   Notwithstanding the foregoing clause (a), at such time as DERF 1997 has the right under the terms of the Ground Lease for the One Westwood Leasehold Property to acquire the Underlying Fee Estate, and provided that the applicable conditions precedent to a Borrowing in an amount of at least sixty-five percent (65%) of the Appraised Value of the Underlying Fee Estate

  can be met (including the condition that, after such Borrowing, the Total Outstandings would not exceed the Maximum Credit Facility Availability), Borrower shall (i) cause DERF 1997 to exercise its right, and thereafter use commercially reasonable efforts to, acquire such interest; (ii) upon the consummation of such acquisition, cause DERF 1997 to grant to the Administrative Agent on behalf of the Lenders a first priority perfected Lien on the entirety of such Underlying Fee Estate (together with all other right, title and interest of DERF 1997 in and to the One Westwood Leasehold Property), on the same terms, covenants and conditions as are set forth in the form of Deed of Trust to be used for fee-owned Borrowing Base Properties; (iii) cause to be delivered to the Administrative Agent, concurrently with the recordation of such Deed of Trust (or an amendment to the Deed of Trust for the One Westwood Leasehold Property providing with respect to the Underlying Fee Estate (and all other right, title and interest of DERF 1997 in and to the One Westwood Leasehold Property) the same terms, covenants and conditions as are set forth in the form of Deed of Trust to be used for fee owned Borrowing Base Properties), a Title Policy obtained from the Title Insurer at the Borrower's or DERF 1997's sole cost and expense which complies with the requirements of Section 4.01(a)(ii), and amendments to the Loan Documents (in form and substance satisfactory to the Administrative Agent and as reasonably required by the Administrative Agent) relating to the One Westwood Leasehold Property confirming that all of the Borrower's and DERF 1997's representations, warranties, covenants and obligations and all of the rights, remedies and benefits of the Administrative Agent and the Lenders thereunder with respect to the One Westwood Leasehold Property apply to the Underlying Fee Estate, together with all other right, title and interest of DERF 1997 in and to the One Westwood Leasehold Property; and (iv) pay, or cause DERF 1997 to pay, all reasonable costs and expenses of the Administrative Agent incurred in connection with such acquisition and amendment. So long as no Event of Default then exists and the foregoing requirements have been satisfied, the Borrower may permit DERF 1997 to elect to terminate the Ground Lease for the One Westwood Leasehold Property upon at least thirty (30) days' prior written notice to the Administrative Agent at any time following the end of any preference period, if any, applicable to the encumbrance of the Underlying Fee Estate in favor of the Administrative Agent, without any further consent of the Administrative Agent or any Lender, unless, in the reasonable opinion of the Administrative Agent or the Required Lenders delivered by a written notice to the Borrower prior to the end of such thirty (30) day period, such termination would have any Material Adverse Effect. Provided that there are sufficient Aggregate Commitments for the acquisition of the Underlying Fee Estate, if the requirements set forth above are satisfied and if the Borrower and DERF 1997 comply with the provisions of Section 2.16 pertaining to additions of Borrowing Base Properties with respect to the Underlying Fee Estate, the Allocated Loan Amount of such Borrowing Base Property shall be increased by an amount equal to sixty-five percent (65%) of the Appraised Value of the Underlying Fee Estate.

7.14    Zoning.    The Borrower shall not, and shall not permit any Credit Facility Guarantor to, without the Administrative Agent's prior written consent, seek, make, suffer, consent to or acquiesce in any change or variance in any zoning or land use laws or other conditions of any Borrowing Base Property or any portion thereof. Except as disclosed on the Appraisals delivered to the Administrative Agent prior to the Closing Date or any other existing non-conforming use disclosed on Schedule 7.14, the Borrower shall not use or permit the use of any portion of any Borrowing Base Property in any manner that could result in such use becoming a non-conforming use under any zoning or land use law or any other Applicable Law, or amend or modify any agreements relating to zoning or land use matters or permit the joinder or merger of lots for zoning, land use or other purposes, without the prior written consent of the Administrative Agent. Without limiting the foregoing, in no event shall the Borrower take, or permit any Credit Facility Guarantor to take, any action that would reduce or impair either (a) the number of parking spaces at any Borrowing Base Property or (b) access to any Borrowing Base Property from adjacent public roads. Further, without the Administrative Agent's prior written consent, the Borrower shall not, and shall not permit any Credit Facility Guarantor to, file or subject any part of any Borrowing Base Property to any declaration of condominium or co-operative or convert any part of any Borrowing Base Property to a condominium, co-operative or other direct or indirect form of multiple ownership and governance.

7.15    No Joint Assessment; Separate Lots.    The Borrower shall not, and shall not permit any Credit Facility Guarantor to, suffer, permit or initiate the joint assessment of any Borrowing Base Property with any other real property constituting a separate tax lot.

7.16    Foreign Assets Control Regulations.    Neither the Borrower nor any Loan Party shall use the proceeds of the Loan in any manner that will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or the Anti-Terrorism Order or any enabling legislation or executive order relating to any of the same. Without limiting the foregoing, neither the Borrower nor any Loan Party will permit itself nor any of its Subsidiaries to (a) become a blocked person described in Section 1 of the Anti-Terrorism Order or (b) knowingly engage in any dealings or transactions or be otherwise associated with any person who is known by such Loan Party or who (after such inquiry as may be required by Applicable Law) should be known by such Loan Party to be a blocked person.

7.17    Amendment of Contribution Agreement or Reimbursement Agreement.    No Loan Party shall amend, modify or terminate the Contribution Agreement (other than a joinder thereto by a new Credit Facility Guarantor) or the Reimbursement Agreement without the prior written consent of the Requisite Lenders.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01    Events of Default.    Any of the following shall constitute an Event of Default:

          (a)    Non-Payment.    The Borrower or any other Loan Party fails to pay (including through Borrowings hereunder, if available) (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within five days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document and, in each case (other than with respect to amounts owing on the Maturity Date), such failure shall continue for two (2) Business Days after the Administrative Agent delivers notice to the Borrower of the Borrower's failure to make such payment when due; or

          (b)    Specific Covenants.    The Borrower (or, if applicable, any Loan Party) shall default in the performance of any of its obligations under any of Sections 6.07, 6.12, 6.16 or Article VII (other than Section 7.06); or any Change in Control shall occur; or the Borrower shall make any Restricted Payment while any Event of Default exists; or the Borrower shall make a Restricted Payment while any other Major Default exists unless such Major Default is cured within the applicable cure or grace period therefor;

          (c)    Other Defaults.    Any Loan Party shall default under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not otherwise set forth above in this Section 8.01 and such default shall continue for thirty (30) days after notice from the Administrative Agent to the Borrower; provided, however, that if (i) such default is susceptible of cure but the Administrative Agent reasonably determines that such non-monetary default cannot be reasonably cured within such thirty (30) day period, (ii) the Administrative Agent determines, in its sole discretion, that such default does not create a material risk of sale or forfeiture of, or substantial impairment in value to, any material portion of the Borrowing Base Properties, and (iii) the Borrower has provided the Administrative Agent with security reasonably satisfactory to the Administrative Agent against any interruption of payment or impairment of Collateral that is reasonably likely to result from such continuing failure, then, so long as the relevant Loan Party shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for the relevant Borrower Party in the exercise of due diligence to cure such default, but in no event shall such period exceed sixty (60) days after the original notice from the Administrative Agent or extend beyond the Maturity Date; or

          (d)    Representations and Warranties.    Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

          (e)    Cross-Default.    The Borrower or any Credit Facility Guarantor shall default in the payment when due of any principal of or interest on any of its Indebtedness (other than the Obligations) of $5,000,000 or more and such default shall not be cured within any applicable notice or cure period provided with respect to such Indebtedness; or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness shall occur if the effect of such event is to cause such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity; or

          (f)    Insolvency Proceedings, Etc.    Any Bankruptcy Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

          (g)    Inability to Pay Debts; Attachment.    (i) Any Bankruptcy Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

          (h)    Judgments.    One or more (i) judgments for the payment of money (exclusive of judgment amounts fully covered by insurance (other than permitted deductibles) where the insurer has admitted liability in respect of the full amount of such judgment) aggregating in excess of $3,000,000 with respect to the Borrower or any Credit Facility Guarantor, or (ii) non-monetary judgments, orders or decrees shall be entered against the Borrower or any Credit Facility

  Guarantor which have or would reasonably be expected to have a Material Adverse Effect, and, in either case, the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed (or bonded over through the posting of a bond in accordance with a statutory bonding procedure the effect of which is to limit the judgment creditor's claim to recovery under the bond), or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Credit Facility Guarantor to enforce any such judgment; or

          (i)    ERISA.    An ERISA Event occurs that, in the opinion of the Administrative Agent, when taken together with all other such ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

          (j)    Invalidity of Loan Documents.    Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any Affiliate of any Loan Party contests in any manner the validity or enforceability against any Loan Party of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document;

          (k)    Liens.    The Liens created by the Collateral Documents shall at any time not constitute a valid and perfected first priority Lien (subject to the Permitted Title Exceptions) on the Collateral intended to be covered thereby in favor of the Administrative Agent, free and clear of all other Liens (other than the Permitted Title Exceptions and Liens which are described in clauses (a), (b), (c), (e) and (g) of the definition of "Permitted Liens" or which are described in clauses (a), (b), (c), (d), (g) and (h) of Section 7.01 of this Agreement, and which (unless otherwise agreed to by the Administrative Agent) are in the case of Liens described in clause (e) of the definition of "Permitted Liens" and Section 7.01(g) of this Agreement subordinate to the Lien of the Deed of Trust encumbering the affected Borrowing Base Property) or, except for expiration in accordance with its terms or releases or terminations contemplated by this Agreement, any of the Collateral Documents shall for whatever reason be terminated or cease to be in full force and effect; or

          (l)    Change of Control.    There occurs any Change of Control;

          (m)    Single Purpose Entity.    The Borrower breaches its covenant under Section 6.05(c); or

8.02    Remedies Upon Event of Default.    If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

          (a)   declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

          (b)   declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

          (c)   require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

          (d)   subject to Section 10.20 of this Agreement and Section 30 of the Credit Facility Guaranty, exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03    Application of Funds.    After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

          First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

          Second, if the Administrative Agent (or its subsidiary) acquires title to any Borrowing Base Property or is entitled to possession of any Borrowing Base Property during or after foreclosure pursuant to Section 9.10(f), to the payment of operating expenses, the establishment of reasonable operating reserves, and to fund any capital improvement, leasing and other reserves for such Borrowing Base Property, in each case to the extent permitted by Applicable Law;

          Third, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Fourth payable to them;

          Fourth, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

          Fifth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fifth held by them;

          Sixth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

          Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied in the order set forth above.

ARTICLE IX.
ADMINISTRATIVE AGENT

9.01    Appointment and Authority.    Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article (IX) (other than Section 9.06, which inures to the benefit of the Borrower) are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

9.02    Rights as a Lender.    The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03    Exculpatory Provisions.    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

          (a)   shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

          (b)   shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law; and

          (c)   shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

        The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

        The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04    Reliance by Administrative Agent.    The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05    Delegation of Duties.    The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06    Resignation of Administrative Agent.    It is agreed by the Lenders that, subject to the terms of this Loan Agreement, the Administrative Agent will remain the Administrative Agent under this Agreement and the other Loan Documents throughout the term of the Loans; provided, however, that (a) the Administrative Agent may assign all its rights as the Administrative Agent to any Affiliate of Bank of America, and such Affiliate shall assume the obligations of Administrative Agent hereunder arising after the date of such assignment, and (b) subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving at least thirty (30) days' prior written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent that shall be a Person that, provided that no Event of Default then exists, meets the qualifications of an Eligible Assignee with an office in the United States through which it will act as the servicer of the Loans; who is knowledgeable and experienced in servicing real estate secured syndicated commercial loans in the United States; and who holds (and agrees in writing for the benefit of the Borrower to maintain), for so long as it shall remain the Administrative Agent, and provided no Event of Default has occurred, minimum Commitments aggregating 10% of the Aggregate Commitments and who agrees to act as L/C Issuer and Swing Line Lender in accordance with the provisions of this Agreement and satisfied the requirements with respect thereto contained in this Section, and who agrees in writing for the benefit of the Borrower not to resign except in accordance with the provisions of this Loan Agreement (a "Qualified Servicer"). The determination of whether such successor Administrative Agent is knowledgeable and experienced in servicing real estate secured syndicated commercial loans in the United States shall be made in the sole but reasonable judgment of the Required Lenders. If such successor Administrative Agent is not a Qualified Servicer, as long as no Event of Default exists, the Borrower shall have the right to approve such successor Administrative

Agent, such approval not to be unreasonably withheld, delayed or conditioned and which consent shall be deemed to have been given unless written notice of disapproval is delivered by the Borrower to the resigning Administrative Agent within five (5) Business Days after notice of such proposed successor Administrative Agent has been delivered to the Borrower. If, in the case of a resignation by the Administrative Agent, no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent's giving of notice of resignation (or if the Borrower shall have withheld its consent to such successor Administrative Agent, if such consent is required), then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, that shall be a Person that meets the requirements of Qualified Servicer. In such case, the determination of whether such successor Administrative Agent is knowledgeable and experienced in servicing real estate secured syndicated commercial loans in the United States shall be made in the sole but reasonable judgment of the Administrative Agent. If any successor Administrative Agent does not meet the requirements of a Qualified Servicer, the Borrower, as long as no Event of Default exists, shall have the right to approve such successor Administrative Agent, such approval not to be unreasonably withheld, delayed or conditioned and which consent shall be deemed to have been given unless, in the case of a resignation, written notice of disapproval is delivered by the Borrower to the resigning Administrative Agent within five (5) Business Days after notice of such proposed successor Administrative Agent has been delivered to the Borrower. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and such successor Administrative Agent shall assume all obligations of the Administrative Agent, Swing Line Lender and L/C Issuer hereunder arising after the date of such acceptance, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder as Administrative Agent, Swing Line Lender and L/C Issuer, including any obligation under Section 10.06(b)(i)(C); provided, however, that the retiring Administrative Agent shall not be discharged from any liabilities which existed prior to the effective date of such resignation. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After any retiring Administrative Agent's resignation hereunder as the Administrative Agent, the provisions of this Article IX shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

        Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07    Non-Reliance on Administrative Agent and Other Lenders.    Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08    No Other Duties, Etc.    Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or Co-Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09    Administrative Agent May File Proofs of Claim.

          (a)   No individual Lender or group of Lenders or L/C Issuer shall have any right to amend or waive, or consent to the departure of any party from any provision of any Loan Document, or secure or enforce the obligations of Borrower or any other party pursuant to the Loan Documents, or otherwise. All such rights, on behalf of Administrative Agent, L/C Issuer or any Lender or Lenders, shall be held and exercised solely by and at the option of Administrative Agent for the pro rata benefit of the Lenders. Such rights, however, are subject to the rights of L/C Issuer, a Lender or Lenders, as expressly set forth in this Agreement, to approve matters or direct Administrative Agent to take or refrain from taking action as set forth in this Agreement. Except as expressly otherwise provided in this Agreement or the other Loan Documents, Administrative Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights, or taking or refraining from taking any actions which Administrative Agent is expressly entitled to exercise or take under this Agreement and the other Loan Documents, including, without limitation, (i) the determination if and to what extent matters or items subject to Administrative Agent's satisfaction are acceptable or otherwise within its discretion, and (ii) the exercise of remedies pursuant to, but subject to, Article 8 or pursuant to any other Loan Document, and any action so taken or not taken shall be deemed consented to by Lenders.

          (b)   In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, no individual Lender or group of Lenders or L/C Issuer shall have the right, and the Administrative Agent (irrespective of whether the principal of the Loan or any L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be exclusively entitled and empowered on behalf of itself, L/C Issuer and the Lenders, by intervention in such proceeding or otherwise:

              (i)  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, any L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03, 2.09 and 10.04) allowed in such judicial proceeding; and

             (ii)  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

  and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

  Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender of the L/C Issuer except as approved by the Required Lenders or to authorize the Administrative Agent to vote in respect of the claims of the Lenders or the L/C Issuer except as approved by the Required Lenders in any such proceeding.

9.10    Defaults.

          (a)   Except with respect to (i) the nonpayment of principal, interest or any fees that are due and payable under any of the Loan Documents, (ii) Defaults with respect to which the Administrative Agent has actually sent written notice of to the Borrower, and (iii) material Defaults with respect to which the Administrative Agent is given written notice (or copied on such written notice) from a third party specifying such Default, the Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless the Administrative Agent has received notice from a Lender or the Borrower specifying such Default and stating that such notice is a "Notice of Default". If the Administrative Agent has such knowledge or receives such a notice from the Borrower or a Lender in accordance with the immediately preceding sentence with respect to the occurrence of a material Default, the Administrative Agent shall give prompt notice thereof to the Lenders. Within ten (10) days of delivery of such notice of Default from the Administrative Agent to the Lenders (or such shorter period of time as the Administrative Agent determines is necessary), the Administrative Agent and the Lenders shall consult with each other to determine a proposed course of action. The Lenders agree that the Administrative Agent shall (subject to Section 9.10(g)) take such action with respect to such Default as shall be directed by the Required Lenders, provided that, (A) unless and until the Administrative Agent shall have received such directions, the Administrative Agent may while a Event of Default exists (but shall not be obligated to) take such action, or refrain from taking such action, including decisions (1) to make protective advances that the Administrative Agent determines are necessary to protect or maintain the Borrowing Base Properties (provided, however, that other than with respect to protective advances that are deemed necessary by the Administrative Agent to make payment for taxes or insurance charges, or to make other payments that are deemed necessary by the Administrative Agent to comply with Applicable Law or in connection with any life, health or safety issue, the Administrative Agent shall obtain the consent of the Required Lenders with respect to protective advances aggregating in excess of $2,000,000 in any year); and (2) to foreclose on any of the Borrowing Base Properties or exercise any other remedy, with respect to such Event of Default as it shall deem advisable in the interest of the Lenders, and (B) no actions approved by the Required Lenders shall violate the Loan Documents or Applicable Law. Each of the Lenders acknowledges and agrees that no individual Lender may separately enforce or exercise any of the provisions of any of the Loan Documents (including the Notes) other than through the Administrative Agent. The Administrative Agent shall advise the Lenders of all material actions which the Administrative Agent takes in accordance with the provisions of this Section 9.10(a) and shall continue to consult with the Lenders with respect to all of such actions. Notwithstanding the foregoing, if the Required Lenders shall at any time direct that a different or additional remedial action be taken from that already undertaken by the Administrative Agent, including the commencement of foreclosure proceedings, such different or additional remedial action shall be taken in lieu of or in addition to, the prosecution of such action taken by the Administrative Agent; provided that all actions already taken by the Administrative Agent pursuant to this Section 9.10(a) shall be valid and binding on each Lender. All money (other than money subject to the provisions of Section 9.10(f)) received from any enforcement actions, including the proceeds of a foreclosure sale of the Borrowing Base Properties, shall be applied pursuant to Section 8.03.

          (b)   All losses with respect to interest (including interest at the Default Rate) and other sums payable pursuant to the Notes or incurred in connection with the Loans, the enforcement thereof or the realization of the security therefor, shall be borne by the Lenders in accordance with their respective Applicable Percentages of the Loan, and the Lenders shall promptly, upon request, remit to the Administrative Agent their respective Applicable Percentages of (i) any expenses incurred by the Administrative Agent in connection with any Default to the extent any expenses have not been paid by the Borrower, (ii) any advances made to pay taxes or insurance or otherwise to preserve the Lien of the Collateral Documents or to preserve and protect the Borrowing Base Properties, whether or not the amount necessary to be advanced for such purposes exceeds the amount of the Obligations, (iii) any other expenses incurred in connection with the enforcement of the Deeds of Trust or other Loan Documents, and (iv) any expenses incurred in connection with the consummation of the Loans not paid or provided for by the Borrower. To the extent any such advances are recovered in connection with the enforcement of the Deeds of Trust or the other Loan Documents, each Lender shall be paid its Applicable Percentage of such recovery after deduction of the expenses of the Administrative Agent and the Lenders.

          (c)   If, at the direction of the Required Lenders or otherwise as provided in Section 9.10(a), any action(s) is brought to collect on the Notes or enforce the Collateral Documents or any other Loan Document, such action shall (to the extent permitted under applicable law and the decisions of the court in which such action is brought) be an action brought by the Administrative Agent and the Lenders, collectively, to collect on all or a portion of the Notes or enforce the Collateral Documents or any other Loan Document and counsel selected by the Administrative Agent shall prosecute any such action at the direction of the Administrative Agent on behalf of the Administrative Agent and the Lenders, and the Administrative Agent and the Lenders shall consult and cooperate with each other in the prosecution thereof. All decisions concerning the appointment of a receiver while such action is pending, the conduct of such receivership, the conduct of such action, the collection of any judgment entered in such action and the settlement of such action shall be made by the Administrative Agent. The costs and expenses of any such action shall be borne by the Lenders in accordance with each of their respective Applicable Percentages (without diminishing or releasing any obligation of the Borrower to pay for such costs).

          (d)   If, at the direction of the Required Lenders or otherwise as provided in Section 9.10(a), any action(s) is brought to foreclose any Deed of Trust, such action shall (to the extent permitted under Applicable Law and the decisions of the court in which such action is brought) be an action brought by the Administrative Agent and the Lenders, collectively, to foreclose all or a portion of the Deed of Trust and collect on the Notes. Counsel selected by the Administrative Agent shall prosecute any such foreclosure at the direction of the Administrative Agent on behalf of the Administrative Agent and the Lenders and the Administrative Agent and the Lenders shall consult and cooperate with each other in the prosecution thereof. All decisions concerning the appointment of a receiver, the conduct of such foreclosure, the manner of taking and holding title to any such Borrowing Base Property (other than as set forth in clause (e) below), and the commencement and conduct of any deficiency judgment proceeding shall be made by the Administrative Agent (subject to the rights of the Required Lenders under Section 9.10(a)), and all decisions concerning the acceptance of a deed in lieu of foreclosure and the bid on behalf of the Administrative Agent and the Lenders at the foreclosure sale of any Borrowing Base Property shall be made by the Administrative Agent with the approval of the Required Lenders. The costs and expenses of foreclosure will be borne by the Lenders in accordance with their respective Applicable Percentages.

          (e)   If title is acquired to any Borrowing Base Property after a foreclosure sale, nonjudicial foreclosure or by a deed in lieu of foreclosure, title shall be held by the Administrative Agent in its own name in trust for the Lenders or, at the Administrative Agent's election, in the name of a wholly owned subsidiary of the Administrative Agent on behalf of the Lenders.

          (f)    If the Administrative Agent (or its subsidiary) acquires title to any Borrowing Base Property or is entitled to possession of any Borrowing Base Property during or after the foreclosure, all material decisions with respect to the possession, ownership, development, construction, control, operation, leasing, management and sale of such Borrowing Base Property shall be made by the Administrative Agent. All income or other money received after so acquiring title to or taking possession of such Borrowing Base Property with respect to the Borrowing Base Property, including income from the operation and management of such Borrowing Base Property and the proceeds of a sale of such Borrowing Base Property, shall be applied, pursuant to Section 8.03.

          (g)   Except for action expressly required of the Administrative Agent hereunder and under the other Loan Documents, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their reimbursement and indemnification obligations under Section 10.04(c) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

ARTICLE X.
MISCELLANEOUS

10.01    Amendments, Etc.    Except as otherwise expressly provided in this Agreement or the other Loan Documents, this Agreement and the other Loan Documents may be Modified only by an instrument in writing signed by the Borrower and the Administrative Agent acting with the consent of the Required Lenders; provided that: (a) no Modification or waiver shall, unless by an instrument signed by all of the Lenders or by the Administrative Agent acting with the written consent of all of the Lenders: (i) extend the date fixed for the payment of principal of or interest on any Loan or any fee hereunder or under the Loan Documents, including, without limitation, any extension of the Maturity Date (other than pursuant to Section 2.14), (ii) reduce the amount of any such payment of principal, (iii) reduce the rate at which interest is payable thereon or any fee is payable hereunder, (iv) alter the rights or obligations of the Borrower to prepay Loans, (v) alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied as between the Lenders or Types of Loans, (vi) alter the terms of this Section 10.01, (vii) Modify the definition of the term "Required Lenders" or Modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to Modify any provision hereof, (viii) alter the several nature of the Lenders' obligations hereunder, (ix) release the Borrower, any Collateral or any Guarantor or otherwise terminate any Lien under any Collateral Document providing for collateral security (provided however, that no such consent shall be required, and the Administrative Agent is hereby authorized, in its sole discretion, to release or subordinate the Lien of the Collateral Documents in respect of any Permitted Lien described in clause (e) or (g) of the definition thereof; and provided further, however, that no such consent shall be required, and the Administrative Agent is hereby authorized, to release any Lien covering the Collateral under the Collateral Documents, and to release (or terminate the liability of) the Borrower under the Loan Documents, and to release a Credit Facility Guarantor under its Credit Facility Guaranty or the Collateral Documents executed by such Credit Facility Guarantor: (A) as expressly provided in the Loan Documents (including pursuant to Section 2.16(e) and Section 6.18(c), and (B) upon payment of the Obligations in full in accordance with the terms of the Loan Documents, (x) agree to additional obligations being secured by the Collateral, or (xi) alter the relative priorities of the obligations entitled to the benefits of the Liens created under the Collateral Documents; (b) any Modification of Article IX, or of any of the rights or duties of the Administrative Agent hereunder, shall require the consent of the Administrative Agent and the all of the Lenders (and, in the case of Section 9.06, the Borrower, which consent of the Borrower shall not be unreasonably withheld, delayed or conditioned); and (c) no Modification shall increase the Commitment of any Lender without the consent of such Lender. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, the Administrative Agent is hereby authorized by the Lenders to enter into Modifications to the Loan Documents which are ministerial in nature, including the preparation, execution and Modification of Uniform Commercial Code forms, Assignments and Assumptions, Joinders, SNDA Agreements, Tenant Estoppel Agreements and Ground Lease Estoppel Agreements.

10.02    Notices; Effectiveness; Electronic Communication.

          (a)    Notices Generally.    Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

              (i)  if to the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

             (ii)  if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

  Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in such clause (b)). The Borrower shall deliver all notices to the Administrative Agent, and shall have no obligation to provide notices to the Lenders directly.

          (b)    Electronic Communications.    Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it in writing, provided that approval of such procedures may be limited to particular notices or communications.

          Unless the Administrative Agent otherwise prescribes and, with respect to the Borrower, to the extent such procedures have been approved in accordance with clause (b) above, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

          (c)    The Platform.    THE PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE." THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the "Agent Parties") have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower's or the Administrative Agent's transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

          (d)    Change of Address, Etc.    Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

          (e)    Reliance by Administrative Agent, L/C Issuer and Lenders.    The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03    No Waiver; Cumulative Remedies.    No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04    Expenses; Indemnity; Damage Waiver.

          (a)    Costs and Expenses.

              (i)  The Borrower agrees to pay on demand or reimburse on demand to the applicable party all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Arranger incurred on or prior to the Closing Date or otherwise in connection with the closing of this Agreement and the transactions contemplated hereby and by the Loan Documents (including customary post-closing follow-through), including, but not limited to, (1) the reasonable fees and expenses for Morrison & Foerster LLP, counsel to the Administrative Agent and its Affiliates, which legal fees shall be payable by the Borrower promptly upon the Borrower's receipt of a closing binder and legal invoices prepared by Morrison & Foerster LLP; (2) due diligence expenses, including title insurance reports and policies, surveys, title and lien searches and appraisals (including each Appraisal and any environmental reports); and (3) fees and expenses for the services of an insurance consultant, in connection with: the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and initial funding of the Loans hereunder and the creation and perfection of the Liens to be created by the Collateral Documents. Notwithstanding the foregoing, the Borrower shall have the right to approve the cost of any Appraisal before such Appraisal is ordered, such approval not to be unreasonably withheld, provided that, if the Borrower does not so approve such cost, the Administrative Agent shall have no responsibility to order such Appraisal and, if such Appraisal is required as a condition to the extension of the Maturity Date pursuant to Section 2.14 or as a condition to the addition of a Borrowing Base Property pursuant to Section 2.16(a), the such extension or addition (as applicable) shall be refused.

             (ii)  The Borrower also agrees to pay on demand or reimburse on demand to the applicable party all reasonable out-of-pocket costs and expenses of the Administrative Agent incurred after the Closing Date (including, but not limited to, the reasonable fees and expenses of legal counsel, but excluding any travel expenses incurred for travel by the personnel of the Administrative Agent (but not any of its consultants when engaged in services for which the Borrower is required to reimburse the Administrative Agent hereunder, with the understanding that the Administrative Agent shall use good faith efforts to attempt to engage qualified local consultants to provide such services) and also excluding the Administrative Agent's internal overhead) in connection with (A) the addition of any Property added as a Borrowing Base Property after the Closing Date pursuant to Section 2.16(a); (B) the negotiation or preparation of any amendment, modification, supplement or waiver of any of the terms of this Agreement or any of the other Loan Documents (whether or not consummated); (C) the protection and maintenance of the perfection and priority of the Liens created pursuant to the Collateral Documents; (D) any monitoring or evaluation of environmental conditions occurring at any Borrowing Base Property following the occurrence of (1) any event for which notice is required under Section 6.03 as it relates to any matter of Environmental Law, (2) any violation by the Borrower of any of its covenants contained in Section 6.06 or Section 6.17 as it relates to any matter of Environmental Law, or (3) any act or occurrence for which the Borrower is obligated to indemnify the Administrative Agent or any Lender pursuant to the terms set forth in the Environmental Indemnity Agreement; any review, inspection or evaluation undertaken by the Restoration Consultant; and the preparation of any reports or studies in connection with any of the foregoing; (E) any review of documents or requests, consideration for approval or disapproval or exercise of rights outside of the ordinary day-to-day administration of the Loans and the Loan Documents (excluding those incurred in connection with Lease reviews, requests for SNDA Agreements, releases of Collateral and/or payments or prepayments under the Loan Documents); and (F) any other act, condition, request, delivery or other item, if any other applicable provision of this Agreement or the other Loan Documents provides for the costs and expenses of the Administrative Agent in connection therewith to be paid by the Borrower and are not in violation of the limitations contained herein.

            (iii)  The Borrower also agrees to pay on demand or reimburse on demand to the applicable party all reasonable out-of-pocket costs and expenses of the Lenders and the Administrative Agent (including, but not limited to, the reasonable fees and expenses of legal counsel) in connection with (A) any Default and any enforcement or collection proceedings resulting therefrom, including all manner of participation in or other involvement with (1) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, (2) judicial or regulatory proceedings and (3) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated); and (B) the enforcement of this Section 10.04.

          (b)    Indemnification by the Borrower.    The Borrower hereby agrees to (i) protect and indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Affiliate of any of the foregoing Persons (each such Person being called an "Indemnitee") from, and hold each of them harmless, from and against all damages, losses, claims, actions, liabilities (or actions, investigations or other proceedings commenced or threatened in respect thereof) penalties, fines, costs and expenses including reasonable attorneys' fees and expenses (collectively and severally, "Losses") which may be imposed upon, asserted against or incurred or paid by any of them resulting from the claims of any third party relating to or arising out of (A) the Borrowing Base Properties, (B) this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby, (C) any ERISA Events, (D) any Environmental Losses, and (E) any act performed or permitted to be performed by any Indemnitee under any of the Loan Documents, except for Losses to the extent determined by a court of competent jurisdiction to be caused by the gross negligence, bad faith or willful misconduct of an Indemnitee (but the effect of this exception only eliminates the liability of the Borrower with respect to the Indemnitee (and if such Indemnitee is not a Lender, the Lender on whose behalf such Indemnitee was acting) to the extent such Indemnitee has been adjudged to have so acted and not with respect to any other Indemnitee); and (ii) reimburse each Indemnitee on demand for any expenses (including the reasonable attorneys' fees and disbursements) reasonably incurred in connection with the investigation of, preparation for or defense of any actual or threatened claim, action or proceeding arising therefrom (excluding any action or proceeding where the Indemnitee is not a party to such action or proceeding out of which any such expenses arise unless such Indemnitee is required to participate or respond in connection with such action or proceeding (e.g., by way of deposition, discovery requests, testimony, subpoena or similar reason)). The Obligations shall not be considered to have been paid in full unless all obligations of the Borrower under this Section 10.04(b) shall have been fully performed (except for contingent indemnification obligations for which no claim has actually been made pursuant to this Agreement). This Section 10.04(b) shall survive repayment in full of the Obligations and, as to any Borrowing Base Property, the release of that Borrowing Base Property as Collateral in accordance with Section 2.16 or Section 10.01(a)(ix) , and in addition, shall survive the assignment, sale or other transfer of the Administrative Agent's or any Lender's interest hereunder.

          (c)    Reimbursement by Lenders.    To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Affiliate of any of the foregoing, or to the extent that any Guarantor for any reason fails to indefeasibly pay any amount required to be paid by such Guarantor to the Agent pursuant to Section 15 of each Guaranty, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Affiliate, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Affiliate of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.12(d).

          (d)    Waiver of Consequential Damages, Etc.    To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

          (e)    Payments.    All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

          (f)    Survival.    The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05    Payments Set Aside.    To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06    Successors and Assigns.

          (a)    Successors and Assigns Generally.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of clause (b) of this Section, (ii) by way of participation in accordance with the provisions of clause (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b)    Assignments by Lenders.    Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this clause (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

            (i)    Minimum Amounts.

              (A)  in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

              (B)  in any case not described in clause (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld, delayed or conditioned); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

            (ii)    Proportionate Amounts.    Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender's rights and obligations in respect of Swing Line Loans;

            (iii)    Required Consents.    No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section and, in addition:

              (A)  the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

              (B)  the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

              (C)  the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

              (D)  the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

            (iv)    Assignment and Assumption.    The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

            (v)    No Assignment to Borrower.    No such assignment shall be made to the Borrower or any of the Borrower's Affiliates or Subsidiaries.

            (vi)    No Assignment to Natural Persons.    No such assignment shall be made to a natural person.

  Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender, provided that the original Note or Notes in favor of the assigning Lender shall have been delivered to the Borrower, marked "cancelled," or that the assigning Lender shall have executed a commercially reasonable lost note affidavit and indemnity to the Borrower. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section.

          (c)    Register.    The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent's Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (d)    Participations.    Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender's participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

          Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to clause (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

          (e)    Limitations upon Participant Rights.    A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

          (f)    Certain Pledges.    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

          (g)    Electronic Execution of Assignments.    The words "execution," "signed," "signature," and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

          (h)    Resignation as L/C Issuer or Swing Line Lender after Assignment.    Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to clause (b) above and complies with the provisions of Section 9.06 with respect to the appointment of a successor Administrative Agent to act as L/C Issuer and Swing Line Lender, Bank of America may, (i) upon 30 days' notice to the Lenders and the Borrower, resign as L/C Issuer and/or (ii) upon 30 days' notice to the Lenders and the Borrower, resign as Swing Line Lender. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender in accordance with Section 9.06, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07    Treatment of Certain Information; Confidentiality.    Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

        For purposes of this Section, "Information" means all non-public information received from the Borrower, the REIT, the Operating Partnership, or any of their respective Subsidiaries or Affiliates relating to the Borrower, the REIT, the Operating Partnership or any of their respective Affiliates or Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary (and not known to have been disclosed in violation of any confidentiality obligation). Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

        Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Applicable Law, including Federal and state securities laws.

10.08    Right of Setoff.    If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09    Interest Rate Limitation.    Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the "Maximum Rate"). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10    Counterparts; Integration; Effectiveness.    This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11    Brokers.    The Borrower hereby represents to the Administrative Agent and each Lender that it has not dealt with any broker, underwriter, placement agent, or finder in connection with the transactions contemplated by this Agreement, except for Eastdil Secured. The Borrower hereby agrees that it shall pay any and all brokerage commissions or finders fees owing to Eastdil Secured in connection with the transactions contemplated by this Agreement and agrees and acknowledges that payment of all such brokerage commissions or finders fees shall be the Borrower's sole responsibility. The Borrower hereby agrees to protect and indemnify and hold the Administrative Agent and each Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by Eastdil Secured and any Person that such Person acted on behalf of the Borrower in connection with the transactions contemplated by this Agreement.

10.12    Survival of Representations and Warranties.    All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.13    Severability.    If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.14    Replacement of Lenders.    If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto (including pursuant to Section 3.06), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06 (such consents not to be unreasonably withheld, conditioned or delayed), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender (without any further consent required), if a Lender accepts such assignment), provided that:

          (a)   the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

          (b)   such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

          (c)   in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

          (d)   such assignment does not conflict with Applicable Laws.

        A Lender shall not be required to make any such assignment or delegation if, within ten (10) Business Days after Borrower's request to replace such Lender, as a result of an unconditional waiver by such Lender or otherwise pursuant to arrangements reasonably satisfactory to the Borrower, the circumstances entitling the Borrower to require such assignment and delegation cease to apply; provided, however, the provisions of this paragraph shall not apply to any Lender who reasserts rights that have been previously waived or asserts a similar right to compensation in the future.

10.15    Governing Law; Jurisdiction; Etc.

          (a)    GOVERNING LAW.    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA.

          (b)    SUBMISSION TO JURISDICTION.    THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA SITTING IN LOS ANGELES COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE CENTRAL DISTRICT OF CALIFORNIA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH CALIFORNIA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

          (c)    WAIVER OF VENUE.    THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

          (d)    SERVICE OF PROCESS.    EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.16    Waiver of Jury Trial; Judicial Reference.

          (a)   EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

          (b)   IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE "COURT") BY OR AGAINST ANY PARTY IN CONNECTION WITH ANY CONTROVERSY, DISPUTE OR CLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) (EACH, A "CLAIM") AND THE WAIVER SET FORTH IN THE PRECEDING PARAGRAPH IS NOT ENFORCEABLE IN SUCH ACTION OR PROCEEDING, THE PARTIES HERETO AGREE AS FOLLOWS:

            (1)   WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN CLAUSE 2 BELOW, ANY CLAIM WILL BE RESOLVED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1.

            (2)   THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A REFERENCE PROCEEDING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (B) EXERCISE OF SELF-HELP REMEDIES (INCLUDING SET-OFF), (C) APPOINTMENT OF A RECEIVER AND (D) TEMPORARY, PROVISIONAL OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS OR PRELIMINARY INJUNCTIONS). THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A)—(D) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT.

            (3)   UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE. IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN TEN DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY MAY REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B). A REQUEST FOR APPOINTMENT OF A REFEREE MAY BE HEARD ON AN EX PARTE OR EXPEDITED BASIS, AND THE PARTIES AGREE THAT IRREPARABLE HARM WOULD RESULT IF EX PARTE RELIEF IS NOT GRANTED.

            (4)   ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS, A COURT REPORTER WILL BE USED AND THE REFEREE WILL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT. THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY COSTS OF THE COURT REPORTER, PROVIDED THAT SUCH COSTS, ALONG WITH THE REFEREE'S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.

            (5)   THE REFEREE SHALL APPLY THE RULES OF DISCOVERY AND EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA TO THE REFERENCE PROCEEDING AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH APPLICABLE LAW. THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT. THE REFEREE

    SHALL REPORT HIS DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW.

10.17    No Advisory or Fiduciary Responsibility.    In connection with all aspects of each transaction contemplated hereby, the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates' understanding, that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm's-length commercial transaction between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, and the Borrower and each other Loan Party is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and the Arranger, and each other Lead Arranger each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower, any other Loan Party or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor the Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or the Arranger has advised or is currently advising the Borrower, any other Loan Party or any of their respective Affiliates on other matters) and neither the Administrative Agent nor the Arranger has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Borrower and the other Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty with respect to the transactions contemplated by the Loan Documents.

10.18    USA PATRIOT Act Notice.    Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

10.19    Time of the Essence.    Time is of the essence of the Loan Documents.

10.20    Limitation Of Liability.

          (a)   During any period of time that the Borrower owns no Borrowing Base Properties, the Borrower shall be personally liable for amounts due under the Loan Documents. Notwithstanding the foregoing, no past, present or future partner or member in or manager of the Borrower, nor any owner of any direct or indirect Equity Interests in the Borrower, shall be personally liable for payments due hereunder or under any other Loan Document or for the performance of any obligation of the Borrower hereunder or thereunder, or breach of any representation or warranty made by the Borrower hereunder or thereunder.

          (b)   During any period of time that the Borrowing owns a Borrowing Base Property that is subject to a Lien in favor of the Administrative Agent pursuant to the Collateral Documents:

              (i)  The Administrative Agent, the Lenders, the Swing Line Lender and the L/C Issuer agree that, for repayment of the Loans and the payment and performance of the other Obligations or any claim based therein or otherwise in respect thereof, the Administrative Agent, the Lenders, the Swing Line Lender and the L/C Issuer shall look solely to the Collateral pledged under the Collateral Documents, and no other property or assets of the Borrower or of the Borrower's direct or indirect constituent partners, members or shareholders, or of the past, present or future partners, members, managers, directors, officers, agents or employees of the Borrower or of any such constituent partners, members or shareholders (collectively the "Exculpated Parties") shall be subject to levy, execution or other enforcement procedure for the satisfaction of remedies of the Administrative Agent, the Lenders, the Swing Line Lender or the L/C Issuer, or for the payment or performance of any Obligations or for any claim based thereon or in respect thereof, nor shall any claim be brought against the Exculpated Parties; provided, however, that notwithstanding the foregoing provisions of this clause (i), the Borrower acknowledges that the Borrower shall be personally (and on a full recourse basis) liable for and shall protect, indemnify and defend the Administrative Agent, the Lenders, the Swing Line Lender and the L/C Issuer from and against, and shall hold the Administrative Agent, the Lenders, the Swing Line Lender and the L/C Issuer harmless of, from and against (on a full recourse basis) any deficiency, liability, loss, damage, costs, and expenses (including legal fees and disbursements) suffered by the Administrative Agent, any Lender, the Swing Line Lender or the L/C Issuer and caused by, or related to or as a result of any of the following: (i) the commission of a criminal act by or on behalf of the Borrower; (ii) fraud, intentional misrepresentation or intentionally inaccurate certification made at any time in connection with the Loan Documents or the Loans by or on behalf of the Borrower; (iii) intentional misapplication or misappropriation of cash flow or other revenue derived from or in respect of the Borrowing Base Properties of the Borrower, including security deposits, Insurance Proceeds, Condemnation Awards, or any rental, sales or other income derived directly or indirectly from such Borrowing Base Properties, in violation of the Loan Documents by or on behalf of the Borrower; (iv) intentional or bad faith commission of waste to or of the Borrowing Base Properties of the Borrower or any portion thereof by or on behalf of the Borrower; and/or (v) any violation of Section 6.17 by the Borrower or resulting from a failure of the Borrower to perform under any Environmental Indemnity Agreement to which the Borrower is a party

             (ii)  Notwithstanding anything to the contrary contained in clause (i) above or in any other Loan Document, the Borrower shall be liable (on a full recourse basis) for the full amount of the Obligations if any obligation of the Borrower under any Loan Document, or any obligation of any Guarantor under any Guarantor Document, or any Lien on the Collateral securing such obligations of the Borrower or any Guarantor, is void as a fraudulent conveyance, fraudulent transfer, preferential transfer or the like under Applicable Law (including the California Uniform Fraudulent Transfer Act or Section 544, 547 or 548 of the United States Bankruptcy Code), and, in addition, the Borrower hereby absolutely, unconditionally and irrevocably assumes liability for, hereby guarantees payment to the Administrative Agent (on behalf of and for the benefit of the Lenders (including the Swing Line Lender) and the L/C Issuer), and agrees to pay, protect, indemnify, defend and save the

    Administrative Agent, the Lenders and the L/C Issuer harmless from and against (on a full recourse basis), any and all liabilities, obligations, losses, damages, costs and expenses (including, without limitation, reasonable attorney's fees and expenses) causes of action, suits, claims, demands and judgments of any nature or description whatsoever (collectively, "Losses") (including any such Losses resulting from any stay preventing or delaying the exercise of remedies by the Administrative Agent, any Lender or the L/C Issuer in connection with any proceeding seeking to declare the obligations described above void as a fraudulent conveyance, fraudulent transfer, preferential transfer or the like under Applicable Law (including the California Uniform Fraudulent Transfer Act or Section 544, 547 or 548 of the United States Bankruptcy Code)) which may at any time be imposed upon, incurred by or awarded against the Administrative Agent, any Lender or the L/C Issuer and caused by, or related to or resulting from any allegation or filing of any action, claim or motion by any Person alleging that any obligations of the Borrower under any Loan Document, or any obligations of any Guarantor under any Guarantor Document, or any Lien on the Collateral securing such obligations of the Borrower or any Guarantor, is void as a fraudulent conveyance, fraudulent transfer, preferential transfer or the like under Applicable Law (including the California Uniform Fraudulent Transfer Act or Section 544, 547 or 548 of the United States Bankruptcy Code).

            (iii)  Notwithstanding the foregoing clauses (i) and (ii), no past, present or future partner or member in, or manager of, the Borrower, nor any owner of any direct or indirect Equity Interests in the Borrower, shall be personally liable for payments due hereunder or under any of the other Loan Documents or for the performance of any obligation of the Borrower hereunder or thereunder, or breach of any representation or warranty made by the Borrower hereunder or thereunder.

          (c)   Nothing contained in this Section 10.20 shall impair the validity of the indebtedness, obligations or Liens arising under the Loan Documents. Notwithstanding anything to the contrary contained herein, the Administrative Agent may pursue any power of sale, bring any foreclosure action, any action for specific performance, or any other appropriate action or proceedings against Borrower or any other Person for the purpose of enabling the Administrative Agent and the Lenders to realize upon the collateral for the Loans (including, without limitation, any Rents and Net Proceeds to the extent provided for in the Loan Documents) or to obtain the appointment of a receiver.

          (d)   Notwithstanding anything to the contrary contained herein, the Credit Facility Guarantors and the Operating Partnership shall have personal liability on the terms contained in their respective Guaranty (to the extent provided therein).

10.21    Cooperation with Syndication.    The Borrower acknowledges that the Arranger intends to syndicate a portion of the Commitments to one or more Lenders (the "Syndication") and in connection therewith, the Borrower will take all actions as the Arranger may reasonably request to assist the Arranger in its Syndication effort. Without limiting the generality of the foregoing, the Borrower shall, and shall cause each Credit Facility Guarantor at the request of the Arranger (a) facilitate the review of the Loan and the Borrowing Base Properties by any prospective Lender; (b) assist the Arranger and otherwise cooperate with the Arranger in the preparation of information offering materials (which assistance may include reviewing and commenting on drafts of such information materials and drafting portions thereof); (c) deliver updated information on the Borrower, the other Loan Parties, the REIT, the Operating Partnership and the Borrowing Base Properties that is reasonably requested; (d) make representatives of any Loan Party available to meet with prospective Lenders at tours of the Borrowing Base Properties and bank meetings; (e) facilitate direct contact between the senior management and advisors of the Loan Parties, the Operating Partnership, the REIT and any prospective Lender; and (f) provide the Arranger with all information reasonably deemed necessary by it to complete the

Syndication successfully. The Borrower agrees to take or cause to be taken such further action, in connection with documents and amendments to the Loan Documents, as may reasonably be required to effect such Syndication. The Borrower shall not be responsible for any costs or expenses incurred by the Administrative Agent, the Arranger, any Lender or any other Person in connection with such Syndication, other than Arranger's attorneys' fees incurred through the Closing Date.

10.22    Entire Agreement.    THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.23    Contribution Agreement and Reimbursement Agreement.    The Administrative Agent, the L/C Issuer, the Swing Line Lender and the Lenders acknowledge and agree that (i) the Reimbursement Agreement and the Contribution Agreement are not Loan Documents and are not Collateral, (ii) the Reimbursement Agreement and the Contribution Agreement have not been assigned to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any of the Lenders and the Administrative Agent, the L/C Issuer, the Swing Line Lender and the Lenders have no Lien on, or other right, title or interest in, the Reimbursement Agreement or the Contribution Agreement, or in the rights of any Person thereunder, (iii) the Reimbursement Agreement and Contribution Agreement have been entered into solely for the benefit of the parties thereto, and neither the Administrative Agent, nor the L/C Issuer, the Swing Line Lender or any of the Lenders is a third party beneficiary of the Reimbursement Agreement or the Contribution Agreement, or shall have any right to enforce the Reimbursement Agreement or the Contribution Agreement or the rights or claims of any party thereunder, (iv) neither the Administrative Agent, nor the L/C Issuer, the Swing Line Lender or any of the Lenders shall have any direct or indirect cause of action or claim in connection with the Reimbursement Agreement or the Contribution Agreement, and (v) neither the Administrative Agent, nor the L/C Issuer, the Swing Line Lender or any of the Lenders shall seek to foreclose on, or attach, levy or execute on, the Reimbursement Agreement or the Contribution Agreement, or the rights or claims of any party thereunder, in any foreclosure or other proceeding or to satisfy any judgment against any of the Loan Parties.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

DOUGLAS EMMETT 2006, LLC, a Delaware limited liability company
By:	Douglas Emmett Management, Inc., a Delaware corporation,, its Manager
By:

Name:	William Kamer
Title:	Chief Financial Officer

BANK OF AMERICA, N.A., as Administrative Agent
By:

Name:

Title:

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender
By:

Name:

Title:

[OTHER LENDERS]

CONSENT OF OP GUARANTOR

        Douglas Emmett Properties LP, a Delaware limited partnership, as the "Guarantor" of the "OP Guaranty" under the foregoing Credit Agreement, consents to the foregoing Credit Agreement, makes the representations set forth in Article V that apply to such OP Guarantor, and agrees to be bound by the covenants of Section 2.13 Articles VI, VII and X that apply to such OP Guarantor and reaffirms its obligations under its OP Guaranty, dated as of the date of the Credit Agreement. The provisions of this Consent of OP Guarantor are subject to the provisions of Section 10.20 of the Credit Agreement.

        Dated as of                              , 2006.

DOUGLAS EMMETT PROPERTIES, LP. a Delaware limited partnership
By:	Douglas Emmett Management, Inc., a Delaware corporation, its general partner
By:

Name:	William Kamer
Title:	Chief Financial Officer

CONSENT OF CREDIT FACILITY GUARANTORS

        Each of the undersigned, as "Credit Facility Guarantors" under the foregoing Credit Agreement, consents to the foregoing Credit Agreement, makes the representations set forth in Article V that apply to such Credit Facility Guarantor, and agrees to be bound by the covenants of Section 2.13, Articles VI, VII and X that apply to such Credit Facility Guarantor and reaffirms its obligations under its Credit Facility Guaranty, dated as of the date of the Credit Agreement. The provisions of this Consent of Credit Facility Guarantors are subject to the provisions of Section 10.20 of the Credit Agreement and Section 30 of the Credit Facility Guaranty.

        Dated as of                              , 2006.

[The signature pages follow.]

DOUGLAS EMMETT 1993, LLC, a Delaware limited liability company		DOUGLAS EMMETT 1995, LLC, a Delaware limited liability company
By:	Douglas Emmett Management, Inc., a Delaware corporation, its Manager	By:	Douglas Emmett Management, Inc., a Delaware corporation, its Manager
By:			By:

Name:	William Kamer		Name:	William Kamer
Title:	Chief Financial Officer		Title:	Chief Financial Officer
DOUGLAS EMMETT 1996, LLC, a Delaware limited liability company		DOUGLAS EMMETT REALTY FUND 1997, a California Limited Partnership
By:	Douglas Emmett Management, Inc., a Delaware corporation,, its Manager	By:	Douglas Emmett Management, LLC., a Delaware limited liability company, its General Partner,
By:			By:	Douglas Emmett Management,
Inc., a Delaware corporation,
Name:	William Kamer			its Manager
Title:	Chief Financial Officer
By:
			Name:	William Kamer
			Title:	Chief Financial Officer
DOUGLAS EMMETT 1998, LLC, a Delaware limited liability company		DOUGLAS EMMETT 2000, LLC, a Delaware limited liability company
By:	Douglas Emmett Management, Inc., a Delaware corporation, its Manager	By:	Douglas Emmett Management, Inc., a Delaware corporation, its Manager
By:			By:

Name:	William Kamer		Name:	William Kamer
Title:	Chief Financial Officer		Title:	Chief Financial Officer

QuickLinks

  EXHIBIT 10.51
TABLE OF CONTENTS
CREDIT AGREEMENT
CONSENT OF OP GUARANTOR
CONSENT OF CREDIT FACILITY GUARANTORS